Exhibit 10.3

LEASE AGREEMENT
(COMMERCIAL SINGLE-TENANT NET LEASE)

EXELIXIS, INC.,
A DELAWARE CORPORATION

LEASE AGREEMENT
(COMMERCIAL SINGLE-TENANT NET LEASE)

BASIC LEASE INFORMATION

Defined Term or Terminology	Definition or Description
Execution Date:	October 25, 2019
Landlord:	Ernst Development Partners, Inc., a California corporation
Tenant:	Exelixis, Inc., a Delaware corporation
Premises:
The Building and the Tenant Exclusive Outdoor Areas. The Premises are generally depicted on Exhibit A. At the request of either party, Landlord and Tenant shall execute an amendment to this Lease to modify Exhibit A to be consistent with the Construction Document Packages

Building:	The building to be constructed on the Land in accordance with the Work Letter (as defined in Section 1(b))
Land:
Portions of APNs 74-1359-15-2, 74-1359-9, and 74-1359-18-1 (commonly referred to as 1951 and 2001 Harbor Bay Parkway) in Alameda, California, to be acquired by Landlord pursuant to that certain Purchase and Sale Agreement dated June 12, 2019 between Peet’s Coffee Inc. and Landlord, as amended from time to time (the “Land Purchase Agreement”). The Land is approximately 5.13 acres. The Land is depicted on Exhibit A attached hereto.

Tenant Exclusive Outdoor Areas:
Certain exterior areas located outside of the Building as generally depicted in Exhibit A, as may be adjusted by Landlord and Tenant, from time to time; provided, however, upon the approval of the Construction Document Packages, the Tenant Exclusive Outdoor Areas shown on Exhibit A will be automatically amended to reflect the Tenant Exclusive Outdoor Areas identified in the Construction Document Packages.

Project:	The Premises and Land collectively
Rentable Area of Building:
Approximately 220,000 square feet. The parties shall determine the Rentable Area of the Building (i.e., the rentable square footage) calculated pursuant to the BOMA Standard set forth in Section 4.1(a) of the Work Letter.

Term Commencement:
The date of Substantial Completion of the Improvements and delivery of the Premises to Tenant in the required condition, which date shall be automatically adjusted for Tenant Delay as provided in the Work Letter (“Substantial Completion,” “Improvements” and “Tenant Delay” are each defined in the Work Letter).

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Estimated Date of Substantial Completion:
October 25, 2021, which date is shown as the “Estimated Date of Substantial Completion” in the Progress Schedule (as defined in the Work Letter), and which date shall be automatically extended for Excusable Delays as permitted in the Work Letter and for other adjustments to the Progress Schedule permitted in Section 1.4 of the Work Letter.

Base Rent Commencement:	Sixty (60) days after Term Commencement
Term Expiration:
242 months after the Term Commencement, provided that if such date is not the last day of a calendar month, then the Term Expiration shall be the last day of the calendar month in which such date occurs.

Base Rent:
Initial Base Rent (per month), as defined in and calculated in accordance with Section 3(a)(ii), provided that Base Rent shall increase by 3% each year on each anniversary of the Term Commencement.
A proforma (preliminary) Base Rent schedule is attached as Exhibit D-2 solely for the purpose of demonstrating how the actual, final Base Rent will be determined in accordance with Exhibit D-1 and Exhibit D-2.

Use:
Office, research and development, manufacturing, and other legally permitted uses, subject to the limitations in this Lease; provided, however, with respect to the Tenant Exclusive Outdoor Areas, the Tenant's use shall be restricted to (i) uses that are ancillary to general office use (e.g., outdoor meeting space and break areas) and (ii) the installation, operation and maintenance of the Building Equipment as provided in Section 9.

Security Deposit amount or Letter of Credit amount:	An amount equal to Initial Base Rent, as defined in and calculated in accordance with Section 3(a)(ii); provided, until the amount of the Initial Base Rent is established, it shall be $726,000.00.
Tenant’s Address for Notices:	1851 Harbor Bay Parkway Alameda, CA 94502 Attn: General Counsel

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Landlord’s Address for Notices and Payment of Rent:
c/o srmErnst Development Partners
2220 Livingston Street, Suite 208
Oakland, CA 94606
Attn: Joseph Ernst

With a copy to:

c/o Hillwood
3000 Turtle Creek Boulevard
Dallas, Texas 75219
Attn: Chris Brown, Senior Vice President

With a copy to:

Waterfront & BTS Harbor Bay Project, LLC
c/o Hillwood
3000 Turtle Creek Boulevard
Dallas, Texas 75219
Attn:  Thomas D. Williams
Phone: XXX-XXX-XXXX
Email: XXX@XXX

With a copy to:

FISHMAN I JACKSON I RONQUILLO
13155 Noel Road, Suite 700, L.B. 13
Dallas, Texas 75240
Attn: Clay B. Pulliam
Phone: XXX-XXX-XXXX
Email: XXX@XXX

Broker(s):	None

In the event of any conflict between any Basic Lease Information and the Lease, the Basic Lease Information shall control.

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TABLE OF CONTENTS
1.Premises.    1
2.Term.    1
3.Rent.    4
4.Operating Expenses.    6
5.Other Taxes    12
6.Use.    12
7.Services and Utilities.    15
8.Maintenance, Repairs and Alterations.    16
9.Tenant’s Alterations    17
10.Insurance and Indemnity.     19
11.Damage or Destruction.    21
12.Eminent Domain    22
13.Assignment and Subletting.    22
14.Default by Tenant.    25
15.Landlord’s Right to Cure Events of Default    27
16.Default by Landlord    28
17.Intentionally Omitted.    30
18.Estoppel Certificate and Financial Statements.    30
19.Subordination; Amendment for Lender.    30
20.Attorneys’ Fees    31
21.Notices    31
22.Signage    31
23.Security Deposit    32
24.Letter of Credit    32
25.Right of First Offer.    34
26.General Provisions.    35

Exhibit A – Diagram of Premises
Exhibit B – Initial Improvements Work Letter
Exhibit C – Verification Memorandum
Exhibit D-1 – Base Rent Determination
Exhibit D-2 – Proforma Base Rent Schedule
Exhibit E-1 – Title Report
Exhibit E-2 – Specific Permitted Exceptions
Exhibit E-3 – Form of Restrictive Covenant
Exhibit F – Rules and Regulations
Exhibit G – Form of Environmental Questionnaire
Exhibit H – List of Environmental Documents
Exhibit I – Tenant’s Property
Exhibit J – Amortization Schedule

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LEASE AGREEMENT
(COMMERCIAL SINGLE-TENANT NET LEASE)
THIS LEASE AGREEMENT is made and entered into as of the Execution Date by and between ERNST DEVELOPMENT PARTNERS, INC., a California corporation (“Landlord”), and EXELIXIS, INC., a Delaware corporation (“Tenant”).
WITNESSETH
1.    Premises.
a.     Premises. Subject to the terms and conditions of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord for the term of this Lease and at the rental and upon the conditions set forth below, the Premises, as described in the Basic Lease Information. Subject to the terms and conditions of this Lease and to the Title Exceptions, Tenant shall have the non-exclusive right to use the Land.
b.     “As-Is” Condition. Subject to Substantial Completion of the Improvements and delivery of the Premises to Tenant in the required condition in accordance with the Initial Improvements Work Letter attached hereto as Exhibit B (the “Work Letter”), and subject to the express covenants, representations and warranties of Landlord contained herein, Tenant shall accept the Premises and the balance of the Project in its “as is” condition as of the date of delivery by Landlord. Notwithstanding the foregoing, Tenant’s acceptance of the Premises and the balance of the Project shall not be deemed a waiver of Landlord's obligations with respect to the repairs of such defects, as expressly set forth herein.
c.    Surrender Condition. At the expiration or earlier termination of the Lease, Tenant shall surrender possession of the Premises in the same condition and repair existing on Term Commencement (but including the completion of any punchlist items with respect to the Improvements in accordance with the Work Letter), only excepting ordinary wear and tear, damage by casualty (except for any damage the repairs for which Tenant is responsible under this Lease) and condemnation, Hazardous Materials (other than those used, generated, stored, released or emitted by Tenant’s Parties or their contractors, invitees, or other guests), and repairs that Tenant is not responsible for under this Lease, and with all Alterations (as defined below), except as set forth in the immediately succeeding sentence. Notwithstanding the preceding sentence, except Alterations that constitute Tenant Improvements (other than laboratory improvements) and Alterations that constitute general office improvements, Tenant shall be obligated to remove upon the surrender of the Premises: (i) all Permitted Alterations and all other Alterations made without Landlord’s consent, (ii) Tenant Improvements (that are laboratory improvements) that Landlord has required Tenant to remove as a condition to Landlord’s granting consent or approval to such Alterations, and (iii) Alterations (including Tenant's Work) that Landlord has required Tenant to remove as a condition to Landlord’s granting consent or approval to such Alterations. Upon surrender of the Premises, Tenant shall have obtained from all appropriate regulatory authorities (including any applicable fire department or regional water quality control board) all permits, approvals and clearances required by Law (as defined below) for the decommissioning or other closure of the Premises for Tenant’s uses. If any Hazardous Materials (as defined below) have been used, generated, stored, released, or emitted at the Project in violation of applicable Laws by Tenant’s Parties, Tenant shall have obtained a “no further action letter” or the equivalent from applicable regulatory authorities having jurisdiction over the Premises.
2.    Term.
a.     Initial Term. The term of this Lease (sometimes referred to herein as the “Term”) shall commence on the Term Commencement as specified in the Basic Lease Information and, unless sooner terminated as hereinafter provided, shall end on the Term Expiration as specified in the Basic Lease Information. If Landlord permits Tenant to occupy the Premises prior to the date of Term Commencement, such occupancy shall be subject to all the terms of this Lease other than the obligation to pay Rent. If Term Commencement has not occurred on or prior to the Estimated Date of Substantial Completion as set forth in the Basic Lease Information, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, except as expressly provided in this Section 2(a). If Term Commencement has not occurred within forty-five (45) days after the Estimated Date of Substantial Completion (as the same may be extended as set forth in the Basic Lease Information), then Landlord shall credit against the first amounts of Base Rent otherwise becoming due an amount equal to one (1) day of Base Rent for each day that Term Commencement is delayed beyond such 45th day after the Estimated Date of Substantial Completion (as the same may be extended as set forth herein). If Term Commencement has not occurred by the date that is one year after the Estimated Date of Substantial Completion (as the same may be extended as set forth in the Basic Lease Information) (such date, the “Outside Completion Date”), Tenant, at its option, may either (i) terminate this Lease by written notice to Landlord given before Term Commencement or (ii) waive its right to terminate this Lease and pursue specific performance. Landlord and Tenant agree that the rent credit, the termination right and the right to seek specific performance provided in this Section 2(a) are Tenant’s sole remedies for late delivery, and the rent credit is intended to compensate Tenant based on Landlord and Tenant's best estimate of the damages, including any lost business opportunity that Tenant will incur as a result of Landlord's failure to deliver the Premises timely, and such amount is not to be deemed a penalty. The dates of the Term Commencement and Term Expiration shall be confirmed in a Verification Memorandum (the “Verification Memorandum”) in the form of Exhibit C executed by Landlord and Tenant promptly following delivery of possession. Notwithstanding anything in this Lease to the contrary, if a Tenant Delay (as defined in the Work Letter) occurs, then Term Commencement shall be deemed to be the date that Substantial Completion of the Improvements (as defined in the Work Letter) would have occurred and the Premises would have been delivered to Tenant in the required condition but for the Tenant Delay. Such date will be reasonably determined by Landlord in consultation with the Architect and the General Contractor. For the sake of clarity, the parties acknowledge that the Estimated Date of Substantial Completion, as referenced in this Section, shall be adjusted for certain Excusable Delays in accordance with the Basic Lease Information.
b.    Early Termination Right. Provided that Exelixis, Inc. has not assigned this Lease other than to a Permitted Transferee (it being intended that all rights pursuant to this provision are and shall be personal to the original Tenant under this Lease and shall not be transferable or exercisable for the benefit of any Transferee other than a Permitted Transferee), and provided that an Event of Default hereunder is not continuing at the time of exercise, Tenant shall have the one-time right to elect to have the Term expire on a date stated in Tenant’s written notice to Landlord as provided below (but in no event prior to the end of the one hundred eightieth (180th) month after the Term Commencement) (the “Termination Date”) instead of the Term Expiration specified in the Basic Lease Information, by giving written notice to Landlord of the exercise of such termination option at least twelve (12) months prior to the end of the one hundred eightieth (180th) month after the Term Commencement and paying to Landlord, not later than six (6) months prior to the Termination Date, the amount of the unamortized portion (as of the Termination Date) of the Allowance and, if applicable, the Landlord’s Excess Development Costs (such amortization to be calculated as a monthly amortization at 8% per annum in accordance with the amortization schedule attached hereto as Exhibit J) as consideration for the early termination of the Lease. Tenant shall have such option to terminate only if such option is exercised precisely in the manner provided herein (the "Termination Payment"). Upon timely and proper exercise of such option and the timely payment of the Termination Payment, the Term shall expire on the Termination Date, with the same force and effect as if the Lease were amended to provide for the Term to expire on the Termination Date instead of the Term Expiration specified on the Basic Lease Information. If Tenant has not delivered written notice to Landlord of the exercise of such termination option at least twelve (12) months prior to the end of the one hundred eightieth (180th) month after the Term Commencement or timely delivered the Termination Payment to Landlord, then the right to terminate this Lease pursuant to this Section 2(b) shall be null and void. Notwithstanding any of the foregoing, if an Event of Default exists on the Termination Date, then, at Landlord’s sole option, the Lease will not terminate but will remain in full force and effect until such Event of Default is cured, subject to Landlord’s rights and remedies with respect to such (and any other) Event of Default. Promptly upon the request of either party, the other party will confirm that the Event of Default has been cured and the Lease has been terminated. If an Event of Default exists on the Termination Date and Landlord does not elect to terminate this Lease pursuant to Section 14(b), Tenant shall retain its rights and obligations under this lease, including the payment of Rent, provided that the Termination Payment shall be applied against the components of the Base Rent consisting of the unamortized portion of the Allowance and Landlord’s Excess Development Costs that are included in monthly Base Rent after the scheduled Termination Date and until this Lease is terminated pursuant to the terms set forth above following Tenant's cure of the Event of Default.

c.    Option to Extend.
(i)    Tenant shall have two options (each an “Option”) to extend the Term of the Lease for consecutive and successive periods of five (5) years (the “Option Period”) each, subject to the following conditions: (i) at the time an Option is exercised and as of the commencement of an Option Period, this Lease shall be in full force and effect and no Event of Default then exists; (ii) an Option must be exercised by notice given to Landlord not later than nine (9) months prior to the then-scheduled expiration of the Term, which notice shall be irrevocable regardless of the fact that Base Rent for the Option Period has not yet been finally determined; and (iii) Tenant shall not have assigned the Lease or sublet substantially all of the Premises for substantially the remainder of the Term other than in a transaction that does not require Landlord’s consent.
(ii)    In the event an Option is timely and effectively exercised, the Term shall be extended for the Option Period upon all of the terms and conditions of the Lease; provided, however, that (1) the Base Rent during the first year of the Option Period shall be the then fair market rental value of the Premises and Base Rent during the Option Period shall increase by three percent (3%) as of each anniversary of the commencement of the Option Period; (2) upon the exercise by Tenant of the first Option, if at all, Tenant will have only one (1) remaining Option, and upon Tenant’s exercise of the second Option, if at all, Tenant will have no further remaining rights or options to extend the Term; (3) the Work Letter attached hereto and any allowances and other or inducements provided by Landlord in connection with the original Term (or any previous Option Period), will not apply with respect to the subject Option Period; and (4) Operating Expenses shall not include the amortization of any capital expenditures incurred by Landlord prior to the commencement of each Option Period.
(iii)    For the purposes hereof, the fair market rental value of the Premises for the applicable Option Period shall be the monthly rental rate per square foot of rentable area then prevailing for comparable space in the Oakland Metropolitan area (excluding downtown Oakland), multiplied by the Rentable Area of the Premises. Not later than eight (8) months prior to the commencement of the Option Period, Landlord shall give Tenant Landlord’s determination of fair market rental value that takes into account all of the factors required to be considered in the determination of fair market rental value in subsection (iv) below (the "FMRV Notice"). Tenant may dispute Landlord’s determination of fair rental value by notice to Landlord given within fifteen (15) days following the giving of Landlord’s determination, in which event the parties shall negotiate in good faith to resolve the dispute. If such dispute is not resolved by negotiation between the parties within thirty (30) days following delivery of Tenant’s notice of dispute of Landlord’s determination of fair market rental value, then fair market rental value shall be determined by appraisal under subsection (iv) below and from the commencement of the Option Period, Tenant shall pay Base Rent when due based upon the Base Rent in effect at the end of the initial Term, subject to retroactive adjustment between the parties if the determination by appraisal is different from the Base Rent in effect at the end of the initial Term. If Tenant does not timely dispute Landlord’s determination of the fair market rental, then Tenant will be deemed to have accepted the fair market rental value as set forth in the FMRV Notice.
(iv)    When fair market rental value is to be determined by appraisal, within fifteen (15) days after the expiration of the 30-day negotiation period, Landlord and Tenant shall each appoint as an appraiser, a real estate appraiser with at least fifteen (15) years of experience in appraising real property in the Alameda and Oakland area, and give written notice of such appointment to the other. If either Landlord or Tenant shall fail to appoint an appraiser within such 15-day period, then the single appraiser appointed shall be the sole appraiser and shall determine the fair market rental value of the Premises. In the event each party appoints an appraiser, such appraisers shall, within thirty (30) days after the appointment of the last of them to be appointed, complete their independent determinations of fair market rental value and furnish the same to Landlord and Tenant. In making the determination of fair market rental value of the Premises, such appraisers shall base such appraisal on the fair market base rent then being charged to non-renewing, non-equity tenants in comparable buildings in the Oakland Metropolitan area of comparable age, construction, capital improvements, size, location and quality for leases with terms equal to the Option Period and shall take into consideration the creditworthiness and financial strength of the tenant, any “base year” or “expense stop” provisions applicable to such value, and the value of market concessions. The determination of fair market rental value will account for the lack of concessions under this Lease as to the Option Period. The concessions to be considered in adjusting fair market rental value shall include (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account the value, if any, of the existing improvements in the subject space, such value to be based on the age, condition, design, quality of finishes and layout of the improvements, and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space. If any concessions are paid in cash, such as moving allowances or tenant improvement reimbursements, Tenant shall have the option of receiving the payment or concession in cash or receiving the benefit of the relevant concession through an adjustment to the net effective Base Rent that shall reflect the reasonable present value of the relevant concession. Notwithstanding the foregoing, the determination of fair market rental value of the Premises shall exclude the value of the Improvements (as defined in the Work Letter) and any Alterations to the extent paid for by Tenant. If the aggregate Base Rent over the Option Period under the lower appraisal varies from the higher appraisal by five percent (5%) or less of the total Base Rent payable over the Option Period under the lower appraisal, the fair market rental value shall be the average of the two valuations. The appraisal shall not provide for any interim increases in Base Rent during the Option Period. If the total Base Rent during the Option Period under the lower appraisal varies from the higher appraisal by more than five percent (5%), the two appraisers shall, within thirty (30) days after submission of the last appraisal report, appoint an independent third appraiser who shall be similarly qualified and such appraiser (i.e. the individual, in contrast to his or her employer) shall not have been previously employed by Landlord or Tenant. If the two appraisers shall be unable to agree on the selection of a third appraiser in a timely manner then either Landlord or Tenant may request such appointment by the presiding judge of the Superior Court of Alameda County. The third appraiser shall, within forty-five (45) days after appointment, select which of the two appraisals most closely represents the third appraiser’s determination of fair market rental value and submit that determination to Landlord and Tenant which shall be deemed the fair market rental value of the Premises. All fees and costs incurred in connection with the determination of fair market rental value by the third appraiser, if any, shall be paid one-half by Landlord and one-half by Tenant. Following the determination of the Base Rent during the Option Period, either by the process outlined above or by agreement, and prior to the commencement of the Option Period, Tenant and Landlord shall execute an amendment to this Lease extending the Term by the Option Period and establishing the Base Rent during the Option Period.
3.    Rent.
a.     Base Rent.
(i)    Base Rent Generally. Commencing on the Base Rent Commencement, Tenant shall pay to Landlord as rental the amount specified in the Basic Lease Information as the Base Rent. Base Rent shall be payable in advance on or before the first day of each successive calendar month during the term in which Base Rent is payable. Base Rent for any partial month hereunder will be prorated based on the actual number of days in the relevant period.
(ii)    Calculation of Initial Base Rent. As soon as practical after Landlord enters into all Contracts and procures all applicable permits for the construction of the Improvements, Landlord shall deliver notice to Tenant of Landlord’s calculation of Base Rent for the first month of the Term for which Base Rent is due in accordance with Exhibit D-1 attached hereto (the “Initial Base Rent”), together with reasonably-detailed documentation supporting such calculation. If Tenant disagrees with Landlord’s calculation, then, within ten (10) business days after delivery of Landlord’s notice, Tenant shall notify Landlord of its objections in reasonable detail and, thereafter, the parties shall use reasonable efforts to agree on the Initial Base Rent calculated in accordance with Exhibit D-1. If Tenant fails to notify Landlord of any objections within such 10-business day period, then Tenant shall be deemed to have approved Landlord’s calculation. As soon as practicable after the calculation of Initial Base Rent, the parties shall amend this Lease to insert a Base Rent schedule in the Base Lease Information; provided, however, Landlord’s failure to prepare or Tenant’s failure to execute such amendment shall not affect the validity of the determination of the Initial Base Rent or alter Tenant’s obligations with respect thereto.
(iii)    Adjustments to Base Rent due to Changes. Following agreement (or deemed agreement) by the parties with respect to the calculation of the Initial Base Rent pursuant to Section 3(a)(ii), Initial Base Rent shall not be adjusted (except as provided in subparagraph (iv) below) unless: (A) Total Development Costs (as defined in Exhibit D-1) increase or decrease as a result of Changes in the amount set forth in approved Changed Orders (as defined in the Work Letter) after the date that Initial Base Rent is determined in accordance with Section 3(a)(ii), (B) Total Development Costs increase as a result of Tenant Delays (as defined in the Work Letter) after the date that Initial Base Rent is determined in accordance with Section 3(a)(ii), or (C) as of the Base Rent Commencement, there is an actual, documented reduction in Total Development Costs resulting from cost savings in the construction of the Improvements. In such events, Landlord shall re-calculate Initial Base Rent in accordance with Exhibit D-1, provided that Initial Base Rent shall be adjusted only to the extent necessary to account for the changes to Total Development Costs due to circumstances described in clauses (A), (B), and (C) immediately above. Any change to Initial Base Rent pursuant to this subsection shall be documented by notice from Landlord to Tenant, together with reasonable documentation supporting such change, and shall be subject to the same review and objection process set forth in subsection (ii) above. For the sake of clarity, the parties agree that any reduction in Total Development Costs as described in clause (C) immediately above shall exclude reductions that have been reflected in an adjustment to the Initial Base Rent pursuant to clause (A) immediately above. Any adjustments to Base Rent pursuant to this subsection shall be reflected in the Base Rent schedule in the Verification Memorandum. As soon as practicable after the mutual execution and delivery of the Verification Memorandum, the parties shall amend this Lease to insert the revised Base Rent schedule in the Base Lease Information; provided, however, that Landlord’s failure to prepare or Tenant’s failure to execute such amendment shall not affect the validity of the subject adjustments or alter Tenant’s obligations with respect thereto.
(iv)    Other Equitable Adjustments. The parties acknowledge that Tenant may be obligated to make a payment of Base Rent prior to final adjustments to Initial Base Rent in accordance with Section 3(a)(iii). Tenant shall make any such payment in accordance with the Base Rent then-calculated by the parties, and any shortfall due to Landlord as a result of adjustments pursuant to Section 3(a)(iii) shall be paid to Landlord within thirty (30) days, and any refund due to Tenant as a result of adjustments pursuant to Section 3(a)(iii) shall be deducted by Tenant from Tenant’s next payment of Rent.
b.     Additional Rent. Tenant shall pay, as additional rent, all amounts of money required to be paid to Landlord by Tenant under this Lease (“Additional Rent”) in addition to Base Rent, whether or not the same is designated “additional rent.” Base Rent and Additional Rent are sometimes collectively referred to in this Lease as “Rent.” Additional Rent shall be payable on or before the first day of each month during the Term contemporaneously with Tenant's payment of Base Rent or, if such amount is not a periodic payment, then within thirty (30) days after Landlord's request or as otherwise required in this Lease.
c.     Late Charge. Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent and other amounts due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing, accounting and late charges which may be imposed on Landlord by the terms of any loan secured by the Building. Accordingly, if any Rent shall not be received by Landlord within five (5) days of the date due, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant and shall not be construed as a penalty. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted under this Lease.
d.     Default Rate. Any amount payable by Tenant to Landlord, if not paid by the fifth (5th) day after such amount was due, shall bear interest from the sixth (6th) day after such amount was due until paid at the “prime” rate as announced from time to time in the Wall Street Journal for short term commercial loans, plus three percent (3%) per annum or such lower rate as is the maximum rate permitted by law (“Default Rate”), provided that interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant to the extent such interest would cause the total interest to be in excess of that legally permitted. Payment of interest shall not excuse or cure any default or Event of Default under this Lease by Tenant. Notwithstanding the foregoing, before assessing a late charge or interest for the first time in any twelve (12) month period (but not if a late charge or interest has been assessed more than two (2) times during the immediately preceding three years), Landlord shall provide Tenant written notice of the delinquency, and shall waive such late charge and interest if Tenant pays such delinquency within five (5) days thereafter.
e.     Payment. All payments due from Tenant to Landlord under this Lease shall be made to Landlord without deduction or offset in lawful money of the United States of America by a check for currency or wire transfer at the address for payment set forth in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate by notice to Tenant.
f.    Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent, and not dependent. Except as otherwise set forth herein, Tenant shall not be entitled to any setoff of the Rent owing hereunder against Landlord if Landlord fails to perform its obligations set forth herein.
4.    Operating Expenses.
a.     Obligation. Commencing on Term Commencement, in addition to its obligations under Section 5 below, Tenant shall pay all of the Operating Expenses in accordance with this Section 4.
b.    Operating Expenses.
(i)    “Operating Expenses” shall mean all actual, reasonable, third party (except as expressly provided below with respect to Landlord's employees) expenses, costs and amounts of every kind and nature which Landlord pays or accrues after the Term Commencement because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may increase Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord, including insurance deductibles not to exceed commercially reasonable deductibles carried by owners of buildings in the Oakland Metropolitan Area that are comparable to the Building, subject to the terms of Section 4(c); (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) fees and other costs, including management and/or incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons to the extent engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project, including as relating to any business improvement district; (x) non-capital costs incurred in connection with the operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and non-capital re-roofing; (xii) amortization (including interest on the unamortized cost at a commercially reasonable annual interest rate determined by Landlord, not to exceed the prime rate plus 250 basis points), over the useful life of the item in question as Landlord shall reasonably determine in accordance with generally accepted accounting principles, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other capital costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to cause a net reduction in current or future Operating Expenses (collectively, “Cost-Saving Capital Items”), which Cost-Saving Capital Items will be included in Operating Expenses only to the extent of the anticipated savings resulting therefrom, or to enhance the safety or security of the Project or its occupants, (B) that are required to comply with conservation programs first enacted or imposed upon the Project after the Term Commencement, (C) that are required under any governmental law or regulation, except for expenditures to remedy a condition existing prior to the Term Commencement that was not in compliance with then-current applicable laws, statutes, ordinances or governmental rules or regulations or any orders pursuant thereto (collectively “Laws”) in their form existing as of the Term Commencement, or (D) which are replacements, maintenance, or modifications, except to the extent such work is to correct or remedy any construction defects in the Improvements discovered not later than the second anniversary of the Term Commencement (the costs described in clauses (A), (B), (C), and (D) being referred to collectively as “Permitted Capital Expenditures”); provided, however, that any Permitted Capital Expenditure shall be amortized (including interest at the rate set forth in subpart (xii) above on the amortized cost) over the useful life of the item in question, as reasonably determined by Landlord, in accordance with generally accepted accounting principles; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services, (xv) intentionally omitted, (xvi) Property Taxes (as defined below in this subsection), (xvii) wages and salaries of all employees of Landlord or its Affiliates, if any, to the extent engaged in the operation, repair, replacement, maintenance and security of the Project, including taxes, insurance and benefits relating thereto (except to the extent that the cost thereof exceeds the amount that Landlord would pay to a third party in an arms length transaction for similar services) and (xviii) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building or the Project the terms of which must be complied with by Tenant pursuant to Section 6, and reciprocal easement agreements affecting the property, any parking licenses, parking easements, and other parking agreements relating to use of parking off-site, and any agreements with transit agencies affecting the Project, in each case the terms of which Tenant must comply with pursuant to Section 6.
(ii)    “Property Taxes” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid directly by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof, and including estimated amounts based on pending but uncompleted reassessments of the Project, as reasonably determined by Landlord), which shall be paid or accrued because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof. Property Taxes shall include, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Property Taxes shall also include any governmental or private assessments or the Project contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Project or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Project, or any portion thereof; and (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Project. Any costs and expenses (including, without limitation, reasonable attorneys’ and consultants’

fees) incurred in attempting to protest, reduce or minimize Property Taxes shall be included in Property Taxes. If Property Taxes for any period during the Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay such increase to Landlord within thirty (30) days following Landlord’s request accompanied by reasonably detailed back-up documentation. Notwithstanding anything to the contrary contained in this Section, Property Taxes shall exclude (such exclusions, the “Excluded Taxes”) (A) all franchise taxes, gift taxes, transfer taxes (as distinct from reassessments of the Project resulting from any transfers), capital stock taxes, inheritance and succession taxes, estate taxes, occupational taxes, local, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (B) all penalties and interest on any Property Taxes as a result of Landlord’s failure to pay the same as and when payable (except to the extent caused by Tenant) and (C) all assessments in excess of the amount that would be payable if such assessments were paid over the longest permitted term. Notwithstanding the immediately preceding subparagraph (C), if (1) Landlord elects to pay any assessments that would constitute Excluded Taxes by virtue of Landlord's election to make such payment within a shorter period of time, Landlord shall have the right to include in future Taxes the amounts so paid as and when such payments could have been made over the longest permitted term and (2) the total amount of any payment of an assessment would be lower if paid in a shorter period of time and Landlord elects to make such payment within such shorter period of time, such payment shall not constitute an Excluded Tax.
c.     Exclusions from Operating Expenses. Notwithstanding anything to the contrary contained in this Lease, Operating Expenses, however characterized, shall not include and Tenant shall in no event have any obligation to perform or to pay directly, or to reimburse Landlord for, all or any portion of:
(i)    costs incurred in connection with the original construction, development or leasing of the Project, including legal fees, space planners’ fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees, and the costs to correct or remedy any construction defects in the Improvements discovered not later than the second anniversary of Term Commencement;
(ii)    except as set forth in items (xii) and (xiii) in Section 4(b)(i) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment, and any other costs which would be properly capitalized pursuant to generally accepted accounting principles, other than Permitted Capital Expenditures;
(iii)    costs for which the Landlord is actually reimbursed by insurance by its carrier or any tenant’s carrier or by another third party (provided Landlord shall use commercially reasonable efforts to obtain such reimbursement from any such third party with an obligation to provide such reimbursement);
(iv)    costs of all items and services for which Tenant reimburses Landlord (other than as reimbursements of Operating Expenses) or is required to and does pay to third parties pursuant to the terms of this Lease, including electric power and other utility costs for which Tenant directly contracts with a local utilities company;
(v)    charitable and political contributions or reserves of any kind;
(vi)    Landlord’s and Landlord’s managing agent’s general corporate or partnership overhead and general administrative expenses, and all costs associated with the operation of the business of the ownership or entity which constitutes “Landlord,” as distinguished from the costs of Building operations, management, maintenance or repair;
(vii)    payments to subsidiaries or affiliates of Landlord, for management (but not including the management fee) or other services in or to the Project, or for supplies or other materials to the extent that the costs of such services, supplies, or materials exceed the costs that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Landlord on a competitive basis;
(viii)    marketing, advertising and promotional costs and cost of signs in or on the Project identifying the owner of the Project;
(ix)    leasing commissions, attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with other tenants or other occupants or prospective tenants or other occupants, or associated with the enforcement of any leases or the defense of Landlord’s title to or interest in the Project;
(x)    legal, auditing, consulting and professional fees and other costs paid or incurred in connection with financings, refinancings or sales of any interest in Landlord or of Landlord’s interest in the Project or in connection with any ground lease (including, without limitation, recording costs, mortgage recording taxes, title insurance premiums and other similar costs, but excluding those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Project);
(xi)    legal fees, space planner’s fees, architect’s fees, leasing and brokerage commissions, advertising and promotional expenditures and any other marketing expense incurred in connection with the leasing of space in the Building (including new leases, lease amendments, lease terminations and lease renewals);
(xii)    the cost of any items to the extent such cost is covered by a warranty to the extent of reimbursement for such coverage (provided Landlord shall use commercially reasonable efforts to obtain such reimbursements from any third parties with an obligation to deliver such reimbursements, except that Landlord’s obligations with respect to the Warranties shall be governed by Section 8(b) of this Lease and Section 3.4 of the Work Letter);
(xiii)    the cost of acquiring sculptures, paintings or other objects of fine art in the Building;
(xiv)    any bad debt loss, rent loss, or reserves for bad debts or rent loss;
(xv)    costs due to the violation of this Lease or the gross negligence or willful misconduct of Landlord’s Parties;
(xvi)    interest, fines or penalties for late payment or violations of Laws by Landlord’s Parties, except to the extent incurring such expense is caused by a corresponding late payment or violation of a Law by Tenant, in which event Tenant shall be responsible for the amount of such expense to the extent caused by Tenant’s late payment or violation;
(xvii)    the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of property manager;
(xviii)    reserves of any kind, including for expenses for future improvements, repairs, additions, etc.;
(xix)    salaries and all other compensation (including fringe benefits) of partners, officers and executives at and above the grade of senior property manager;

(xx)    amounts paid as ground rental for the Project by the Landlord;
(xxi)    any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord;
(xxii)     any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(xxiii)    rent for any office space occupied by property management personnel to the extent (A) not providing service to the Premises, (B) Landlord is reimbursed such costs from other tenants and (C) the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;
(xxiv)    except with respect to Tenant’s obligations with regard to Hazardous Materials (as defined in Section 6(c)) under this Lease), any liabilities, costs or expenses associated with or incurred in connection with the presence of Hazardous Materials and the cost of defending against claims in regard to the existence or release of Hazardous Materials at the Project;
(xxv)    fees payable or retained by Landlord or its Affiliates for management of the Project in excess of two percent (2%) of gross rental revenues received by Landlord under this Lease, including base rent, pass-throughs, for any calendar year or portion thereof;
(xxvi)     the costs of Landlord’s Structural Repair Obligations (as defined in Section 8(a));
(xxvii)    costs incurred by Landlord with respect to casualties or condemnations, except insurance deductibles as provided in Section 4(b)(i)(iii); provided, however, that the amount of any deductible under any earthquake insurance shall be amortized (including interest on the unamortized cost at a commercially reasonable annual interest rate determined by Landlord, not to exceed the prime rate plus 250 basis points) over the estimated useful life of the improvements constructed or restored with the deductible as Landlord shall reasonably determine in accordance with generally accepted accounting principles;
(xxviii)     costs to comply with any Laws applicable to the Project on Term Commencement;
(xxix)    costs relating to the acquisition of the Project; and
(xxx)    any other expenses that under standard real estate accounting principles consistently applied would not be considered normal maintenance, repair, management or operation expenses (provided that the parties agree that the expenses expressly and specifically enumerated as items (i) through (xviii) in Section 4(b)(i) above that are not expressly excluded under clauses (i) through (xxix) in this Section 4(c) are deemed normal maintenance, repair, management or operation expenses).
Notwithstanding anything in this Section 4 to the contrary, this Section 4 shall not preclude Landlord’s recovery of its costs incurred to comply with Laws to the extent that such compliance is necessary due to Tenant’s particular use of the Premises or of its costs incurred to repair damage to the Project caused by Tenant’s Parties or their contractors, invitees, or other guests.
d.     Determination of Operating Expenses. The inclusion of the improvements, facilities and services set forth in this Section 4 (e.g., items (iv), (v), (x) and (xi) in Section 4(b)(i)) shall not be deemed to impose an obligation upon Landlord to either have said improvements or facilities or to provide those services unless the Landlord is required in this Lease to provide the same or some of them. Landlord may determine some items of Operating Expenses on a cash basis and other items on an accrual basis, so long as such determination is consistently applied to the same item during all accounting periods, and is otherwise consistent with generally accepted accounting principles.

e.     Payment; Audit Rights. Tenant shall pay to Landlord each month at the same time and in the same manner as monthly Base Rent one-twelfth (1/12th) of Landlord’s estimate of Tenant’s share of Operating Expenses for the then current calendar year. Landlord shall deliver its estimate of Operating Expenses within ninety (90) days after the commencement of any calendar year (provided that, with respect to the calendar year in which the Term Commencement occurs, Landlord shall use reasonable efforts to deliver such estimate at least 30 days prior to Term Commencement). Following delivery of Landlord’s statement of estimated Operating Expenses, Landlord will adjust Tenant’s monthly payment of Operating Expenses by providing not less than thirty (30) days’ written notice to Tenant so that by the end of the calendar year, Tenant shall have paid Operating Expenses for the current calendar year in accordance with Landlord’s estimate. Operating Expense payments shall continue at the rate specified for the prior year until Landlord’s statement of estimated Operating Expenses for the current calendar year is delivered, provided any over or under payment will be reconciled through Landlord’s adjustment of monthly payments per the preceding sentence. Notwithstanding anything to the contrary herein, Tenant shall not be required to pay any Operating Expenses otherwise due hereunder if Landlord first notifies Tenant of such Operating Expenses in a statement received by Tenant more than eighteen (18) months after such Operating Expenses are incurred; provided, however, Landlord shall have the right to amend any Annual Statement (as defined below) after Landlord’s delivery thereof, regardless of such eighteen (18) month period, if Landlord receives additional bills or invoices relating to such calendar year after Landlord’s delivery of the Annual Statement, provided Landlord amends the Annual Statement within three (3) months after Landlord’s receipt of the additional bill or invoice.
Within ninety (90) days after the close of each calendar year Landlord shall deliver to Tenant a statement of actual Operating Expenses for such calendar year (an “Annual Statement”), along with supportive documentation as may be reasonably requested by Tenant, including invoices and receipts. If on the basis of such statement and supportive documentation Tenant owes an amount that is less than the estimated payments for such calendar year previously made by Tenant, Landlord shall credit such excess against the Operating Expenses, as applicable, subsequently payable by Tenant or, if the Lease has expired or terminated (unless such termination arose from Event of Default by Tenant), refund such amounts to Tenant within thirty (30) days after Landlord's delivery of the Annual Statement. If on the basis of such statement Tenant owes an amount that is more than the estimated payments for such calendar year previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the statement. The obligations of Landlord and Tenant under this Section with respect to the reconciliation between estimated payments and actual Operating Expenses for the last year of the term shall survive the expiration or termination of this Lease. The amount payable by Tenant as its share of Operating Expenses for any portion of the term which is not an entire calendar year shall be prorated based upon the ratio that the number of days of the term in such calendar year bears to three hundred sixty-five (365). Landlord shall keep records showing all expenditures incurred as Operating Expenses for each calendar year for a period of three (3) years following each year, and such records shall be made available at Landlord’s corporate offices during normal business hours and upon reasonable advance notice for inspection and photocopying (at Tenant’s sole cost and expense) by Tenant and/or its agents. Within one hundred eighty (180) days after receipt of an Annual Statement by Tenant (the “Audit Period”) and provided that no Event of Default then exists, if Tenant disputes the amount of the expenses set forth in the Annual Statement, an independent certified public accountant (which accountant (A) is a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of industrial buildings, and (B) is not working on a contingency fee basis) designated and paid for by Tenant, may, after reasonable advanced written notice to Landlord and during reasonable business hours, audit Landlord’s records with respect to the expenses set forth in the Annual Statement at Landlord’s corporate offices. Any audit report prepared by Tenant’s certified public accounting firm shall be delivered concurrently to Landlord and Tenant, and shall be completed within sixty (60) days after Tenant’s accountant is provide access to the books and records of Landlord. If such audit proves that the expenses in the subject Annual Statement were overstated by more than five percent (5%), then Landlord will pay the actual out of pocket cost of the audit. Tenant and Landlord shall work together in good faith to resolve any issues raised in the audit. If Tenant and Landlord determine that Operating Expenses set forth in the Annual Statement for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Additional Rent in the amount of the overpayment by Tenant or, if the Lease has expired or terminated, refund such amounts to Tenant within thirty (30) days within 30 days after Landlord's delivery of the Annual Statement. Likewise, if Landlord and Tenant determine that Operating Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days after such determination. The records obtained by Tenant shall be treated as confidential; provided, that, Tenant shall be permitted to disclose such records to its employees, accountants, attorneys, agents, and consultants to the extent required to complete its audit or as required by law or in litigation with Landlord in which in the amount of or substance of the Operating Expenses are at issue. If the parties cannot agree then at any time after the audit is delivered to Landlord, either party may refer the matter to arbitration, by a single arbitrator in accordance with the AAA Streamlined Rules and such arbitration will be completed within forty-five (45) days after the matter is referred to the arbitrator.
5.     Other Taxes. Except to the extent already reimbursed by Tenant as Property Taxes and except for Excluded Taxes, Tenant shall pay or reimburse Landlord within thirty (30) days following its demand for any taxes, assessments, excises, levies, license, permit, inspection, service payments in lieu of taxes and any other fees or charges of any kind, which are levied, assessed, confirmed or imposed by any public authority: (a) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises or leasehold improvements made in or to the Premises at Tenant’s expense; (b) upon or by reason of the development, possession, use or occupancy of the Premises or other areas of the Project used by Tenant in connection with the Premises; (c) imposed with respect to the Rent paid under this Lease, such as gross receipts tax; or (d) upon this transaction or any document to which Tenant is a party in connection with this Lease.
6.    Use.
a.     Use Restrictions Subject to the other restrictions and requirements of this Lease, the Premises shall be used and occupied by Tenant only for the uses specified in the Basic Lease Information and for no other purpose without Landlord’s consent, which Landlord may withhold in its sole and absolute discretion. Landlord makes no representation to the effect that the Premises can be, under applicable Laws, used for any specific uses desired by Tenant. Subject to Landlord’s obligations under the Work Letter, Tenant is solely responsible for obtaining all necessary permits and approvals required under applicable Laws for its desired uses of the Premises. Tenant shall, at Tenant’s expense, comply promptly with all applicable Laws in effect during the term regulating the use by Tenant of the Premises and the balance of the Project. Tenant shall not use or permit the use of the Project by any Tenant Parties, their guests or invitees in any manner that would constitute waste or a nuisance, nor shall Tenant, its employees, agents or invitees damage the Building or any other portion of the Project, nor place or maintain any signs on or visible from the exterior of the Premises except as permitted under this Lease, or use any corridors, sidewalks or other areas outside of the Premises not specifically designated for Tenant’s use for storage or for any purpose other than access to the Premises and, in locations designated by Landlord in its reasonable discretion, the storage of bicycles. Tenant shall not do or permit any of Tenant’s Parties (as defined below) or Tenant’s contractors or guests to do anything in and about the Premises, either in connection with activities under this Lease expressly permitted or otherwise, which would cause an increase in premiums payable under, or a cancellation of, any policy of insurance maintained by Landlord in connection with the Building or the balance of the Project (unless, in the case of increased premiums, Tenant reimburses Landlord for any such increases as set forth below) or which would violate the terms of any covenants, conditions, restrictions or other matters of record affecting the Project shown in the Preliminary Report – Update “A” dated September 4, 2019 prepared by Chicago Title Company under Order No. 58211261-582-HA-DP attached hereto as Exhibit E-1 (as such covenants, conditions, and restrictions may be modified) or that hereinafter affect the Project, provided that such new or modified covenants, conditions, restrictions and other matters of record either are consented to by Tenant (which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed given if Tenant has failed to respond to Landlord’s request for approval within five (5) business days after such request has been made) or do not unreasonably interfere with Tenant’s use of the Premises, materially increase the obligations of Tenant hereunder, or materially decrease the rights of Tenant hereunder (the “Title Exceptions”). Notwithstanding the foregoing, Tenant hereby consents to the agreements and other documents described on Exhibit E-2 that Landlord intends to record in connection with the acquisition and development of the Land. If any activity of Tenant shall increase any insurance premiums, Landlord shall provide Tenant with a notice that shall identify the relevant activity and the increase in the premium and Tenant may elect by written notice within ten (10) days after Landlord’s notice, either to discontinue the activity or pay the additional premium as Additional Rent hereunder. Subject to Tenant’s obligation to pay Operating Expenses in accordance with Section 4, notwithstanding anything to the contrary herein, Tenant shall not be required to comply with or cause the Project to comply with any Laws, rules, regulations or insurance requirements requiring the construction of capital alterations unless such compliance is necessitated solely due to Tenant’s Alterations, Tenant’s particular use of the Premises or the balance of the Project, or damage caused by Tenant’s Parties or their contractors, invitees or other guests. Tenant acknowledges and agrees that (i) the Land will, at the closing under the Land Purchase Agreement, be subject to that certain Declaration of Restrictive Covenants attached as Exhibit E-3 (the "Restrictive Covenant") by and between Landlord (or Landlord's successor-in-interest acquiring title to the Land at the time of such closing), as "Declarant" and Peet’s Coffee, Inc. ("Peet's") and (ii) that the real property adjacent to the Project currently owned by Peet's is and will be used for coffee roasting activity, including, without limitation, manufacturing and distribution related to coffee products. Accordingly, Tenant hereby waives, for itself and its successors and assigns, any rights and claims against Peet’s, and its successors and assigns, to the same extent that the Declarant (as defined in the Restrictive Covenant) waives such rights and claims pursuant to the terms of the Restrictive Covenant. WITH RESPECT TO THE FOREGOING WAIVER, TENANT SPECIFICALLY WAIVES WITH RESPECT TO ALL SUCH MATTERS THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, AND ANY COMPARABLE LAW IN THE STATE OF CALIFORNIA, REGARDING THE MATTERS COVERED BY A GENERAL RELEASE, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR THE RELEASED PARTY.”
Landlord shall provide a recorded copy of the Restrictive Covenant upon Tenant's request following the recordation of the Restrictive Covenant in the Official Records of Alameda County, California.
b.     Rules and Regulations. Tenant shall faithfully observe and comply with the Rules and Regulations attached to this Lease as Exhibit F, and, after notice thereof, all reasonable modifications thereof and additions thereto from time to time promulgated in writing by Landlord (as so amended, the “Rules and Regulations”); provided that, such modifications thereof and additions thereto do not unreasonably interfere with Tenant’s use of the Project or Tenant’s parking rights and do not materially increase the obligations or decrease the rights of Tenant under this Lease.
c.     Hazardous Materials – Tenant’s Covenants.
(i)    Tenant shall give prompt written notice to Landlord when Tenant becomes aware of: (a) any proceeding by any governmental authority with respect to the presence of any Hazardous Materials on the Project or the Building (or off-site of the Project that might affect the Project) or related to any loss or injury that might result from any Hazardous Materials; (b) all claims made or threatened by any third party against Tenant or the Project or the Building relating to any loss or injury resulting from any Hazardous Materials; and (c) any occurrence or condition on the Project, or the Building (or off-site of the Project that is likely to affect the Project) that could cause the Project, or any part of either, to be subject to any restriction on occupancy or use of the Project under any applicable Law.
(ii)    Tenant shall comply with all Laws and precautions now or hereafter mandated by any federal, state, local or other governmental agency with respect to the use, generation, storage, or disposal of hazardous, toxic, flammable, or radioactive materials introduced into the Project by Tenant’s Parties (collectively, “Hazardous Materials”). As herein used, Hazardous Materials shall include, but not be limited to, (i) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any present and future Laws, orders, permits, licenses, approvals, authorizations and other requirements of any kind applicable to Hazardous Materials as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (ii) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, (iii) toxic mold, mildew or any substance that reasonably can be expected to give rise to toxic mold or mildew, or (iv) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by product material), medical waste, chlorofluorocarbon, lead or lead based product, and any other substance whose presence is likely to be hazardous to health or the environment. Tenant shall not cause, or allow anyone in the reasonable control of Tenant to cause, any Hazardous Materials to be used, generated, stored, or disposed of, on or about the Project or the Building other than Hazardous

Materials necessary or desirable in connection with Tenant’s use of the Premises for the permitted use, provided that such materials are stored and used in compliance with all applicable Laws, and are disclosed to Landlord in writing to the extent required by law or following Landlord’s request. Upon Landlord’s request, Tenant shall promptly provide to Landlord copies of any safety data sheets, permits and approvals, compliance certificates, management plans, or other reports required by applicable Laws with respect to Tenant’s use of Hazardous Materials, including but not limited to Tenant’s removal of any Hazardous Materials upon the expiration or termination of this Lease. Tenant shall defend, indemnify and hold Landlord’s Parties, any entity having a security interest in the Project or the Building and its and their employees and agents (collectively, “Indemnitees”) harmless from and against all liabilities, claims, costs, damages and depreciation of property value, including all foreseeable and unforeseeable consequential damages, arising out of the use, generation, storage, release or emission of Hazardous Materials by Tenant or any person under the reasonable control of Tenant, including, without limitation, the cost of any required or necessary investigation, monitoring, repair, cleanup, or detoxification and the preparation of any closure or other required plans, required by Law or in good faith required by Landlord whether such action is required or necessary prior to or following the termination of this Lease, as well as reasonable attorneys’ fees, penalties, fines and claims for contribution to the full extent that such action is attributable to the use, generation, storage, release or emission of Hazardous Materials by Tenant or any person under the reasonable control of Tenant; provided that, Tenant’s foregoing obligation shall not apply to the extent that such liabilities, claims, costs, damages and depreciation arise from the negligence or willful misconduct of Indemnitees. Neither the consent by Landlord to the use, generation, storage, or disposal of Hazardous Materials nor the strict compliance by Tenant with all Laws and precautions pertaining to Hazardous Materials shall excuse Tenant from Tenant’s obligation of indemnification set forth above. Tenant’s obligations under this Section 6(c) shall survive the expiration or termination of this Lease. Within ten (10) business days following Landlord’s request from time to time but not more than once each calendar year, Tenant shall deliver to Landlord a completed Environmental Questionnaire in the form of Exhibit G. Landlord will, subject to applicable laws and disclosure requirements, keep confidential any information contained in the Environmental Questionnaire or in the other documentation delivered to Landlord pursuant to this Section, provided that Landlord may disclose such information on a confidential basis to its directors, officers, managers, employees, agents, advisers, consultants, investors and prospective investors, prospective purchasers, lenders and prospective lenders to the extent required or permitted to exercise its rights or perform its obligations under this Lease or applicable Law. If Landlord violates the foregoing obligation of confidentiality, Tenant's sole and exclusive remedy shall be to seek injunctive relief or pursue Landlord for Tenant's actual damages resulting from such violation, and in no event shall a violation by Landlord of the foregoing confidentiality provision give rise to a right for Tenant to terminate this Lease.
d.    Hazardous Materials – Landlord’s Covenants.
(i)    Tenant acknowledges receipt of those documents listed in Exhibit H attached hereto. Tenant may order at its expense a new or updated Phase I environmental site assessment of the Project, a copy of which shall be provided to Landlord.
(ii)    Landlord shall give prompt written notice to Tenant when Landlord becomes aware of: (a) any proceeding by any governmental authority with respect to the presence of any Hazardous Materials on the Project or the Building (or off-site of the Project that might affect the Project) or related to any loss or injury that might result from any Hazardous Materials; (b) all claims made or threatened by any third party against Landlord or the Project or the Building relating to any loss or injury resulting from any Hazardous Materials; and (c) any occurrence or condition on the Project, or the Building (or off-site of the Project that is likely to affect the Project) that could cause the Project, or any part of either, to be subject to any restriction on occupancy or use of the Premises or the balance of the Project under any applicable Law.
(iii)    In the event there shall now or in the future exist any Hazardous Materials in, on, under, or about the Project or the Building that (A) are caused by Landlord’s Parties (as defined below) or (B) were preexisting prior to the date of this Lease, and, in either case, the presence of which materially and adversely affect Tenant's use of or operations from the Premises or access to the Premises, Tenant's construction of its improvements, or that shall make Tenant a responsible party liable to remediate any such condition (collectively, “Interference”); then Landlord shall defend, indemnify and hold Tenant’s Parties harmless from and against all liabilities, claims, costs, and damages arising out of the Interference, including, without limitation, the cost of any required or necessary investigation, monitoring, repair, cleanup, or detoxification and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the termination of this Lease, including reasonable attorneys’ fees, penalties, fines and claims for contribution to the full extent that such action is attributable to the Interference; provided that, Landlord’s foregoing obligation shall not apply to extent that such liabilities, claims, costs, damages and depreciation arise from the use, generation, storage, release, or emission of Hazardous Materials by Tenant’s Parties or their contractors, invitees, or other guests. Landlord’s obligations under this Section 6(d)(iii) shall survive the expiration or termination of this Lease.
(iv)    To Landlord’s actual knowledge, except as disclosed in those documents listed in Exhibit H, there are no Hazardous Materials present at the Project, including in the soil or groundwater at the Project. “Landlord’s actual knowledge” means the present, actual knowledge of Joseph Ernst, without any duty of inquiry or investigation.
e.    Floor Load. Tenant shall design the installation of its trade fixtures and equipment, including racking and equipment platforms, and operate its equipment so as not to overload and damage the floor of the Premises, ordinary wear and tear excepted.
7.    Services and Utilities.
a.     Landlord’s Services. There shall be available to the Premises gas, electricity, water and related sewer capacity as described in Schedule 1 to Exhibit B as being part of Landlord’s Work. Tenant shall be responsible for establishing accounts to obtain service (other than any initial hookups required by Landlord pursuant to the previous sentence) and paying for all utilities and services to the Premises.
b.     No Landlord Liability. Landlord will use due diligence to resume any service that Landlord is obligated to provide pursuant to Section 7(a) if such service is curtailed or interrupted, provided that, except as expressly provided in Section 16 and this Section 7(b), Landlord shall not be liable to Tenant or those claiming under it for damages, nor shall there be any abatement of Base Rent or other amounts payable by Tenant under this Lease, arising out of any curtailment or interruption whatsoever in utility services, and no such interruption or cessation of service shall be deemed an eviction or disturbance of Tenant's use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant's obligations under this Lease including the obligation to pay Rent. Notwithstanding the foregoing, (i) if any interruption or cessation of any Essential Utilities continue for five (5) consecutive business days after Landlord receives written notice from Tenant of the interruption or cessation; (ii) such interruption or cessation actually renders any portion of the Premises unusable for the normal conduct of Tenant's business and Tenant, in fact, ceases to use and occupy such portion of the Premises for the normal conduct of its business; and (iii) such interruption or cessation is either due to Landlord’s negligence or due to causes within Landlord’s control and the repair of such interruption or cessation is within Landlord’s control, then all Base Rent and Operating Expenses payable hereunder with respect to such portion of the Premises rendered unusable for the normal conduct of Tenant's business and in which Tenant, in fact, ceases to use and occupy, shall be abated beginning with the sixth (6th) business day after the date on which Landlord received Tenant’s notice of the interruption, and such abatement shall continue until such time that the subject Essential Utilities is/are restored. As used herein, “Essential Utilities” means only electricity, water, sewer and natural gas service. The foregoing right to seek specific performance and abatement of Base Rent shall be Tenant’s sole and exclusive remedies, at law or in equity, for any interruption of utilities service to the Premises, subject to the terms of Section 11 below, which will supersede this Section 7(b) with respect to any interruption caused by a casualty event, and subject to the terms of Section 16, which governs with respect to Landlord’s defaults under this Lease.
c.     Energy Consumption Data. To the extent Landlord is required by any present or future law, ordinance, rule, regulation or order of any governmental authority having jurisdiction over the Premises to disclose or cause the applicable utility and energy providers to disclose the energy consumption data relating to the Premises, Tenant shall cooperate with Landlord in disclosing the energy consumption data relating to the Premises, including authorizing the applicable utility and energy providers to upload energy consumption data related to the Premises; provided, that, (i) Landlord shall only disclose such information to the extent required by such law, ordinance, rule, regulation or order of any governmental authority and shall otherwise keep such information strictly confidential and (ii) Landlord may disclose such information on a confidential basis to its directors, officers, managers, employees, agents, advisers, consultants, investors and prospective investors, prospective purchasers, lenders and prospective lenders. If Landlord violates the foregoing obligation of confidentiality, Tenant's sole and exclusive remedy shall be to seek injunctive relief or pursue Landlord for Tenant's actual damages resulting from such violation, and in no event shall a violation by Landlord of the foregoing confidentiality provision give rise to a right for Tenant to terminate this Lease.
8.    Maintenance, Repairs and Alterations.
a.     Landlord’s Obligations/Tenant’s Waiver. Subject to the provisions of Section 10 below, and except for damages caused by Tenant’s Parties or their contractors, invitees or other guests, Landlord shall keep in good condition and repair only (1) the foundation, floor slabs (excluding non-structural portion of the floor slabs), exterior structural walls, structural columns, structural support beams, girders, load-bearing walls of the Building and structural elements of the roof (Landlord’s obligations with respect to such structural elements, the “Landlord’s Structural Repair Obligations”) and (2) underground utilities serving the Project. Pursuant to Section 4, Landlord’s Structural Repair Obligations are expressly excluded from Operating Expenses. The term “walls” as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries; (ii) the term “roof” does not include gutters or downspouts, and (iii) the term “foundation” does not include any wearing surface of the floor slab or any floor coverings. Landlord’s Structural Repair Obligations shall not include the repair of any structural elements of the Building constructed by or on behalf of Tenant from and after the Term Commencement. Notwithstanding the above, if the necessity for any replacement or repairs are due to Tenant's or its employees, contractors, agents or vendors own misconduct or negligence or caused by Tenant’s violation of the terms of this Lease, then Landlord shall perform such repairs or replacements at Tenant's expense and Tenant shall reimburse Landlord for the cost, plus an administrative fee in the amount of 5% of the actual costs of performing such work within thirty (30) days after receipt of invoice as Additional Rent. Notwithstanding anything herein to the contrary, Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the Project or the Building in good order, condition and repair. Landlord shall make all repairs under this Section within a reasonable time after Landlord learns of the need for such repairs but in any event within thirty (30) days after Tenant notifies Landlord of the need for such repairs.
b.     Tenant’s Obligations. Tenant shall, at Tenant’s expense and in accordance with the Rules and Regulations, keep the Premises and the Land in a clean, safe and orderly condition and maintain in good condition and repair the entirety of the Premises and the Land (other than the portions required to be maintained by Landlord pursuant to Section 8(a) above), including, but not limited to, the roof membrane, the Building’s HVAC, electrical, mechanical and plumbing systems, and fire sprinkler and other life safety systems (collectively, the “Building Systems”), exterior glass, floors and floor coverings, ceiling (ceiling tiles and grid), landscaping, parking areas (including security lighting around the parking areas), security fencing and other fencing on the Premises and the Land, Tenant Improvements, Alterations, fire extinguishers, outlets and fixtures, and any appliances (including dishwashers, hot water heaters and garbage disposers) in the Premises and repairs and repairs and replacements of other components of the Building that would ordinarily be treated as a “capital expenditure” under generally accepted accounting principles, subject to Section 8(c). Notwithstanding anything to the contrary herein, Landlord shall perform and construct, and Tenant shall have no responsibility to perform or construct any repair, maintenance or improvements that are required due to construction defects discovered in the first two (2) years of the Term. To the extent that any Warranty (as defined in Section 3.4 of the Work Letter) covers an item that Tenant is responsible for maintaining or repairing pursuant to the Lease, Tenant will be solely responsible for enforcing such Warranty. In such event, such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon each such assigned Warranty shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any assignment or certificate or other document reasonably required by Landlord. As provided above in this Section 8(b) and in the Work Letter, Tenant shall have the benefit of any Warranties obtained by Landlord in connection with the original construction of the Project, and Landlord will provide to Tenant copies of any such Warranties to Tenant upon request and, notwithstanding the foregoing, will reasonably cooperate with Tenant to enforce any such Warranties, at Tenant's sole cost and expense. If Tenant fails to perform any maintenance required hereunder within thirty (30) days after Landlord’s written notice (except when the repairs require more than thirty (30) days for performance and Tenant commences the repair within thirty (30) days and continues to diligently pursue the repair to completion), Landlord may, but shall not be required to, enter the Premises and perform such maintenance; provided that (1) no such written notice shall be required in the event of an emergency and (2) the 30-day cure period permitted in this sentence shall run concurrently with any grace or cure periods permitted under Section 14. Landlord’s reasonable out-of-pocket costs thereof as set forth in Landlord’s demand and supportive documentation to Tenant, plus an administrative fee in the amount of 5% of such costs shall automatically become due and payable as Additional Rent. If Landlord is obligated to make alterations to the Building that are required under applicable Laws as a result of Tenant’s particular use of the Premises or Alterations made by Tenant or by Landlord at the request of Tenant, then Tenant shall reimburse Landlord within thirty (30) days following its demand for all costs incurred by Landlord, plus an administrative fee of 5% of such costs, in making such alterations.
c.    Major Replacements; Reimbursement of Major Replacement Expenditures. Tenant shall be responsible for making repairs and replacements of the Building Systems (as defined below) and other components of the Building that would ordinarily be treated as a “capital expenditure” under generally accepted accounting principles (each, a "Capital Replacement"), except for Landlord's Structural Repair Obligations and Major Replacements. To the extent that any single Capital Replacement exceeds (i) $75,000.000 or (ii) in the last two years of the Term, $50,000 (each a “Major Replacement” and the costs incurred by Landlord in connection with a Major Replacement being a “Major Replacement Expenditure”), Landlord shall be responsible for making such Major Replacement and for the cost of the Major Replacement Expenditure; provided, however, Landlord will be permitted to include in the Operating Expenses annual installments for the amortization of each Major Replacement Expenditure over the useful life of the applicable Major Replacement. Tenant will provide notice to Landlord if Tenant determines, in its reasonable business judgement, that a Major Replacement is required, and Landlord will have the right to review and inspect the equipment or the portion of the Building requiring the Major Replacement and to approve the Major Replacement, which approval will not be unreasonably withheld, conditioned, or delayed. If Landlord does not, in the exercise of its reasonable business judgment, determine that a Major Replacement is required, then Tenant shall proceed with a repair (as required herein), unless such repair also constitutes a Major Replacement. Upon Landlord's approval of a Major Replacement, Landlord will cause such Major Replacement to be performed. If Landlord and Tenant cannot agree on whether a required Capital Replacement is a Major Replacement, Landlord shall obtain a bid from a contractor reasonably acceptable to Landlord and Tenant for the performance of such work, and the bid from such contractor (i.e., the cost of the proposed Capital Replacement) shall be determinative as to whether or not such Capital Replacement constitutes a Major Replacement.
9.    Tenant’s Alterations. Except for the Improvements (as defined in the Work Letter), the construction of which is governed by the Work Letter, Tenant shall not, without Landlord’s prior consent, make any alterations, improvements or additions in or about the Premises (collectively, “Alterations”), provided that Landlord agrees not to unreasonably withhold, condition or delay its consent to Alterations. As a condition to giving such consent to any Alterations (to the extent expressly provided in Section 1(c)), Landlord may require that Tenant remove (or leave in place and convey to Landlord) any such Alterations at the end of the term and restore the portions of the Premises affected by such removal to their condition existing prior to installation of the relevant Alterations, reasonable wear and damage by casualty excepted. Before commencing any work relating to Alterations (other than Decorative Changes), Tenant shall notify Landlord of the expected date of commencement thereof and of the anticipated cost thereof. Tenant shall furnish complete drawings and specifications (which shall be in electronic form, if required by Landlord) describing such Alterations (“Plans”) (other than Decorative Changes, and other Permitted Alterations costing less than $25,000 and not requiring a building permit (collectively, “Minor Alterations”)), and all building permits for such Alterations (if such permits are required for such Alterations pursuant to applicable Laws). Tenant shall not commence any such Alterations until Landlord has reviewed and consented to the work as described in such Plans. Approval by Landlord of any of Tenant's Plans prepared in connection with any Alterations shall not constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such Plans or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely be the consent of Landlord as required hereunder. Tenant shall reimburse Landlord within thirty (30) days following its demand for any reasonable, third-party, out-of-pocket costs incurred by Landlord in having such Plans reviewed by its consultants, to the extent such costs do not exceed $7,500 per project. Tenant shall give Landlord at least five (5) business days’ notice prior to commencing any Alterations (other than Decorative Changes) and Landlord shall then have the right at any time and from time to time to post and maintain on the Premises such notices of non-responsibility as Landlord reasonably deems necessary to protect the Project, the Building and Landlord from mechanics’ liens or any other liens. In any event, Tenant shall pay when due all claims for labor or materials furnished to or for Tenant at or for use in the Project. Tenant shall not permit any mechanics’ liens to be levied against the Project for any labor or materials furnished to Tenant or claimed to have been furnished to Tenant or to Tenant’s agents or contractors in connection with work performed or claimed to have been performed on the Project by or at the direction of Tenant. All Alterations performed by or on behalf of Tenant shall be done by contractors reasonably approved by Landlord, in a first‑class, workmanlike manner in compliance with all applicable Laws as well as the requirements of insurers of the Project and the Building that are communicated to Tenant in writing. Prior to commencing any Alterations, if required by Landlord, Tenant shall maintain builder’s risk insurance in an amount no less than the value of the completed work of alteration, addition or improvement on an all‑risk basis, covering all perils then customarily covered by such insurance. All contractors performing Alterations other than Minor Alterations to the portions of the Project that Landlord is required to maintain pursuant to Section 8(a) above are subject to Landlord’s reasonable prior approval. Further, all of Tenant's contractors performing Alterations other than Decorative Changes, regardless of whether such contractors require Landlord's approval must provide evidence that they have the insurance required under Section 6.3 of the Work Letter, or other insurance reasonably acceptable to Landlord, prior to entering the Premises to perform any work. Notwithstanding anything in this Section 9 to the contrary, upon Landlord’s request, Tenant shall promptly remove, or cause to be removed, any contractor, subcontractor or material supplier from the Project and the Building if the work or presence of such person or entity results in material damage to the Project or the Building. Tenant shall indemnify, hold harmless and defend Landlord from any liens and encumbrances arising out of any work performed or materials furnished by or at the direction of Tenant. In the event that Tenant shall not, within thirty (30) days following Tenant’s actual notice of the imposition of any lien or stop notice, cause such lien or stop notice to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein or by law, the right, but not the obligation, to cause the same to be released by such means as it may deem proper, including payment of the claim giving rise to such lien, after providing five (5) days’ prior written notice to Tenant of Landlord’s intent to do so. All such sums paid by Landlord and expenses reasonably incurred in connection therewith, including attorneys’ fees and costs, shall be payable to Landlord by Tenant on demand. Upon completion of any work performed for Tenant costing in excess of $100,000, Tenant shall deliver to Landlord evidence of full payment for the Alterations and full and unconditional waivers and releases of liens for all labor, services and/or materials used, copies of any building permits that were required for such work pursuant to applicable Laws, and, if the work involves any significant physical alteration of the Premises, at least three (3) sets of “as built” drawings and specifications (as well as a set in PDF or CAD format, if requested by Landlord). Unless Landlord requires their removal, as set forth above, all Alterations shall become the property of Landlord and remain upon and be surrendered with the Premises at the termination or expiration of the term; provided that Tenant’s machinery, equipment and trade fixtures and other personal property, other than any which may be permanently affixed to the Premises so that they cannot be removed without material damage to the Premises, shall remain the property of Tenant and shall be removed by Tenant on or before such time. For the avoidance of doubt, the items set forth in Exhibit I shall be considered Tenant’s personal property and shall not become the property of Landlord. Notwithstanding the foregoing, after completion of the Improvements, Tenant shall not be required to obtain the consent or approval of Landlord in connection with the construction or installation of any of the following Alterations: (a) decorations, painting, plastering, carpeting or other floor coverings, or window coverings, within the Building that will not require Landlord to modify its then-current insurance coverage for Alterations and do not require a building permit (“Decorative Changes”); and (b) alterations or improvements wholly within the Building that do not affect in any material way the Building Systems or the structural components of the Building and which cost less than One Hundred Thousand Dollars ($100,000.00) in one single instance or series of related alterations performed within a calendar year period (provided that Tenant shall not perform any improvements, alterations or additions to the Premises in stages as a means to subvert this provision) (collectively the “Permitted Alterations”). Tenant shall provide Landlord prior notice of any Permitted Alterations (other than Decorative Changes) and copies of Plans (if any), all building permits for such Permitted Alterations (if such permits are required for such Permitted Alterations pursuant to applicable Laws) and the contracts for any Permitted Alterations other than Decorative Changes prior to the commencement of such work. Following completion of any Permitted Alterations, Tenant shall deliver to Landlord copies of any building permits that were required for such work pursuant to applicable Laws. Landlord shall respond to any request for consent to an Alteration by Tenant under this Section 9 no later than five (5) business days after Landlord receives such request. Landlord’s failure to respond to Tenant’s request for consent during such period shall be deemed Landlord’s consent to such request. Any rejection by Landlord of Plans submitted by Tenant shall include a description of Landlord’s specific objections and the parties shall thereafter work together in good faith to arrive at a mutually agreeable set of Plans. Notwithstanding anything to the contrary contained herein, Tenant shall not penetrate the roof of the Building in any manner, nor install or construct any Alterations, additions or improvements thereon, nor otherwise use or occupy the roof at any time during the Term hereof, to the extent any of the foregoing would violate, void or reduce the roof warranty unless, in each instance, given prior written approval from Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord hereby consents to Tenant’s installation of (i) a backup generator and (ii) other building equipment that (A) is required for the Permitted Use, (B) serves the Premises and (C) is approved by Landlord pursuant to the terms of Section 9 ((i) and (ii) collectively, the “Building Equipment”), either as a part of the Tenant's Work or a subsequent Alteration in a location approved by Landlord, in its reasonable discretion, within the Tenant Exclusive Outdoor Areas provided that Tenant otherwise complies with this Section 9.
10.    Insurance and Indemnity.
a.     Tenant’s Insurance. Tenant shall obtain and maintain during the term of this Lease: (i) workers compensation insurance as required by Law; (ii) employers liability insurance with limits of at least: $1,000,000 each accident for bodily injury by accident, $1,000,000 policy limit for bodily injury by disease and $1,000,000 each employee for bodily injury by disease with a waiver of subrogation in favor of Landlord, Ernst Development Partners, Inc., and other entities having an equity interest in the Project designated by Landlord to be named as additional insureds (collectively, the “Additional Insureds”); (iii) automobile liability insurance providing coverage for all owned, hired and non-owned automobiles with limits of at least $1,000,000 combined single limit each accident for bodily injury and property damage; (iv) commercial general liability insurance with a combined single limit for personal injury and property damage of at least $5,000,000 each occurrence and $5,000,000 annual aggregate; (v) a Commercial Pollution Legal Liability Insurance with coverage limits of not less than $2,000,000 annual aggregate covering claims arising out of or related to Tenant’s acts or omissions with respect to Hazardous Materials during the term of the Lease, provided that if such coverage is no longer available at commercially reasonable rates, then Tenant shall be required to carry such coverage only if Tenant intends to use (or is using) any portion of the Project for the use, generation, storage, or disposal of Hazardous Materials (other than in de minimis quantities common in a normal office use [e.g., cleaning supplies]); and (vi) Umbrella or Excess liability over general liability, automobile liability and employers’ liability in an amount not less than $5,000,000 per occurrence and $5,000,000 aggregate. Tenant’s commercial general liability insurance policy shall include coverage for premises and operations liability, products and completed operations liability, broad form property damage, blanket contractual liability and personal and advertising liability. All of Tenant’s liability insurance shall provide that (A) the insurer has the duty to defend all insureds, (B) defense costs do not deplete policy limits; (C) the Additional Insureds are named as additional insureds on the liability policies pursuant to an endorsement or policy provision at least as broad as the Insurance Service Organization's "Additional Insured-Managers or Lessors of Premises" endorsement form; (D) the insurer acknowledges acceptance of the mutual waiver of claims by Landlord and Tenant pursuant to Section 10(b) below or the subject policy expressly permits the insured to contractually waive the insurer’s rights of subrogation; and (E) such insurance is primary with respect to Landlord and that any other insurance maintained by Landlord is excess and noncontributing with such insurance. Tenant shall also obtain and maintain insurance (“Personal Property Insurance”) covering all Tenant’s personal property and fixtures from time to time in, on, or at the Premises, in an amount not less than one hundred percent (100%) of the full replacement cost, without deduction for depreciation, providing protection against events protected under “All Risk Coverage,” as well as against sprinkler damage, vandalism and malicious mischief. Any proceeds from the Personal Property Insurance may be used for the repair or replacement of the personal property damaged or destroyed, unless this Lease is terminated under an applicable provision herein. Tenant shall also maintain in full force and effect during the term business interruption insurance with a limit of liability in an amount of at least approximately twelve (12) months of Base Rent. Prior to the commencement of the term, Tenant shall deliver to Landlord certificates of insurance with endorsements. No later than five (5) days following the expiration of such policy or any renewal thereof, Tenant shall deliver to Landlord replacement or renewal binders, followed by certificates and endorsements within a reasonable time thereafter. Tenant shall have the right to provide all insurance coverage required herein to be provided by Tenant pursuant to blanket policies so long as such coverage is expressly afforded by such policies for the location which is the Premises. All insurance shall be written by carriers which are admitted in California and which have a rating by A.M. Best Insurance Service, or its successor, of at least “A-/VII” or equivalent. Tenant shall increase the amounts of insurance as required by any lender of Landlord if consistent with then customary practice for comparable tenants operating for comparable purposes from comparable premises in the vicinity of the Premises (and Landlord shall deliver to Tenant documentation evidencing such customary practice).
b.     Mutual Waiver. Notwithstanding anything to the contrary herein, Landlord hereby waives and releases all claims against Tenant and Tenant’s members, managers, officers, directors, partners, employees, agents, contractors, subcontractors and representatives for loss or damage to the property of Landlord to the extent that such loss or damage arises from a risk that is insured against under any valid and collectable insurance policy insuring Landlord or required to be maintained by Landlord under this Lease, or would have been insured against but for any deductible amount under any such policy. Tenant waives and releases all claims against Landlord, Landlord’s Affiliates, Landlord’s members and managers and agents, and its and their respective members, managers, officers, directors, partners, employees, contractors, agents and representatives (collectively with Landlord, “Landlord’s Parties”), for loss or damage to Tenant's property to the extent such loss or damage arises from a risk that is insured against under any valid and collectable insurance policy insuring Tenant or required to be maintained by Tenant under this Lease, or would have been insured against but for any deductible amount under any such policy. The waivers contained in this paragraph shall apply without regard to the negligence of the entity so released. All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease shall be subject to the waivers contained in this paragraph (for the sake of clarity, any indemnity obligations with respect to third-party claims are not affected by such waivers).
c.     Tenant’s Waiver and Indemnity. Landlord shall not be liable to Tenant for any loss, injury or other damage to Tenant or to Tenant’s property in or about the Project from any cause (including defects in the Project or in any equipment in the Project; fire, explosion or other casualty; bursting, rupture, leakage or overflow of any plumbing or other pipes or lines, sprinklers, tanks, drains, drinking fountains or washstands in, above, or about the Project; or acts of other occupants at the Project), except to the extent such loss, injury or other damage is caused by the violation of this Lease, negligence, or willful misconduct of Landlord’s Parties. Notwithstanding any other provision of this Lease to the contrary, in no event shall Landlord be liable to Tenant for any punitive or consequential damages or damages for loss of business by Tenant. Tenant hereby waives all claims against Landlord for any such loss, injury or damage and the cost and expense of defending against claims relating thereto, except to the extent caused by the violation of this Lease, willful misconduct or negligence of Landlord. Notwithstanding any other provision of this Lease to the contrary, in no event shall Landlord be liable to Tenant for any punitive or consequential damages or damages for loss of business by Tenant. Tenant shall indemnify, hold Landlord’s Parties harmless from and defend Landlord’s Parties against all out-of-pocket claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and costs): (i) arising in the Premises or from the use of the Premises by Tenant, (ii) as a result of Tenant’s breach of this Lease, or (iii) arising from the negligence or willful misconduct of Tenant’s Parties and their contractors, invitees, and other guests in, upon or about the portions of the Project outside the Premises, except (in each instance under clauses (i), (ii) and (iii)) to the extent such claims, liabilities, losses, damages and expenses are caused by the violation of this Lease, negligence, or willful misconduct of Landlord’s Parties. The foregoing indemnity obligation of Tenant shall include reasonable attorneys’ fees, investigation costs and all other costs and expenses incurred by any of Landlord’s Parties from the first notice that any claim or demand is to be made or may be made. The provisions of this Section 10(c) shall survive the expiration or termination of this Lease with respect to any damage, injury or death occurring prior to such time.
d.     Landlord’s Indemnity. Landlord shall indemnify, protect, hold Tenant, Tenant’s Affiliates, Tenant’s members and manager and agents, and its and their respective members, managers, officers, directors, partners, employees, agents, and representatives (collectively with Tenant, “Tenant’s Parties”) harmless from and defend Tenant and Tenant’s Parties against all out-of-pocket claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and costs) arising from the violation of this Lease, negligence or willful misconduct of Landlord’s Parties. The foregoing indemnity obligation of Landlord shall include reasonable attorneys’ fees, investigation costs and all other costs and expenses incurred by any of Tenant’s Parties from the first notice that any claim or demand is to be made or may be made. The provisions of this Section 10(d) shall survive the expiration or termination of this Lease with respect to any damage, injury or death occurring prior to such time
e.     Landlord’s Insurance. Landlord shall during the term hereof maintain “all-risk” property insurance covering 100% of the replacement value of the Building (including the Tenant Improvements and any Tenant’s

Work and Alterations and any other leasehold improvements installed and paid for by Tenant), as well as such liability insurances and other coverages, including earthquake coverage, in Landlord’s discretion.
11.    Damage or Destruction.
a.     Insured Loss. If during the Term the Building is totally destroyed, or partially destroyed, by fire or other casualty in such a way that Tenant’s use of the Premises is materially interfered with, from a risk which is wholly covered by insurance proceeds made available to Landlord for such purpose (provided a risk will not be deemed to be not covered by insurance by virtue of the operation of any deductibles, failure of Landlord to maintain the insurance required hereunder or if the amount of the uninsured loss is less than ten percent (10%) of the replacement cost of the Building), Landlord shall proceed with reasonable diligence to repair the damage or destruction and this Lease shall not be terminated; provided that if in the reasonable opinion of Landlord’s architect or contractor the work of repair cannot reasonably be completed using appropriate diligence within twelve (12) months following the date of destruction or damage and Landlord does not actually intend to restore the damage, Landlord may at its election terminate this Lease by notice given to the Tenant within thirty (30) days following the event or such longer period as may reasonably be necessary to obtain information from its architect or contractor.
b.    Uninsured Loss. If during the Term the Building is totally destroyed, or partially destroyed in such a way that Tenant’s use of the Premises is materially interfered with, from a risk which is not wholly covered by insurance proceeds made available to Landlord for repair or reconstruction (as described in Section 11(a) above), Landlord may at its election by notice to Tenant given within thirty (30) days following the event or such longer period as may reasonably be necessary for Landlord to obtain information from its architect or contractor, either restore the Premises (which restoration shall not exceed twelve (12) months from the date of damage) or, unless Tenant agrees in a written agreement acceptable to Landlord’s lender and reasonably acceptable to Landlord and accompanied by evidence of sufficient available funds, to pay for such repairs or restoration and if Landlord does not actually intend to restore the damage, terminate this Lease.
c.     Repair after Damage or Destruction. If the Lease is not terminated following a total or partial destruction of the Building, then Landlord shall, subject to the provisions of this Section, use commercially reasonable efforts to promptly commence and pursue to completion the repair of such damage so that the Building is restored to the condition existing prior to the casualty, including restoration of all items described in the Work Letter as Landlord’s Work and all Alterations and Tenant’s Work (which restoration shall not exceed twelve (12) months from the date of damage), subject to restrictions and modifications as may be required by applicable law.
d.     Abatement of Rent. In case of destruction or damage which materially interferes with Tenant’s use of the Premises, Base Rent and Tenant’s share of Operating Expenses shall be abated from (i) the date of destruction to (ii) the earlier of the date of substantial completion of the restoration of the Premises or the termination of this Lease pursuant to this Section 11, in either case based upon the portion of the Premises that Tenant has reasonably ceased to use and occupy during the relevant period as a result of such damage. Except for such abatement, Tenant shall have no claim against Landlord for any loss suffered by Tenant due to damage or destruction of the Premises or any work of repair undertaken as herein provided. Tenant expressly waives the provisions of Section 1932 and Section 1933(4) of the California Civil Code and any other applicable Laws providing for termination of a hiring upon destruction of the thing hired, which are superseded by this Section 11. If the damage to or destruction of the Premises is, in whole or in part, the result of the willful misconduct of Tenant’s Parties or their contractors performing construction, maintenance or repair work on the Building (except for those contractors approved by Landlord), Tenant shall be entitled to an abatement of Rent as provided in this Section 11(d), provided, however, the abatement of Rent shall be limited to the extent Landlord actually receives proceeds of insurance in connection with the interruption of Rent payable hereunder. Landlord shall use reasonable efforts to obtain such proceeds of insurance.
e.     Tenant’s Termination Rights. If destruction or damage to the Premises occurs, then Tenant may elect to terminate this Lease by giving Landlord notice of such election within thirty (30) days after Landlord’s period to terminate has expired (or after Landlord has delivered notice to Tenant of its intent to repair) if Landlord’s estimate of the time required to complete Landlord’s repair obligations under this Lease is greater than the Required Repair Period. As used herein, the term "Required Repair Period" means twelve (12) months following the event of destruction or damage unless such damage to or destruction of the Premises is, in whole or in part, the result of the negligent acts or omissions of Tenant’s Parties or their contractors performing construction, maintenance or repair work on the Building (except for those contractors approved by Landlord) in which event such period shall be four hundred and fifty (450) days from the event of such destruction or damage. If Tenant fails to deliver timely notice to Landlord of its election to terminate this Lease pursuant to this Section 11(e), then Tenant’s rights to terminate this Lease as a result of such fire or other casualty shall be deemed to have been waived, other than Tenant’s right to terminate the Lease with respect to Landlord’s failure to complete the restoration by the Outside Restoration Date as provided below. If Landlord commences restoration of the Premises and fails to restore the Premises in accordance with Section 11(c) within the Required Repair Period, Landlord may, by notice to Tenant, extend its time to restore the Premises for an additional period equal to Landlord's initial estimate for such restoration, but in no event in excess of 120 days plus the number of days of extension due to Excusable Delay (the “Outside Restoration Date”). If Landlord has not completed its work in accordance with Section 11(c) on or before the Outside Restoration Date, then Tenant may, as its sole and exclusive remedy, elect in writing, within 30 days after the Outside Restoration Date but prior to completion of such work, to terminate this Lease effective as of a date which is 15 days after the date of Tenant’s termination notice provided such restoration is not completed within such 15 day period. Notwithstanding the foregoing, Tenant shall not have the right to terminate this Lease pursuant to Section 11(e) if the damage to or destruction of the Premises is, in whole or in part, the result of the intentional or willful misconduct of Tenant’s Parties or their contractors performing construction, maintenance or repair work on the Building (except for those contractors approved by Landlord).
12.     Eminent Domain. If (a) all or substantially all of the Project should be taken as a result of the exercise of the power of eminent domain or sold by Landlord under threat thereof, or (b) if more than fifty percent (50%) of the Improvements are so taken, this Lease shall, at Tenant's option, terminate and the Rent shall be abated during the unexpired portion of this Lease, effective on the date physical or legal possession is taken by the condemning authority. Any election by Tenant to terminate this Lease in accordance with this Section 12 shall be evidenced by a written notice of termination delivered to Landlord within thirty (30) days after the date physical or legal possession of the Project is taken by the condemning authority. At any time following Term Commencement, if Tenant either does not have the right or elects not to terminate this Lease as provided above, then following such partial taking, Landlord shall, subject to the terms of this Lease and availability of proceeds from compensation awarded for any such taking, make all necessary repairs or alterations to the remaining portions of the Project as may be required, as reasonably determined by Tenant, to make the remaining portions of the Project an architectural whole. In the event of any taking or such sale, Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid or made in connection therewith. Tenant shall have no claim against Landlord. Notwithstanding the foregoing, Tenant shall be entitled to receive, or to prosecute a separate claim for, an award for a temporary taking of the Premises or a portion thereof where this Lease is not terminated (to the extent such award relates to the unexpired term), an award or portion thereof separately designated for relocation expenses or the interruption of or damage to Tenant’s business or as compensation for Tenant’s personal property, trade fixtures or Alterations, to the extent such awards do not reduce an award paid to Landlord. In the event of a partial taking of the Project which does not result in a termination of this Lease, Base Rent and Tenant’s share of Operating Expenses payable by Tenant thereafter shall be equitably reduced on a pro rata basis based upon the relative area taken as compared to the total area of the Premises prior to the taking. To the extent permitted by applicable Law, Tenant waives any benefit of California Code of Civil Procedure Sections 1265.130 and 1265.150, their successors and any other law that provides a tenant with any abatement or termination rights or the rights to receive any condemnation awards by virtue of the power of eminent domain, other than as described above.
13.    Assignment and Subletting.
a.     General Restriction. Tenant shall not assign this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use of the Premises (by means other than assignment of this Lease or sublet of the Premises) by any party other than Tenant, either directly or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall not mortgage, pledge, hypothecate, or otherwise place a lien upon this Lease or any interest herein without the prior consent of Landlord, which consent may be withheld by Landlord in its absolute discretion. Any of the foregoing acts without such consent shall be void and shall, at the option of Landlord, terminate this Lease after the expiration of applicable notice and cure periods. In connection with each consent requested by Tenant, Tenant shall submit to Landlord the terms of the proposed transaction, the identity of the parties to the transaction, the proposed documentation for the transaction, current financial statements of any proposed assignee or sublessee and all other information reasonably requested by Landlord within five (5) days of receipt of Tenant’s request concerning the proposed transaction and the parties involved therein, and Landlord shall reasonably approve or disapprove Tenant’s request within twenty (20) days. As a further condition to any consent granted by Landlord, the proposed assignee shall agree in writing that upon succession to the interest of Tenant in the relevant portion of the Premises, such assignee shall perform for the benefit of Landlord all of Tenant’s obligations under this Lease. Landlord and Tenant acknowledge that in exercising Landlord’s reasonable discretion to approve or disapprove of a proposed assignment or sublease hereunder, Landlord may consider any and all relevant information regarding such proposed assignment or sublease and any proposed assignee, or sublessee.
b.     Definition of Assignment. As used in this Section 13, the term “assign” or “assignment” shall include, without limitation, any sale, transfer or other disposition of all or any portion of Tenant’s estate under this Lease, whether voluntary or involuntary, and whether by operation of law or otherwise including any of the following:
(i)    Subject to the last sentence of this Section 13(b), if Tenant is a corporation or a limited liability company: (1) a sale of all or substantially all of the assets of Tenant, (2) if Tenant is a corporation with fewer than two hundred fifty (250) shareholders or a limited liability company, sale or other transfer of a controlling percentage of the capital stock or the managing members’ interest in Tenant, if Tenant is a corporation with two hundred fifty (250) or more shareholders, then a transfer of its stock shall not be deemed an assignment of the Lease), or (3) the transfer of a majority beneficial interest in Tenant. The phrase “controlling percentage” means the ownership of, and the right to vote, stock possessing at least fifty percent (50%) of the total combined voting power of all classes of Tenant’s stock issued, outstanding and permitted to vote for the election of directors, or, in the case of a limited liability company, at least fifty percent (50%) of the voting right of the managing members’ interest;
(ii)    If Tenant is a trust, the transfer of more than fifty percent (50%) of the beneficial interest of Tenant, or the dissolution of the trust;
(iii)    If Tenant is a partnership or joint venture, the withdrawal, or the transfer of the interest of any general partner or joint venturer or the dissolution of the partnership or joint venture; or
(iv)    If Tenant is composed of tenants‑in‑common, the transfer of interest of any co‑tenants, or the partition or dissolution of the co‑tenancy.
Notwithstanding the foregoing, so long as the tenant under this Lease is a publicly traded company, then a transfer of stock shall not be deemed an assignment of the Lease.
c.     Permitted Transfers.
(i)    Notwithstanding anything in this Section 13 to the contrary, Tenant may, without the consent of Landlord and without being subject to Landlord’s profit sharing rights, undergo a deemed assignment as described in Section 13(b) above or assign this Lease or sublet the Premises to any Affiliate of Tenant, any entity that is a successor of Tenant by merger, consolidation, reorganization or similar change, or any entity that acquires all or substantially all of the assets or stock of Tenant (each a “Permitted Transferee”), provided that any such transfer to a Permitted Transferee shall be subject to the following conditions: (a) at least five (5) days prior to the effective date of the assignment or sublease, Tenant shall deliver to Landlord written notice thereof and, no later than ten (10) days after such transfer, deliver to Landlord a copy of the relevant assignment or sublease instrument; (b) such assignment or sublease is not used as a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on transfers pursuant to this Section 13; (c) any such assignment, sublease or transfer shall be subject to all of the other terms, covenants and conditions of the Lease (other than the contrary terms in this Section 13); (d) the Permitted

Transferee, if an assignee of this Lease, shall expressly assume the obligations of Tenant under this Lease arising after the assignment; and (e) the net worth of the successor entity (other than an Affiliate) is at least equal to that of Tenant immediately prior to the transfer. Notwithstanding an assignment to a Permitted Transferee, unless released by Landlord in writing, Tenant shall remain primarily liable for all obligations of “Tenant” under this Lease. “Affiliate” means any entity that is Controlled by, under common Control with, or that Controls the subject entity. “Control”, as used in the previous sentence, mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of an entity, possession of the right to vote more than fifty percent (50%) of the voting interests in the entity, and the power to control the direction, policies and management of such entity.
(ii)    Notwithstanding anything to the contrary in this Section 13, in addition to Tenant’s rights under Section 13(c)(i), Tenant may from time to time, without the prior consent of Landlord, sublease a portion of the Premises to an entity in which Tenant or its Affiliates have a material, direct investment or a collaboration agreement (such parties collectively being the “Additional Permitted Subtenants”) subject to the following conditions: (i) each Additional Permitted Subtenant shall have executed a sublease in a form meeting the requirements below and satisfactory to Landlord in its reasonable discretion, (ii) each Additional Permitted Subtenant shall use the Premises in compliance with all applicable provisions of this Lease, (iii) the use of the space is not a use which materially increases Landlord’s obligations under this Lease, (iv) Tenant shall be fully responsible for the conduct of such Additional Permitted Subtenant within the Premises and the Project, and Tenant’s indemnification obligations set forth in Section 10 of this Lease shall apply with respect to the conduct of such Additional Permitted Subtenants, (v) in no event shall the space in the Premises occupied by Additional Permitted Subtenants exceed twenty percent (20%) of the area of the Premises, and (vi) in no event shall the space in the Premises occupied by any one Additional Permitted Subtenant exceed ten percent (10%) of the area of the Premises. The form sublease with respect to Additional Permitted Subtenants referenced in clause (i) above shall set forth, among other things: (A) that the Additional Permitted Subtenant’s occupancy is subject and subordinate to the terms and conditions of this Lease, (B) that upon a termination of the Lease, the Additional Permitted Subtenant shall vacate the Premises, (C) that Landlord and the Additional Permitted Subtenant have no direct relationship, (D) that the Additional Permitted Subtenant waives all claims against Landlord and Landlord’s authorized representatives for damage to person or property, including such subtenant’s personal property maintained at the Premises, and (E) that the Additional Permitted Subtenant indemnifies Landlord’s Parties to the same extent of Tenant's indemnification of the Landlord's Parties hereunder, including indemnification against all claims, loss, cost, liability, damage and expense, including, without limitation, reasonable attorneys’ fees and costs, arising out of the negligence or willful misconduct of that Additional Permitted Subtenant. Tenant shall promptly deliver to Landlord each sublease executed by an Additional Permitted Subtenant.
(iii)    Any purported assignment or sublease to a Permitted Transferee or to an Additional Permitted Subtenant that does not satisfy the requirements of this Section 13(c) is voidable by Landlord and shall constitute a violation of this Lease, subject to Section 14(a)(iv) below.
d.    Assignment or Subletting by Sublessee. Any assignment or sublet by a sublessee of its sublease shall be subject to Landlord’s prior consent in the same manner as if Tenant were entering into a new sublease.
e.     Assignment Consideration. In the case of an assignment other than to a Permitted Transferee, Tenant shall pay to Landlord one half of all sums or other economic consideration received by Tenant as compensation to Tenant for such assignment (excluding any amounts for equipment, services or other property provided by Tenant, except to the extent in excess of fair market value), after first deducting the actual, out-of-pocket cost of any real estate commissions, legal fees, tenant improvements, concessions, and other costs reasonably incurred to effect the assignment. If such consideration is received by Tenant in installments, the portion of each installment to be paid to Landlord shall be determined by subtracting from the installment an amount equal to the total amount of the foregoing permitted deductions divided by the total number of installments.
f.     Subletting Consideration. In the case of a subletting other than to a Permitted Transferee, Tenant shall pay to Landlord one half of all sums or economic consideration received (excluding any amounts for equipment, services or other property provided by Tenant, except to the extent in excess of fair market value therefor) in excess of the sum of (i) the then Rent due under this Lease for the relevant period, prorated to reflect only that portion allocable to the sublet portion of the Premises, and (ii) the actual, out-of-pocket costs of any real estate commissions legal fees, demising and improvement costs, concessions, and all other costs reasonably incurred to effect the subletting and are reasonably documented by Tenant, provided such amounts shall first be deducted from sublease rents before any excess rents are payable to Landlord. For the purpose of determining the amount of excess rent under this Section 13(f), during the period between the Term Commencement and the Base Rent Commencement, Tenant shall be deemed to be paying Base Rent in the amount of the Initial Base Rent.
g.     Assignment of Consideration. Tenant hereby irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any subletting of all or a part of the Premises, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s applications, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that during the existence of an Event of Default by Tenant, Tenant shall have the right to collect such rent.
i.     Effect of Assignment or Subletting. Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligations or alter the primary liability of Tenant to pay the rental and to perform all other obligations to be performed by Tenant under this Lease. The acceptance of rental by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. If there is an Event of Default by any assignee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor. Landlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with assignees of Tenant, with notification to Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and such action shall not relieve Tenant of liability under this Lease.
j.     Landlord’s Costs. If Tenant shall request the consent of Landlord to any assignment or subletting, then Tenant shall pay Landlord’s reasonable out-of-pocket costs, including attorneys’ fees, incurred in connection therewith, as documented by Landlord, not to exceed (i) $7,500, in the aggregate, per request in the case of a sublease and (ii) $10,000, in the aggregate, per request in the case of an assignment.
k.    No Merger. The voluntary or other surrender of this Lease by Tenant, the mutual cancellation thereof or the termination of this Lease by Landlord as a result of an Event of Default by Tenant shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.
14.    Default by Tenant.
a.     Events of Default. Any of the following events shall constitute an “Event of Default” under this Lease and all references thereto shall mean the following:
(i)    Tenant’s failure to pay any Base Rent or other sum payable under this Lease (including without limitation a sum to restore the Deposit under Section 23) when due, where such failure shall continue for a period of five (5) days after notice from Landlord of such delinquency; provided, however, that once Landlord has delivered a second notice of such a failure during any calendar year, any subsequent failure to pay Base Rent or other sums when due shall constitute an Event of Default without the requirement of notice;
(ii)    The bankruptcy or insolvency of Tenant, any transfer by Tenant in fraud of creditors, assignment by Tenant for the benefit of creditors, or the commencement of any proceedings of any kind by or against Tenant under any provision of the Title 11 of the United States Code or its successor (“Bankruptcy Code”), or under any other insolvency, bankruptcy or reorganization law, unless any such proceedings are dismissed within ninety (90) days thereafter; the appointment of a receiver for a substantial part of the assets of Tenant unless dismissed within sixty (60) days; or the levy upon this Lease or any estate of Tenant under this Lease by any attachment or execution unless released within thirty (30) days;
(iii)    The abandonment of the Premises, together with Tenant’s failure to maintain the Premises in accordance with this Lease;
(iv)    Tenant’s failure to perform any of the other terms, covenants, agreements or conditions set forth in this Lease or act by Tenant in violation of this Lease (other than Tenant’s breach of Section 13(a) and (c), as to which a ten (10) day cure period shall apply, or the provisions of Section 18 regarding delivery of financial statements and estoppels, as to which a five (5) day cure period shall apply beyond the period provided in Section 18 to deliver the relevant statements) and, if the failure is curable, the continuation of such breach for a period of thirty (30) days after notice from Landlord or beyond the time reasonably necessary for cure if the failure is of the nature to require more than thirty (30) days to remedy, but in any event, within ninety (90) days following Landlord’s notice; provided that if Tenant has committed an Event of Default with respect to a violation of Law more than twice in any twelve-month period and written notice of Tenant's failure has been given by Landlord in such instance, then no cure period shall thereafter be applicable under this Lease; or
(v)    Tenant’s failure to provide, renew, supplement, or replace the Letter of Credit or provide a cash equivalent when and as provided under Section 24 within five (5) days after the date when due.
b.     Landlord’s Remedies. Upon the occurrence of any Event of Default by Tenant under this Lease, Landlord may, at its option and without any further notice or demand, in addition to any other rights and remedies given under this Lease or by law, do any of the following:
(i)    Landlord shall have the right, so long as such Event of Default continues, to give written notice of termination to Tenant and on the date specified in such notice this Lease shall terminate;
(ii)    In the event of any such termination of this Lease, Landlord may then or at any time thereafter, reenter the Premises and remove therefrom all persons and property and again repossess and enjoy the Premises, without prejudice to any other remedies that Landlord may have by reason of Tenant’s Event of Default or of such termination;
(iii)    In the event of any such termination of this Lease, and in addition to any other rights and remedies Landlord may have, Landlord shall have all of the rights and remedies of a landlord provided by Section 1951.2 of the California Civil Code. The amount of damages which Landlord may recover in event of such termination shall include, without limitation, (1) the worth at the time of award (computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent) of the amount by which the unpaid Base Rent for balance of the term after the time of award exceeds the amount of rental loss that Tenant proves could be reasonably avoided, (2) all legal expenses and other related costs reasonably incurred by Landlord following Tenant’s Event of Default, (3) all costs incurred by Landlord in restoring the Premises to good order and condition, or, to the extent allocable to the remainder of the Term, in remodeling, renovating or otherwise preparing the Premises for reletting, and (4) all costs (including, without limitation, any brokerage commissions) incurred by Landlord in reletting the Premises, to the extent allocable to the remainder of the Term.
(iv)    Landlord shall also have the remedy described in California Civil Code Section 1951.4 (lessor may continue the lease in effect after lessee’s breach and abandonment and recover Base Rent and additional rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations);

(v)    For the purpose of determining the unpaid Base Rent in the event of a termination of this Lease, or the Base Rent due under this Lease in the event of a reletting of the Premises, the monthly Base Rent reserved in this Lease shall be deemed to be the Base Rent due under Section 3 above;
(vi)    Landlord’s acceptance of payment from Tenant of less than the amount of Base Rent then due shall not constitute a waiver of any rights of Landlord or Tenant including, without limitation, any right of Landlord to recover possession of the Premises; and
(vii)    After terminating this Lease, Landlord may remove any and all personal property located in the Premises and place such property in a public or private warehouse or elsewhere at the sole cost and expense of Tenant, provided Landlord will provide written notice of such removal and storage to Tenant promptly after any such personal property is removed from the Premises.
c.     Waiver of Reinstatement. Tenant hereby waives all rights under California Code of Civil Procedure Section 1179 and California Civil Code Section 3275 providing for relief from forfeiture and any other right now or hereafter existing to redeem the Premises or reinstate this Lease after termination pursuant to this Section 14 or by order or judgment of any court or by any legal process.
d.    Continuation of the Lease. Even though an Event of Default by Tenant has occurred under this Lease, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession. Landlord may enforce all its rights and remedies under this Lease, including the right to recover rental as it becomes due under this Lease. Acts of maintenance or preservation, efforts to relet the Premises, or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease, shall not constitute a termination of Tenant’s right to possession.
e.    Waiver of Jury Trial. If and to the extent permitted under applicable Law, Landlord and Tenant shall not seek jury trial, hereby waive trial by jury and any objection to venue in the county in which the Building is located and hereby consent to the personal jurisdiction of the courts of the state in which the Premises is located in any action, proceeding or counterclaim brought by either party against the other on any matters not relating to personal injury or property damage but otherwise arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, any claim or injury or damage or the enforcement of any remedy under any statute, whether any of the foregoing is based upon this Lease or law.
f.     Non-Exclusive Remedies. The remedies provided for in this Lease are in addition to any other remedies available to Landlord at law or in equity, by statute or otherwise.
g.     Reimbursement of Landlord. In addition to the foregoing remedies for Events of Default, subject to Section 20, Landlord is entitled to reimbursement of all of Landlord’s fees, expenses and damages, including, without limitation, reasonable attorneys’ fees and paralegal and other professional fees and expenses, including expert witness or appraisal fees and expenses, that Landlord incurs in protecting its interests in any bankruptcy or insolvency proceeding involving Tenant (including, without limitation, any proceeding under the Bankruptcy Code) by, without limitation, (i) exercising and advocating rights under Section 365, or its successor, of the Bankruptcy Code, (ii) proposing a plan of reorganization and objecting to competing plans or (iii) filing motions for relief from stay. Such fees and expenses are payable on demand or, in any event, upon assumption or rejection of this Lease in bankruptcy.
15.    Landlord’s Right to Cure Events of Default. If Tenant shall fail to pay any sum of money, other than rental, required to be paid by it under this Lease or shall fail to perform any other act on its part to be performed under this Lease and such failure shall continue for thirty (30) days after notice thereof by Landlord, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as in this Lease provided. All sums so paid by Landlord and all necessary incidental costs shall be deemed additional rent under this Lease and shall be payable to Landlord on written demand. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of an Event of Default by Tenant in the payment of rental.

16.     Default by Landlord.
a.    Default and Remedies. The occurrence of any one or more of the following events shall constitute a default under this Lease by Landlord: Landlord's failure to do, observe, keep, and perform any of the terms, covenants, conditions, agreements, or provisions of this Lease required to be done, observed, kept, or performed by Landlord within thirty (30) days after written notice by Tenant to Landlord of said failure (except when the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences performance within the thirty (30)-day period and thereafter diligently pursues the cure to completion). Notwithstanding the foregoing, in the event Tenant notifies Landlord that Landlord's breach creates an emergency situation or is of such a nature that impairs Tenant's ability to operate at the Premises (which shall include, by way of illustration and not limitation, obstructions or disruptions to parking, access to the Premises, visibility, utilities, roof leaks, health and safety, and quiet enjoyment), then Landlord shall be required to remedy such breach as soon as commercially reasonable and in any event without delay. In the event of a default by Landlord, or failure to remedy a breach as set forth in the preceding sentence, Tenant may, as Tenant’s sole and exclusive remedies, (i) pursue specific performance, (ii) seek recovery of Tenant's actual money damages for loss arising from Landlord’s uncured breach under this Lease or (iii) cure any default of Landlord as and to the extent provided below in this Section 16. Notwithstanding anything in this Lease to the contrary, in no event shall this Lease be terminated. In the event of any breach or default by Landlord of any term or provision of this Lease, Tenant must look solely to the amount of Landlord’s equity or interest then owned by Landlord in the Project and any proceeds therefrom; however, in no event, shall any deficiency judgment or any money judgment of any kind be sought or obtained against Landlord. IN NO EVENT SHALL LANDLORD’S OR TENANT’S MEMBERS OR MANAGERS OR ITS OR THEIR DIRECT OR INDIRECT MANAGERS, MEMBERS, PARTNERS, SHAREHOLDERS OR AFFILIATES, ANY OFFICER, MANAGER, MEMBER, DIRECTOR, EMPLOYEE, OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY PERSONAL LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS LEASE OR THE PREMISES, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.
b.    Cure by Tenant. Notwithstanding any other provision of the Lease to the contrary (but subject to the provisions of Section 11 and Section 12), if, after Term Commencement, Landlord fails to perform Essential Repairs, Tenant may deliver a notice describing with reasonable specificity Landlord's failure to perform Essential Repairs (a “Cure Notice”). If Landlord fails to cure such failure within thirty (30) days after Landlord’s receipt of the Cure Notice (unless the failure is due to Excusable Delay or is of a nature that cannot reasonably be cured within thirty (30) days, in which event Landlord shall be allowed an additional reasonable period of time to diligently pursue cure of such failure), Tenant may deliver an additional notice to Landlord (“Second Cure Notice”) stating (A) that Landlord has failed to cure the failure to perform Essential Repairs within the cure period set in the third sentence of this Section 16(b), (B) the action that Tenant maintains is necessary to cure such failure and (C) the action that Tenant proposes to take to cure such failure of Landlord (the “Cure Action”). If within three (3) additional business days after Landlord’s receipt of the Second Cure Notice, Landlord fails to cure such failure (unless such failure is of a nature that cannot reasonably be cured within such three (3) business days, in which event Landlord shall be allowed an additional reasonable period of time to diligently pursue cure of such failure), then Tenant may proceed to undertake the Cure Action, subject to the provisions in Section 16(c) below. Provided however, in the event any such failure of Landlord creates a Repair Emergency the required notice to Landlord may be given verbally to the property manager, as hereafter may be changed from time to time by Landlord or its property manager by written notice to Tenant. Tenant shall confirm any verbal notice by written notice to Landlord given on the same day (or if the Repair Emergency occurs outside of normal business hours, then by written notice given the next business day). In the event of a Repair Emergency, (1) if Landlord has not commenced to perform such Essential Repairs within two (2) business days following Landlord's receipt of the Cure Notice, then Tenant may deliver a Second Cure Notice (without regard for the time periods for cure set forth above) and (2) if Landlord has not commenced to perform such Essential Repairs within one (1) business day following Landlord's receipt of the Second Cure Notice then Tenant may proceed to undertake the Cure Action, without regard for the time periods for cure set forth above and subject to the provisions in Section 16(c) below. As used herein, the term “Essential Repair” means a maintenance or repair obligation under Sections 8(a) or a failure to restore Essential Utilities (but only to the extent that Tenant would otherwise be entitled to an abatement of Rent pursuant to Section 7(b) as a result of such failure). As used herein, the term “Repair Emergency” means the failure of Landlord as described in the first sentence of this Section 16(b) that creates an imminent and unreasonable risk of serious bodily injury or material property damage.
c.    Requirements of Tenant's Cure Right. If Tenant takes any Cure Action permitted by Section 16(b) above with respect to any failure of Landlord to perform any Essential Repairs, Tenant shall comply with and observe the requirements set forth below. Prior to commencement of any repair by Tenant, Tenant shall submit for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, plans and specifications for such repair work (“Repair Plans”), and such of the following as requested by Landlord: opinions from engineers reasonably acceptable to Landlord stating that such work will not in any way adversely affect the Building Systems, including, without limitation, the mechanical, heating, plumbing, security, ventilating, air conditioning, electrical, and the fire and life safety systems in the Building, necessary permits and licenses, certificates of insurance, and such other documents in such form reasonably requested by Landlord. If, within two (2) business days following Landlord's receipt of the Repair Plans, Landlord has not either approved the Repair Plans or reasonably disapproved the Repair Plans (providing with reasonable specificity the reasons for such disapproval), Landlord will be deemed to have approved the Repair Plans. Tenant shall use only the services of any qualified contractor which regularly performs similar work in comparable buildings in Oakland Metropolitan Area. For all such work, Tenant shall use only materials and parts of kind and quality at least equal to the original and consistent with the Construction Document Packages. Notwithstanding the foregoing, Tenant shall use only such contractor, materials, parts and techniques required under any warranty then in effect and of which Tenant is notified (in writing or verbally in event of a Repair Emergency). Tenant shall furnish names and addresses of all contractors and subcontractors and copies of all contracts. Upon completion of such repair, Tenant shall deliver to Landlord an as-built set of plans and specifications (digitized if available), if any, for such repair or maintenance. Tenant shall not conduct any such repair in a manner that will draw picketers or demonstrators without the prior consent of Landlord. Tenant shall comply with and observe the same requirements under Section 9 (except to the extent expressly set forth in, or inconsistent with, this Section 16) that would apply if Tenant seeks to perform Alterations and with other applicable provisions of the Lease. In addition, any Cure Action shall be (i) subject to Tenant’s indemnification obligations set forth in Section 9 of this Lease, (ii) subject to Tenant's other obligations under this Lease, including without limitation, Tenant's obligations with respect to Alterations and liens, and (iii) such action shall be diligently prosecuted to completion and shall be undertaken in a good and workmanlike manner and in compliance with all Laws. If any Cure Action to be undertaken by Tenant in accordance with the foregoing affects elements of the structural frame of the Building or the Building Systems, Tenant shall engage Landlord's contractors to effectuate such action.
d.    Payment by Landlord and Offset. Promptly following completion of any work by Tenant pursuant to Section 16(b), Tenant shall deliver to Landlord Tenant’s request for reimbursement of the actual, costs reasonably incurred by Tenant for the work permitted pursuant to Section 16(b), which request shall include the contractors and materials used, copy of all required permits and governmental approvals, copy of receipt(s) showing Tenant’s payment to those providing services or materials, and valid, final, unconditional mechanics’ lien releases and waivers from all contractors, subcontractors and suppliers providing services or materials. Within thirty (30) days after receipt of such invoice and documentation, Landlord shall reimburse Tenant the amount, if any, not reasonably disputed by Landlord, as more particularly set forth below (the “Undisputed Amount”). Provided however, alternatively, within thirty (30) days after receipt of such invoice Landlord may give Tenant written notice of Landlord’s reasonable objection to the payment of such invoice, setting forth with reasonable specificity Landlord’s reasons for its claim that such action was not required to be taken by Landlord pursuant to the terms of the Lease, or that the work by Tenant was defective (or otherwise did not correctly repair the problem), or that the charges were not reasonably incurred (in which case Landlord shall pay the amount it contends was reasonably incurred for the repair required under the Lease) (a “Dispute Notice”). If Landlord does not deliver Tenant a Dispute Notice within the time period set forth above, Landlord will be deemed to have approved such invoice and documentation. In the event Tenant disputes Landlord’s timely delivered Dispute Notice, Tenant may, as its sole and exclusive remedy, bring a claim against Landlord for payment of the amount due in accordance with the foregoing. If Landlord fails to pay Tenant any Undisputed Amount within ten (10) days after Landlord's approval (or deemed approval) of such invoice or documentation, then, notwithstanding any other provision of this Lease that prohibits any such withholding, deduction or offset of Rent, in lieu of its receipt of such unpaid amounts, Tenant may, as its sole and exclusive remedy for such failure, offset against Rent the Undisputed Amount, plus interest at the Default Rate on the Undisputed Amount until the full amount of the unpaid amounts, together with all interest thereon, has been recouped by Tenant. Tenant acknowledges and agrees that Landlord's acceptance of such offset shall not in and of itself be an admission by Landlord that it is responsible for such expense, and Landlord reserves the right to contest the amount of such expense and/or Landlord's liability therefor. Notwithstanding the foregoing, the maximum amount of Rent which Tenant shall be entitled to offset in any calendar year shall be 20% of the Base Rent for such period, and shall be limited to a maximum of 30% of each installment of the payment of Base Rent (the “Maximum Annual Rent Abatement”); provided, however, Tenant’s offset rights with respect to amounts owed to Tenant pursuant to a final, non-appealable judgment in court or an award shall not be subject to any limitation, including, without limitation, the Maximum Annual Rent Abatement.
e.    Cure Rights Personal to Tenant. The right of cure and offset set forth in this Section 16 is personal to the original Tenant and may not be exercised by any other party, provided however, in the event this Lease is assigned to a Permitted Transferee that satisfies the provisions of Section 13(c), the right to cure and offset set forth in this Section 16 may be exercised by Tenant or by such Permitted Transferee, and such Permitted Transferee may exercise the right without Tenant joining in or consenting to such exercise, and notwithstanding any provision of the Lease to the contrary, Tenant shall remain liable for all obligations under the Lease, including those resulting from any such exercise, with the same force and effect as if Tenant had joined in the exercise of the right to cure.
f.    Effect of Cure on Operating Expenses. Notwithstanding the undertaking of a Cure Action by Tenant pursuant to this Section 16, the cost of such Cure Action, whether paid by Landlord to Tenant or offset from Tenant's Rent obligations as provided herein, shall be an Operating Expense to the extent the cost of such Cure Action would have constituted an Operating Expense if performed by Landlord; provided however, any interest payable to Tenant pursuant to the terms of this Section 16 shall not be an Operating Expense and shall be the sole cost of Landlord.
17.    Intentionally Omitted.
18.    Estoppel Certificate and Financial Statements.
a.     Tenant’s Estoppel Certificate. Tenant shall at any time within ten (10) business days following written request from Landlord execute, acknowledge and deliver to Landlord a statement certifying: (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect); (ii) the date to which the Base Rent and other sums payable under this Lease have been paid; (iii) the amount of the Letter of Credit or Deposit, as applicable; (iv) acknowledging that there are not, to Tenant’s actual knowledge, any uncured defaults on the part of Landlord under this Lease, or specifying such defaults, if any, which are claimed; and (v) such other factual matters as may reasonably be requested by Landlord.
b.     Reliance and Failure to Deliver. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Building. Tenant’s failure to deliver such statement within such time shall be deemed Tenant’s confirmation that: (i) this Lease is in full force and effect, without modification except as may be represented by Landlord; (ii) there are no uncured defaults in Landlord’s performance; and (iii) not more than one month’s Base Rent has been paid in advance.
c.     Financial Statements. Tenant shall deliver to Landlord within thirty (30) days following Landlord’s request, the most recent complete and accurate financial statements of Tenant. Such statements shall be prepared in accordance with generally accepted accounting principles, to the extent applicable to Tenant’s business, consistently applied, and shall be certified as accurate and complete by an independent certified public accountant. All such financial statements shall be received by Landlord in confidence and may only be disclosed by Landlord to its current and/or prospective lenders and/or purchasers who shall also be instructed to maintain such information in confidence pursuant to Section 26(m) of this Lease. Notwithstanding the foregoing, so long as Tenant is a publicly traded company, Tenant shall have no obligations under this Section 18(c).
19.    Subordination; Amendment for Lender.
a.    This Lease shall be subordinate to any mortgage, deed of trust, ground lease, underlying lease or any other hypothecation for security (each an “Encumbrance”) hereafter placed upon the Project and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, that such subordination shall only be effective as to such future Encumbrances on the Project if the applicable holder of the Encumbrance executes a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”), which shall, among other provisions, provide that notwithstanding any subordination in such SNDA, Tenant’s right to quiet possession of the Premises shall not be disturbed if there is not an Event of Default by Tenant unless this Lease is otherwise terminated pursuant to its terms. If any holder of an Encumbrance on the Project shall elect to have this Lease prior to the lien of its Encumbrance, and shall give notice thereof to Tenant, this Lease shall be deemed prior to such Encumbrance, whether this Lease is dated prior to or subsequent to the date of said Encumbrance or the date of recording thereof. If any mortgage or deed of trust to which this Lease is subordinate is foreclosed or a deed in lieu of foreclosure is given to the mortgagee or beneficiary, Tenant shall attorn to the purchaser at the foreclosure sale or to the grantee under the deed in lieu of foreclosure; if any master lease to which this Lease is subordinate is terminated, Tenant shall attorn to the master lessor, provided that for any of the foregoing events, Tenant has received an executed, commercially reasonable SNDA. Promptly following the request of any such purchaser, grantee, or master lessor, Tenant shall execute and deliver a new lease, in the form of this Lease, with such requesting party as Landlord. Within ten (10) business days following Landlord’s request or the request of any such mortgagee, beneficiary or master lessor, Tenant shall execute an SNDA or any other documents reasonably required to effectuate such subordination or to make this Lease prior to the lien of any mortgage, deed of trust or master lease, as the case may be, or to evidence such attornment. Landlord represents that, as of the Execution Date, Landlord has not obtained financing from any lender with an Encumbrance on the Premises or any part or interest therein. Tenant acknowledges that, prior to the Execution Date, Tenant has received a copy of the preliminary title report with respect to the Land, which is attached hereto as part of Exhibit  E-1, which report does not include an exception to title with respect to an Encumbrance.
b.    Modification for Lender. Within ten (10) business days of Landlord’s request therefor, Tenant shall execute and deliver such amendments to this Lease as shall have been reasonably required by Landlord’s lender in connection with the making of a loan to be secured by the Project, provided that such amendment does not increase the obligations of Tenant under this Lease or materially and adversely affect Tenant’s leasehold interest or its other rights under this Lease. Any costs incurred by Tenant to enter into any such amendment shall be borne by Landlord.
20.    Attorneys’ Fees. If either party commences an action or proceeding against the other party arising out of or in connection with this Lease, or institutes any proceeding in a bankruptcy or similar court which has jurisdiction over the other party or any or all of its property or assets, the prevailing party in such action or proceeding and in any appeal in connection therewith shall be entitled to have and recover from the unsuccessful party reasonable attorneys’ fees, court costs, expenses and other costs of investigation and preparation. If such prevailing party recovers a judgment in any such action, proceeding, or appeal, such attorneys’ fees, court costs and expenses shall be included in and as a part of such judgment.
21.    Notices. All notices, consents, demands and other communications from one party to the other given pursuant to the terms of this Lease shall be in writing and shall be provided (i) if to Tenant, by personal delivery at the address specified in the Basic Lease Information or to such other place and with such other copies as Tenant may from time to time designate in a notice to Landlord, (ii) by deposit in the United States mail, certified or registered, postage prepaid, or (iii) by delivery by a generally recognized overnight courier service, charges prepaid and addressed as follows: (a) if to Tenant, at the address specified in the Basic Lease Information or to such other place and with such other copies as Tenant may from time to time designate in a notice to Landlord or (b) if to Landlord, at the address specified in the Basic Lease Information, or to such other place and with such other copies as Landlord may from time to time designate in a notice to Tenant. Notices, demands or declarations given under this Lease will be deemed to have been given when received or when receipt is refused.
22.    Signage. At Tenant’s cost, Tenant may erect, install and maintain signage of a kind and size and in a location (including monument signage and signage on the Building eyebrow) that is permitted by local regulatory codes and other applicable Laws, provided that Tenant shall obtain Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, with respect to the method of attachment of such signage to the Building. Tenant shall maintain such signage in accordance with applicable Laws.

23.     Security Deposit. Upon execution of this Lease Tenant shall deliver to Landlord a security deposit in the amount specified in the Basic Lease Information (the “Deposit”). The Deposit shall be held by Landlord as security for the performance by Tenant of all of the provisions of this Lease. Following an Event of Default by Tenant under this Lease, Landlord may use, apply or retain all or any portion of the Deposit for the payment of any rent or other charge in default, or the payment of any other sum to which Landlord may become obligated by Tenant’s default, or to compensate Landlord for any expense, loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Deposit, then within ten (10) days after demand therefor Tenant shall deposit cash with Landlord in an amount sufficient to restore the Deposit to the full amount thereof, and Tenant’s failure to do so prior to the expiration of all applicable notice and cure periods shall be an uncurable Event of Default under this Lease. Landlord shall not be required to keep the Deposit separate from its general accounts. The Deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned, without payment of interest for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest under this Lease) not later than 30 days after the later of the date of termination or expiration of the Lease or the date that Tenant delivers possession of the Premises to Landlord, unless a longer time is reasonably required to ascertain damages payable from the Deposit (not to exceed sixty (60) days). No trust relationship is created herein between Landlord and Tenant with respect to the Deposit. Tenant waives the provisions of California Civil Code Section 1950.7, and all other present and future laws to the extent the same restrict the amount or types of claim that a landlord may make upon a security deposit or, to the extent in conflict with the express terms of this Lease, imposes upon a landlord or a successor any obligation with respect to the handling or return of security deposits. Upon final determination of the Initial Base Rent pursuant to Section 3(a), if the Deposit then held by Landlord is greater than the Initial Base Rent, Landlord shall promptly refund such excess to Tenant, and if the Deposit held by Landlord is less than the Initial Base Rent, then Tenant shall deposit such shortfall amount with Landlord within ten (10) days after notice from Landlord.
24.     Letter of Credit. At Tenant’s election, in lieu of the Deposit provided in Section 23, Tenant shall, within two business days of the mutual execution and delivery of this Lease, deliver to Landlord an irrevocable, unconditional and transferable (without cost to beneficiary) standby Letter of Credit (“Letter of Credit”), in a form reasonably approved by Landlord and meeting the requirements of this Section 24, in the amount stated in the Basic Lease Information. The following provisions shall apply to the Letter of Credit:
a.    The Letter of Credit shall be governed by ISP98, as revised from time to time, issued by a commercial bank (“Issuer”) reasonably satisfactory to Landlord with offices for banking purposes in the San Francisco Bay Area, and drawable by sight draft presented by Landlord from time to time. Landlord hereby approves the following banks as an Issuer: Wells Fargo Bank. The Letter of Credit shall name Landlord as beneficiary, permit multiple drawings, be fully transferable by Landlord, and otherwise be in form and substance reasonably satisfactory to Landlord. The Letter of Credit shall also provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one (1) year each during the Term plus sixty (60) days after the Term Expiration (the “LC Term Expiration”), unless the Issuer delivers written notice (“Issuer Notice”) to Landlord (with a simultaneous copy to Tenant) by any method specified for giving of notices under this Lease, as amended, not less than forty-five (45) days preceding the then-Term Expiration of a Letter of Credit that it elects not to have that Letter of Credit renewed. If Landlord receives an Issuer Notice and, not later than fifteen (15) business days preceding the Term Expiration of the expiring Letter of Credit, Tenant fails to furnish Landlord with a replacement of the expiring Letter of Credit pursuant to and meeting the conditions of this Section 24, then Landlord shall have the right to draw the full amount of that Letter of Credit by delivering to the Issuer a statement that Tenant has failed timely to deliver to Landlord a replacement Letter of Credit pursuant to and meeting the conditions of this Section, in which event the Issuer shall disburse the full amount of the expiring Letter of Credit to Landlord and Landlord shall hold such amount pursuant to Section 24(f), below. Tenant shall, at any time after Landlord draws the Letter of Credit, be entitled to provide Landlord with a replacement Letter of Credit that satisfies the requirements hereunder, at which time Landlord shall return the cash proceeds of the original Letter of Credit drawn by Landlord to the extent Landlord has not applied such funds in curing an Event of Default by Tenant hereunder.
b.    The Letter of Credit shall be held by Landlord for the faithful performance of all terms, covenants and conditions of this Lease. The Letter of Credit shall be returned to Tenant within sixty (60) days after the later of the date of termination or expiration of the Lease or the date Tenant delivers possession of the Premises to Landlord, unless a longer time is reasonably required to ascertain damages payable from the Letter of Credit (not to exceed an additional 30 days). Tenant agrees that Landlord may, without waiving any of Landlord’s other rights and remedies under this Lease, draw upon the Letter of Credit and apply the proceeds of the Letter of Credit (i) in whole or in part to remedy, or compensate Landlord for any damages arising from any Event of Default by Tenant; (ii) in whole if a petition is filed by or against Tenant or, if Tenant is not the “Applicant” under the Letter of Credit, then by or against the Applicant, under Title 11 of the United States Code, or a proceeding has been commenced by or against Tenant or, if Tenant is not the Applicant under the Letter of Credit, then by or against the Applicant, under any other state or federal insolvency laws or under the insolvency laws of another country (any such proceeding defined herein as a “Bankruptcy Case”); or (iii) in whole if a renewal/extension of, amendment to or replacement or evidence of the restoration of the Letter of Credit as required under Section 24(a) is not timely received by Landlord in form and substance reasonably acceptable to Landlord. If Landlord draws on the Letter of Credit, Tenant shall within five (5) business days restore the amount of the Letter of Credit to the full amount of the Letter of Credit as required to be maintained under this Section 24 pursuant to a replacement thereof or an amendment thereto in form and substance reasonably satisfactory to Landlord, or shall provide cash in lieu thereof, failing which Landlord may, without waiving its other remedies hereunder, draw down any sums then remaining unpaid under the Letter of Credit. If Landlord draws upon the Letter of Credit pursuant to subpart (i) above, Landlord shall only draw upon the Letter of Credit to the extent needed to cure such Event of Default. In the event Landlord improperly draws upon the Letter of Credit or misapplies the Letter of Credit proceeds, Tenant shall have the right to offset such amounts against Rent and Tenant shall have no right or claim (and Landlord shall have no liability to Tenant) with respect to the funds so improperly drawn or misapplied.
c.    If Landlord’s interest in the Premises is sold or otherwise assigned or transferred, then Tenant shall, upon ten (10) days prior notice from Landlord, at Tenant’s sole cost and expense, cause Issuer to amend the Letter of Credit, in form and substance reasonably satisfactory to Landlord, to transfer them to the new Landlord designated by Landlord in its notice, effective on the date designated by Landlord in its notice.
d.    Any draw under the Letter of Credit shall be subscribed by a representative of Landlord. The Issuer shall have no obligation to verify any matter or statement made in connection with any draw under the Letter of Credit and no good faith error in connection with any such matter or statement shall affect the validity of any draw by Landlord. No draw under the Letter of Credit or failure or delay of Landlord to draw any portion of the Letter of Credit shall constitute a waiver of Landlord’s right to do so at any time thereafter, a waiver of Landlord’s other rights and remedies under this Lease, or a waiver of any default with respect to this Lease. Tenant agrees that Tenant shall have no right to apply any portion of the cash security or proceeds of the Letter of Credit against any of Tenant’s obligations to pay rent or perform obligations under the Lease.
e.    Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit are not intended to serve as a security deposit and such Section 1950.7 and any and all other Laws applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.
f.    In the event Landlord draws down on the Letter of Credit, the proceeds of the Letter of Credit may be held by Landlord and applied by Landlord against any Base Rent or Additional Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any Event of Default by Tenant under this Lease. Any unused proceeds of the Letter of Credit shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Tenant hereby (i) agrees that (A) Tenant has no property interest whatsoever in the proceeds from any such draws, and (B) such proceeds shall not be deemed to be or treated as a “security deposit” under the Security Deposit Laws, and (ii) waives all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Landlord agrees that the amount of any proceeds of the Letter of Credit received by Landlord, and not used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as provided for in this Section 24(f) (the “Unused Letter of Credit Proceeds”), shall be paid by Landlord to Tenant (x) upon receipt by Landlord of a replacement of the Letter of Credit in the full amount of the Letter of Credit, which replacement Letter of Credit shall comply in all respects with the requirements of this Section 24, or (y) within sixty (60) days after the later of the date of termination or expiration of the Lease or the date Tenant delivers possession of the Premises to Landlord, unless a longer time is reasonably required to ascertain damages payable from the Unused Letter of Credit Proceeds (not to exceed an additional 30 days), and except as provided otherwise herein; provided, however, that if prior to the LC Term Expiration a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the U. S. Bankruptcy Code or any state bankruptcy code, then Landlord shall not be obligated to make such payment in the amount of the Unused Letter of Credit Proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.
g.    Upon final determination of the Initial Base Rent pursuant to Section 3(a), if the amount of the Letter of Credit then held by Landlord is not equal to the Initial Base Rent, then Tenant shall promptly obtain a revised Letter of Credit in an amount equal to the Initial Base Rent.
h.    If Tenant delivers a replacement or amended Letter of Credit to Landlord when and as required under this Section 24 in the form required herein, Landlord shall exchange the Letter of Credit then held by Landlord for the replacement or amended Letter of Credit delivered by Tenant. Tenant may at any time substitute a cash Deposit for the Letter of Credit, and upon such substitution, Landlord shall return the Letter of Credit to Tenant.
25.    Right of First Offer.
a.    Offer Notice. Landlord shall not sell or otherwise convey Landlord’s fee title in the Project (the “Fee Interest”) to any unaffiliated third party, unless Landlord shall have first given Tenant the one-time opportunity (subject to the terms of this Section 25) to buy the Fee Interest in accordance with this Section 25 (“Right of First Offer”). In the event that Landlord desires to transfer the Fee Interest to an unaffiliated third party after the date of this Lease, Landlord shall first deliver to Tenant a written notice (“Offer Notice”), which shall include, in good faith, the following terms: (i) the purchase price, (ii) the amount of any earnest money deposit, (iii) the length of any due diligence period, and (iv) the date of closing ("Offer Terms").
b.    Acceptance; Counteroffer. Upon receipt of an Offer Notice, Tenant shall have the right to either (i) purchase the Fee Interest on the terms and conditions provided in the Offer Notice provided that Tenant exercises its right to purchase in strict accordance with this Section 25(b), (ii) reject the Offer Notice by delivering a notice to Landlord or failing to respond within the time period set forth below or (iii) reject the Offer Notice by delivering a notice to Landlord setting forth the terms upon which Tenant desires to purchase the Fee Interest, which notice shall include Tenant's Offer Terms (such notice under this clause (ii), a "Counteroffer"). If Tenant desires to exercise such right to purchase the Fee Interest pursuant to the Offer Notice, Tenant must deliver to Landlord written notice of its exercise of such right (the “Election Notice”) within the ten (10) business days after Tenant’s receipt of the Offer Notice, and if Tenant desires to deliver a Counteroffer to Landlord, Tenant must deliver such Counteroffer to Landlord within the same ten (10) business day period. If Tenant delivers a Counteroffer, Landlord shall, within five (5) business days of Landlord's receipt thereof, notify Tenant of its acceptance or rejection of such Counteroffer, and any failure of Landlord to respond within such period shall be deemed to be Landlord's rejection of the Counteroffer. If Tenant elects to purchase the Fee Interest pursuant to the Offer Notice (as set forth in clause (i) above) or if Tenant delivers a Counteroffer that Landlord accepts, Landlord and Tenant shall proceed to use commercially reasonable, good faith efforts to negotiate a purchase and sale agreement (the “Purchase Agreement”), which Purchase Agreement shall include the terms set forth in the Offer Notice or the Counteroffer and such other terms otherwise agreed upon by Landlord and Tenant, for a period of not more than 30 days. Notwithstanding the foregoing, if at the time Tenant delivers the Election Notice or Counteroffer or during the negotiation of the Purchase Agreement an Event of Default under this Lease has occurred and is continuing, the Election Notice (or the Counteroffer, as applicable) shall be ineffective (or void ab initio). Upon the full execution and delivery of a Purchase Agreement this Section 25 will immediately be null and void and of no further force or effect and whether or not a closing occurs thereunder or the Purchase Agreement is terminated for any reason.

c.    Rejection. If (i) Tenant rejects the Offer Notice without delivering a Counteroffer, (ii) Tenant fails to respond to the Offer Notice within said ten (10) business day period, (iii) Landlord rejects Tenant's Counteroffer, (iv) Tenant fails to negotiate the Purchase Agreement in good faith (e.g. attempting to renegotiate terms in the Offer Notice), (v) the Purchase Agreement is not mutually executed or delivered within the 30-day period provided in Section 25(b) despite the parties’ commercially reasonable, good faith efforts, or (vi) the Purchase Agreement is mutually executed and delivered but then Tenant elects not to close or fails to close under the terms of the Purchase Agreement, then Landlord shall have the right to sell the Fee Interest to a third party any terms and conditions Landlord so desires.
d.    Second Offer. Notwithstanding the foregoing, if Tenant has delivered a Counteroffer to Landlord that Landlord has rejected and Landlord thereafter desires to sell the Fee Interest to a third party on terms and conditions materially more favorable to a third-party purchaser than the Offer Terms set forth in the Counteroffer, Landlord shall, prior to entering into a binding agreement to sell the Fee Interest to such third party, offer to sell the Fee Interest to Tenant on the terms and conditions proposed (or to be proposed) to such third-party purchaser (a "Second Offer"). Landlord's good faith and reasonable judgment regarding the favorability of the Offer Terms offered to a third party versus the Offer Terms contained in any Counteroffer shall be determinative (i.e., whether or not such terms are more or less favorable than those set forth in the Counteroffer). If Landlord is required to deliver a Second Offer to Tenant, then Landlord shall send a notice to Tenant setting forth the Offer Terms (the "Second Offer Notice") and Tenant shall, by written notice to Landlord either accept or reject such Second Offer within five (5) business days of Tenant's receipt thereof. Tenant's failure to timely accept the Second Offer shall be deemed to be a rejection of the Second Offer. Upon Tenant's rejection (or deemed rejection) of any Offer Notice (without an accompanying Counteroffer) or, if applicable, Tenant's rejection of any Second Offer Notice, this Section 25 will immediately be null and void and of no further force or effect and whether or not a closing with a third party occurs thereafter for any reason. For avoidance of doubt, the obligations of Landlord and the rights of Tenant set forth in this Section 25 are personal to the original Landlord (and its transferee pursuant to Section 26(u)) and the original Tenant named herein and Affiliate or Permitted Transferee of such Landlord and Tenant, and shall not be applicable to any successor-in-interest to Landlord or Tenant (other than an Affiliate or Permitted Transferee of such party succeeding directly to such party's interest herein).
e.    Sales of Majority Interests in Landlord. Any transfer of a majority or more of the Interests in Landlord (as defined below) to a third party that is not currently (i) a direct or indirect owner of Landlord or an Affiliate of such owner or (ii) an Affiliate of Landlord, shall constitute a sale of the Fee Interest for the purposes of this Section 25. Landlord shall not consummate such transfer unless the Fee Interest is offered to Tenant in accordance with Section 25(a). Such offer shall be set forth in an Offer Notice, which shall include, in good faith, the following terms: (i) the purchase price, (ii) the amount of any earnest money deposit, (iii) the length of any due diligence period, and (iv) the date of closing. An “Interest in Landlord” shall mean a direct partnership, membership or shareholder interest, as applicable, in Landlord or in any entity that owns, directly or indirectly, all or substantially all of the interests in Landlord and that does not own any other material assets other than income derived from the ownership of Landlord.
f.    Exclusions. This Section 25 shall not apply to any (a) transfers of interests in connection with any mortgage financing transactions, (b) transfers by devise or descent or by operation of law upon the death of an owner of Landlord, (c) transfers by an owner who has become incapacitated, (d) if Landlord is a publicly traded entity, any transfers of interests in Landlord, (e) transfers of interests in connection with a foreclosure or a transfer in lieu of foreclosure, (f) any transfers by any lender that has taken ownership of the Fee Interest, whether directly or through an affiliated entity, (g) transfer of interests by Landlord at or prior to Closing, (h) grants of easements, covenants, restrictions and licenses with respect to the Premises or (i) sale of a portfolio of real properties that includes property in addition to the Premises.
26.    General Provisions.
a.     Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of California.
b.     Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision under this Lease.

c.     Prior Agreements. This Lease contains all agreements of the parties with respect to any matter mentioned herein, supersedes any verbal and any prior written understanding, conditions, representations, agreements or covenants and may be modified in writing only, signed by the parties.
d.     No Waiver. No waiver by Landlord or Tenant of any provision under this Lease shall be deemed a waiver of any other provision or of any subsequent breach by Landlord or Tenant of the same or any other provision. Landlord’s or Tenant’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Landlord’s or Tenant’s consent to or approval of any subsequent act by Tenant or Landlord. The acceptance of Base Rent, additional rent or any partial payment under this Lease by Landlord shall not be a waiver of any preceding breach by Tenant of any provision under this Lease, other than the failure of Tenant to pay the particular Base Rent or additional rent accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such payment.
e.     Holding Over. If Tenant remains in possession of the Premises or any part thereof after the expiration of the Term, such occupancy shall be a tenancy at sufferance at a rental in the amount of: 1) if, not later than 90 days prior to the expiration of the Term, Tenant delivers written notice to Landlord of Tenant’s intent to hold over, then (a) during the first 60 days of the hold over, one hundred twenty-five percent (125%) of the last month’s Base Rent plus all other charges payable under this Lease and upon all of the other terms of this Lease and (b) thereafter, one hundred fifty percent (150%) of the last month’s Base Rent plus all other charges payable under this Lease and upon all of the other terms of this Lease, and (2) if Tenant fails to deliver written notice to Landlord of Tenant’s intent to hold over not later than 90 days prior to the expiration of the Term, then one hundred fifty percent (150%) of the last month’s Base Rent plus all other charges payable under this Lease and upon all of the other terms of this Lease. However, if Landlord has executed a lease with another tenant for all or a portion of the Premises and any unauthorized holding over will delay or prevent Landlord from delivering possession of all or a part of the Premises to another tenant or from commencing work to make all or part of the Premises available to another tenant, and Landlord has delivered written notice to Tenant specifying the same, then from the date of Landlord's delivery of such notice the rental rate applicable to such tenancy at sufferance shall be one hundred fifty percent (150%) of the last month’s Base Rent (notwithstanding any previous notice from Tenant as set forth above) plus all other charges payable under this Lease and upon all of the other terms of this Lease. Notwithstanding the foregoing, Landlord's acceptance of Rent from Tenant during any period of tenancy at sufferance shall not be deemed to be the consent of Landlord to Tenant's continued occupancy of the Premises, and if Tenant remains in possession of the Premises or any part thereof after the expiration of the Term without Landlord’s consent, Landlord shall have all remedies at law or in equity. In addition, if Tenant remains in possession of the Premises or any part thereof for more than sixty (60) days following the expiration of the Term with or without Landlord's consent, then, in addition to Landlord's remedies as set forth above, Tenant shall defend and indemnify Landlord from all loss, liabilities, damages and costs, including consequential damages and attorneys’ fees, incurred by Landlord and resulting from Tenant’s failure to surrender possession of the Premises to Landlord when and as required under this Lease. The provisions of this Section shall survive the expiration or earlier termination of this Lease.
f.     Successors and Assigns. Subject to the provisions of this Lease restricting assignment or subletting by Tenant, this Lease shall bind the parties, their personal representatives, successors and assigns.
g.     Landlord’s Entry. Landlord and its agents shall have the right to enter the Premises, upon at least one (1) business day’s notice, at reasonable times during normal business hours (except in the event of emergencies, in which event no such entry limitations shall apply) for the purpose of inspecting the same, showing the same to prospective purchasers or lenders and making such alterations, repairs, improvements or additions to the Premises or to the Building as Landlord is required or permitted to make pursuant to the terms of this Lease. Landlord and its agents, employees or contractors shall use commercially reasonable efforts to minimize interference with Tenant’s use, operations and access to and from the Premises and shall comply with Tenant’s reasonable security measures, including Tenant's restriction of access to secure areas reasonably designated by Tenant. In addition, Landlord shall take reasonable measures to secure access to any keys to the Premises that are in Landlord's possession. Landlord may at any time during the last sixty (60) days of the term place on or about the Project any ordinary “For Lease” sign.

h.     Authority. If Landlord or Tenant is a corporation, limited liability company or other entity, Landlord and Tenant represent and warrant to the other party that each individual executing this Lease on behalf of such party is duly authorized to execute and deliver this Lease on its behalf and that this Lease is binding upon the entity in accordance with its terms.
i.     Landlord Defined. The term “Landlord” as used in this Lease means the then owner of the Building and in the event of a sale of the Building the selling owner shall be automatically relieved of all obligations of Landlord under this Lease, except for acts or omissions of Landlord occurring prior to such sale, provided that Landlord’s purchaser or assignee expressly assumes Landlord’s duties and covenants under this Lease first accruing on and after the date of such sale.
j.     Brokers. Tenant and Landlord each warrant that it has had no dealings with any real estate broker or agent in connection with the Premises or this Lease. Tenant shall indemnify, defend, reimburse and hold Landlord’s Parties harmless from and against any and all claims, demands, costs, charges, losses and liabilities (including, without limitation, reasonable attorneys’ fees and costs) incurred by Landlord’s Parties asserted by any broker, agent, finder or other party for a fee or commission based upon dealings of that party with Tenant in connection with the Premises or this Lease. Landlord shall indemnify, defend and reimburse Tenant’s Parties harmless from and against any and all claims, demands, costs, charges, losses and liabilities (including, without limitation, reasonable attorneys’ fees and costs) incurred by Tenant’s Parties asserted by any broker, agent, finder or other party for a fee or commission based upon the dealings of that party with Landlord in connection with the Premises or the Lease.
k.     Intentionally Deleted.
l.     OFAC Certification. Tenant represents, warrants and covenants that Tenant is not acting, and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated and Blocked Person” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control. Landlord represents, warrants and covenants that Landlord is not acting, and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated and Blocked Person” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control.
m.     Confidentiality. The parties agree that the terms of this Lease shall not be confidential. Subject to obligations, if any, under applicable Laws to disclose information to third parties, any confidential or financial nonpublic information that is disclosed or discovered in connection with the negotiation and performance of this Lease shall be confidential and constitute proprietary information. Neither party, nor its respective owners, members, managers, shareholders, partners, officers, directors, employees, agents or attorneys, shall disclose such information to any other person without the prior written consent of the other party hereto, except that either party may disclose such information to its attorneys and accountants, and to any governmental entity, agency or person to whom disclosure is required by applicable Laws or ordered by a court of competent jurisdiction, and in connection with any action brought to enforce the terms of this Lease. Any party disclosing any material information about this Lease shall require the recipient of the information to keep it confidential. Either party may restrain or enjoin any breach or threatened breach of the provisions of this Section 26(m) and in the event of an actual breach of such provisions, the aggrieved party may seek to recover actual damages. The foregoing remedies shall be the sole and exclusive remedies of the parties for a breach by the other party of the provisions of this Section 26(m) and in no event shall a breach of the provisions of this Section 26(m) give rise to a right on the part of either party to terminate this Lease.
n.     Dates and Time. As used herein, the term “business day” shall mean all days, excluding Saturdays, Sundays and all days observed by either the State of California or the United States government as legal holidays. All references to “days” that do not specifically refer to “business days” will refer to calendar days. Time is of the essence for the performance of each term, condition and covenant of this Lease and the exercise by Tenant of every right or option contained in this Lease and for the giving of any notice in each case for which deadlines for the performance, exercise or giving of such notice, as applicable, are expressly set forth herein. The foregoing shall not operate, however, to reduce the time period allocated for the performance of any obligation or the curing of any default if a time period is specified in the Lease for the performance of such obligation.
o.     Disclosures. Landlord hereby makes the following disclosures which Tenant acknowledges having received and reviewed before its execution and delivery of this Lease:
(i)    Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that neither the Building nor the Premises have been inspected by a Certified Access Specialist. A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.
(ii)    Pursuant to Health & Safety Code §25359.7, landlords are required to give notice to prospective tenants of the actual or possible presence of hazardous substances on or beneath their property. Landlord’s knowledge regarding the possible presence of hazardous materials and substances, if any, is limited to any that may be described in any environmental site assessment or other report listed in Exhibit H, copies of which shall be provided to Tenant by Landlord prior to Tenant’s execution of this Lease.
p.    Excusable Delays. Subject to the terms of the Work Letter and except as otherwise set forth herein (including Section 2(a)), all dates and time periods set forth in this Lease with respect to performance by a party shall be subject to extension for the period of Excusable Delay in the performance of the affected party’s obligations (other than its obligations to pay or deposit money), provided that the party whose performance is affected by the Excusable Delay provide written notice to the other party of such Excusable Delay within five (5) business days after the occurrence of the condition or event giving rise to the Excusable Delay; provided, however, Excusable Delay shall not delay Tenant’s Rent abatement or termination rights in Section 2(a) except as may be expressly set forth in Section 2(a) or in the Work Letter. An “Excusable Delay” shall be one that results from (i) events of force majeure, such as casualty, strike, labor action, act of war, or unusually severe weather, that prevent performance, (ii) unusual delay in the issuance of permits or governmental inspections, (iii) from the wrongful act or omission of the other party, (iv) the value engineering of the Landlord's Work and Tenant Improvements, as described in Section 4.1(f) or (v) another cause beyond the reasonable control of the party claiming the Excusable Delay.
q.     Recordation. Tenant shall not have the right to record the Lease. Tenant shall have the right to record a memorandum of this Lease, in a form approved by Landlord in its reasonable discretion, setting forth the following terms only: (i) the term of the Lease, including the Term Commencement, Term Expiration, and Option Periods, and (ii) the existence of the Right of First Offer. Not later than thirty (30) days after Landlord’s request following (A) the expiration or termination of this Lease and (B) the termination of the Right of First Offer, Tenant shall execute, acknowledge, and deliver to Landlord a termination or quitclaim of such memorandum (which shall be limited to the Right of First Offer if this Lease has not terminated) in a form reasonably requested by Landlord (together with such other documentation reasonably required by a title company or required by a governmental authority in connection with such termination or quitclaim) to be recorded in the real property records upon the earlier to occur of: (1) Term Expiration and (2) the termination, expiration, or other lapse of the Right of First Offer.
r.     Parking. Tenant shall have the right to use, on an unreserved basis, not less than the Tenant Allocable Share of Parking Spaces, on the Land and Adjacent Project. In addition, Tenant may designate parking spaces on the Project that are immediately adjacent to the Building as being reserved for specific uses (e.g., visitor parking). As used herein, the term "Adjacent Project" means the project adjacent to the Premises, being located at 1601, 1701, 1751, 1801 and 1851 Harbor Parkway and 1750 North Loop Road in Alameda, California. As used herein, the term "Tenant Allocable Share of Parking Spaces" means the number of parking spaces calculated as follows: (i) a fraction, (A) the numerator of which is rentable square footage of the Building and (B) the denominator of which is the total rentable square footage of the Building and the Adjacent Project (excluding the 1750 Space), multiplied by (ii) the aggregate number of actual parking spaces on the Land and the Adjacent Property (excluding parking spaces designated, as of the Effective Date, for the exclusive use of the portion of the Adjacent Property known as 1750 North Loop Road, Alameda, California (the "1750 Space"). Upon the request of Landlord, Tenant shall enter into an amendment to its lease covering a portion of the Adjacent Property with the owner thereof (which is an Affiliate of Landlord) providing that Tenant will have the right to use a proportionate amount of parking spaces, calculated in the same manner as the Tenant Allocable Share of Parking Spaces (i.e., replacing clause (A) above in such calculation with the square footage occupied by Tenant in the Adjacent Property).
s.     Exhibits. The exhibits and any addendum specified in the Basic Lease Information are attached to this Lease and by this reference made a part of this Lease.
t.     Counterparts. This Lease may be executed in counterparts and all of such counterparts, taken together, shall constitute one and the same instrument. Signatures to this Lease may be delivered electronically in portable document format (.pdf) or by facsimile, and such electronic signatures are deemed original signatures to this Lease.
u.    Land Purchase Agreement; Closing. Landlord and Tenant acknowledge that (i) the closing of the acquisition of the Land pursuant to the Land Purchase Agreement (the “Closing”) is currently anticipated to occur on or about February 7, 2020 (the “Existing Closing Date”), (ii) Landlord is negotiating an amendment to the Land Purchase Agreement to extend either or both the diligence period or Existing Closing Date to accommodate obtaining entitlements for the construction of the Improvements prior to Closing (such amendment, the “PSA Amendment”), (iii) Peet’s Coffee Inc. may require an increase in the purchase price for the Land pursuant to the Land Purchase Agreement as consideration for the extension of the diligence period or closing date in the PSA Amendment, (iv) prior to the Closing, Landlord has no right, title, or interest in the Land except for the rights of Landlord to acquire fee ownership interest of the Land pursuant to the referenced Land Purchase Agreement, and (v) Landlord has no right to bind or act on behalf of the existing owner of the Fee Interest. Landlord shall use commercially reasonable efforts (e.g. by pursuing entitlements) to cause the Closing to occur on or before the Existing Closing Date (as such date may be extended by the PSA Amendment). Landlord and Tenant agree that if the Land Purchase Agreement is terminated, then this Lease shall terminate, and neither party shall have any obligation to the other hereunder accruing thereafter; provided, however, Landlord shall promptly notify Tenant of the termination of the Land Purchase Agreement and any monies previously paid by Tenant to Landlord for Landlord's account and not as a reimbursement to Landlord for a cost incurred by Landlord on Tenant's behalf (i.e., monies paid to Landlord to pay the invoices of the Architect, mechanical, plumbing and electrical engineers and other design professionals for the design, permitting, and other pre-construction costs for the Tenant Improvements pursuant to the pre-lease services side letter between Landlord and Tenant) shall be reimbursed to Tenant. Any monies paid to Landlord with respect to a cost incurred by Landlord on Tenant's behalf pursuant to such side letter are not reimbursable to Tenant upon a termination of the Land Purchase Agreement and resulting termination of this Lease. Notwithstanding the above, Landlord and Tenant agree that this Lease is an effective and binding contract between them as of the Execution Date. Upon the Closing, no further documentation shall be required to evidence the continued effectiveness of this Lease; provided, however, at the request of either party, both parties will execute a document confirming the occurrence of the Closing. Tenant acknowledges and agrees that, in connection with the Closing, Landlord will assign its rights under the Land Purchase Agreement to an entity affiliated with Landlord or its principals that will be formed to acquire the Land. Accordingly, Landlord will assign its right and obligations under this Lease to the successor-in-interest to the rights and obligations of Landlord under the Land Purchase Agreement acquiring the fee interest to the Land. If the Closing has not occurred by the earlier of (A) the Existing Closing Date (as such date may be extended by the Land Purchase Agreement, the PSA Amendment or any subsequent amendment to the Land Purchase Agreement) or (B) June 30, 2020, then either Landlord (only if the Land Purchase Agreement has terminated and Landlord and its affiliates have determined in good faith and in the exercise of commercially reasonable business judgment not to purchase the Land) or Tenant, may terminate this Lease by prior written notice to the other party. For the purposes of clarification, until July 1, 2020, neither party may terminate this Lease if the Land Purchase Agreement is still in effect and the date for the scheduled Closing thereunder (as the same may have been extended) has not occurred. Promptly following the Closing, Landlord shall cause the Land to be consolidated into a single parcel if such consolidation has not occurred prior to the Closing. Except as provided in this sentence, Landlord shall not amend the Land Purchase Agreement in a manner that increases the purchase price for the Land above $9,779,859.70 without Tenant’s prior written approval; provided, however if (1) Landlord desires amend the Land Purchase Agreement in a manner that increases the purchase price for the Land above $9,779,859.70, (2) Landlord requests Tenant's consent to such amendment and (3) Tenant rejects Landlord's request within three business days, then Landlord may, nevertheless amend the purchase price for the Land; provided, however in no event will an increase in the purchase price for the Land of more than $9,779,859.70 be included in Total Development Costs, subject to the terms of Section 4.1 of Exhibit B. For purposes of clarification, any portion of an increase in the purchase price for the Land results in a total land purchase price of $9,779,859.70 or less will be included in the Total Development Costs, subject to the terms of Section 4.1 of Exhibit B, and any portion of an increase in the purchase price for the Land above $9,779,859.70 that Tenant approves in writing will also be included in the Total Development Costs, subject to the terms of Section 4.1(f) of Exhibit B.
v.    Landlord and Tenant acknowledge that the parties and their counsel have reviewed, fairly negotiated and revised this Lease and that the normal rule of construction to the effect that any ambiguities in a document are to be resolved against the original drafter of this Lease shall not be employed in the interpretation of this Lease. The use of captions, headings, boldface, italics or underlining is for convenience only, and will not affect the interpretation of this Lease.
w.    All obligations of Landlord and Tenant hereunder not fully performed as of the expiration or earlier termination of the Term of this Lease shall survive the expiration or earlier termination of the Term hereof, including without limitation, all payment obligations with respect to taxes and insurance and all obligations concerning the condition and repair of the Premises.
x.    Whenever this Lease requires an approval, consent, determination or judgment by either Landlord or Tenant, unless another standard is expressly set forth, such approval, consent, determination or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed.
y.    Any expenditure by a party permitted or required under this Lease, for which such party demands reimbursement from the other party, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party.

[Signature page follows.]
IN WITNESS WHEREOF, the parties have executed this Lease as of the Execution Date.
LANDLORD:
ERNST DEVELOPMENT PARTNERS, INC.
a California corporation

By:     /s/ Joe Ernst________________
Name: Joe Ernst_________________
Title: President__________________

TENANT:

EXELIXIS, INC.,
a Delaware corporation

By:     /s/ Michael M. Morrissey, Ph.D.
Name: Michael M. Morrissey, Ph.D.
Title: President & CEO___________

By:     /s/ Christopher J. Senner
Name: Christopher J. Senner
Title: EVP & CFO_______________

EXHIBIT B
INITIAL IMPROVEMENTS WORK LETTER
ARTICLE 1.
GENERAL
1.1    Allocation of Responsibility. This Initial Improvements Works Letter exhibit (the “Work Letter”) describes the allocation of responsibility between Landlord and Tenant for the design and initial construction of improvements at the Project.
1.2    Landlord’s Work. Landlord shall provide the base building and other improvements substantially as described in Schedule 1 (“Landlord’s Work”). Landlord shall complete Landlord’s Work at its sole cost and expense (subject to Section 2.7(c) below) in a good and workmanlike manner, free of defects and using new materials and equipment of good quality. Landlord's Work shall also include obtaining, at Landlord's sole cost, all permits and/or government approvals for the construction of Landlord’s Work.
1.3    Tenant Improvements. Landlord shall also cause to be designed and permitted, and shall retain a contractor to cause to be performed, work of general construction consisting of improvements at the Project other than the Landlord’s Work (collectively, “Tenant Improvements” and together with Landlord’s Work the “Improvements”), as described below, which Tenant Improvements shall be paid for in accordance with Article 4. Landlord shall complete the Tenant Improvements in a good and workmanlike manner, free of defects and using new materials and equipment of good quality. Notwithstanding anything in this Work Letter to the contrary, Landlord shall not be obligated to procure and install any furniture, fixtures and equipment for Tenant other than as documented in the TI Construction Documents (as defined below) approved by Landlord (collectively, the “Excluded Work”).
1.4    Progress Schedule. The initial progress schedule for the completion of the Improvements is attached hereto as Schedule 2 (the “Progress Schedule”) and represents Landlord’s good faith estimate of the timeline for the completion of the Improvements; provided, however, that Tenant (a) acknowledges that such initial Progress Schedule (i) will be further revised in accordance with the terms of this Work Letter and (ii) takes into account the process for obtaining the bids described in Section 3.2 below and estimates for the time for the Substantial Completion of the Improvements, but may not reflect the actual time for performance set forth in the bids selected, as described in Section 3.2 and (b) agrees that Landlord shall revise the Progress Schedule to reflect the schedule approved by Landlord and Tenant (or deemed approved) in accordance with Section 3.2 below. The Progress Schedule shall be adjusted from time to time to account for the actual progress of the work, provided Tenant will be provided with written notice of any material changes. Notwithstanding anything to the contrary herein, for the purpose of determining Tenant’s rights under Section 2(a) of the Lease, the Estimated Date of Substantial Completion shall not be adjusted except (A) in accordance with Section 3.2, (B) as expressly provided in this Work Letter for Excusable Delay, (C) pursuant to an executed Change Order requested by Tenant or (D) or as otherwise approved by Tenant. The parties acknowledge that because Tenant Delays (including pursuant to Change Orders) advance the date of the Term Commencement as provided in the Lease, Tenant Delays shall be included in the Estimated Date of Substantial Completion in the Progress Schedule for the sole purpose of informing the parties of and tracking the estimated date of Substantial Completion of the Improvements. Except as expressly provided to the contrary, all time periods referred to in this Work Letter shall be computed on a calendar basis with no allowance for holidays or weekends.
1.5    Ownership of Tenant Improvements. All Tenant Improvements which may be installed or placed in or about the Project shall be and become the property of Landlord. Landlord and Tenant both understand, acknowledge and agree that Tenant’s machinery, equipment, trade fixtures, and other items of personal property that are not permanently attached to the Building or Land that may be purchased and installed during the construction of the Tenant Improvements (but that do not constitute Tenant Improvements or that are listed on Exhibit I), shall not be subject to this Section 1.5 and, instead, shall be considered owned solely by Tenant.

1.6    Condition of Premises. At the time of delivery of the Premises to Tenant, and Substantial Completion of the Improvements (but excluding any punchlist items and subject to any outstanding permit or other requirements resulting from any Tenant’s Work), the Improvements, Building and Land shall be (a) in compliance with all applicable Laws, including, without limitation, all handicapped accessibility standards, such as those promulgated under the Americans With Disabilities Act; and (b) vacant, broom-clean, in good condition, with all Building Systems in good operating condition.
ARTICLE 2.
DRAWINGS AND SPECIFICATIONS
2.1    Architect. Landlord and Tenant have selected Brick Architecture (the “Architect”), as the architect for the Improvements.
2.2    Selection of Other Design Professionals. The mechanical, plumbing and electrical engineers and other design professionals engaged by Landlord (other than Architect) in connection with the Improvements shall be subject to Tenant’s prior approval, which shall not unreasonably be withheld. Landlord’s request for Tenant’s approval shall include the engineer’s or design professional’s bid for the proposed work, together with the bids from two other engineers or design professionals if the scope of work for such bids pertains to a material trade; provided, however, Landlord shall have no obligation to select the lowest bid and may take into consideration the time and cost implications of performance by such professionals. If Landlord does not receive Tenant’s response within five (5) business days of Landlord’s request for approval of a design professional, Landlord’s selection of such design professional shall be deemed approved.
2.3    Consultation; Information from Tenant. Upon Landlord’s request, Tenant shall consult with Landlord and the Architect, and, within three (3) business days of Landlord’s request, shall use commercially reasonable efforts to furnish the Architect with all information reasonably requested by Landlord that may be necessary to finalize the TI Schematics (as defined below) within the time set forth in this Work Letter and in the Progress Schedule. Provided that Landlord receives confirmation from Tenant that Tenant has received Landlord’s request for such additional information (e.g. an email read receipt from the construction representative designated by Tenant in Article 7 below), any delay in furnishing such information beyond such 3-business day period shall constitute a day-for-day Tenant Delay, subject to the terms of Section 5.3.
2.4    Preconstruction Cost Estimate. As soon as practicable (but in no event later than five (5) business days prior to the date for finalization of the Initial Pre-Construction Cost Estimate set forth in the Progress Schedule), Landlord shall prepare for Tenant’s review an initial estimate of the design, permitting, and other pre-construction costs for the Tenant Improvements (the “Initial Pre-Construction Cost Estimate”). Tenant will have five (5) business days to approve or disapprove of the Initial Pre-Construction Cost Estimate, any disapproval to be made with reasonable specificity. If Tenant timely disapproves of the Initial Pre-Construction Cost Estimate in any respect, Landlord and Tenant shall use good faith efforts to agree on a revised Initial Pre-Construction Cost Estimate within five (5) business days after Landlord's receipt of Tenant's disapproval. Such agreed upon (or, if applicable, deemed-approved) estimate shall be referred to as the “Pre-Construction Cost Estimate”. Landlord shall, not more frequently than monthly, submit a summary to Tenant by the 15th day of each month stating any pre-construction costs allocable to the Tenant Improvements, together with documentation describing in reasonable detail the work completed or to be completed in connection with such payment. All pre-construction costs properly allocable to the Tenant Improvements shall be paid by Tenant in the manner set forth in Article 4, below.
2.5    Schematic Documents.
(a)    Landlord shall cause the Architect to deliver to Tenant one (1) PDF copy and two (2) hardcopies of the drawings and specifications for Landlord’s Work based on Schedule 1 (the “Base Building Schematics”). Tenant shall review and approve the Base Building Schematics in accordance with Section 2.7. Landlord shall use commercially reasonable efforts to cause the Architect to deliver to Tenant the Base Building Schematics on or before the date set forth in the Progress Schedule for Landlord's delivery of the Base Building Schematics.

(b)    Landlord shall cause the Architect to deliver to Tenant a PDF copy and two (2) hardcopies of drawings and specifications showing the intended design character and finishes, including materials, of the major elements of the Tenant Improvements (the “TI Schematics” and together with the Base Building Schematics, the “Schematics”), including the following documents: (a) scaled floor plan(s) showing all proposed partitions, doors and large fixtures; (b) reflected ceiling plan(s), including a lighting plan; and (c) architectural sections, and structural, plumbing and mechanical drawings showing any new or proposed additions to or modifications of structural, plumbing or mechanical systems in the Building. As a part of Landlord's submission of the TI Schematics to Tenant, a condition to giving such consent to any Alterations (except Alterations that constitute Tenant Improvements (other than laboratory improvements) and Alterations that constitute general office improvements), Landlord may require that Tenant remove (or leave in place and convey to Landlord) any such Alterations at the end of the term and restore the portions of the Project affected by such removal to their condition existing prior to installation of the relevant Alterations, reasonable wear and damage by casualty excepted Tenant shall review and approve the TI Schematics in accordance with Section 2.7. All TI Schematics, TI Construction Document Packages (as defined below), and TI Construction Documents (as defined below) shall be reimbursable from the Allowance (as defined below) after Closing; provided, however, that Landlord shall pay for revisions requested by Landlord. As provided in Section 26(u) of the Lease, monies paid to Landlord with respect to a cost incurred by Landlord on Tenant's behalf pursuant to the side letter with respect to pre-lease services are not reimbursable to Tenant if the Closing does not occur and this Lease is terminated. Landlord shall use commercially reasonable efforts to cause the Architect to deliver to Tenant the Tenant Schematics on or before the date set forth in the Progress Schedule for Landlord's delivery of the Tenant Schematics.
2.6    Construction Drawings and Specifications.
(a)    Landlord shall cause the Architect to submit to Tenant after approval of the Base Building Schematics those sets of construction drawings for the Landlord’s Work referred to in the Progress Schedule, e.g. the design development package, permit submittal package, etc. (each a “Base Building Construction Document Package”), which shall include two (2) prints and electronic files of the relevant construction drawings for the Landlord’s Work. Tenant shall review and approve each Base Building Construction Document Package in accordance with Section 2.7, and the Base Building Construction Document Package approved (or deemed approved) by Tenant shall be referred to collectively as the “Base Building Construction Documents”. Landlord shall use commercially reasonable efforts to cause the Architect to deliver to Tenant the Base Building Construction Document Package within the number of days set forth in the Progress Schedule between the deadline for Tenant's approval of the Base Building Schematics (regardless of whether Tenant has so approved the Base Building Schematics) and the deadline for the delivery of the subject Base Building Construction Document Packages. Any delay by Landlord in causing the Architect to deliver the Base Building Construction Documents shall not constitute a Tenant Delay.
(b)    Landlord shall cause the Architect to submit to Tenant after approval of the TI Schematics those sets of construction drawings for the Tenant Improvements referred to in the Progress Schedule, e.g. the design development package, permit submittal package, etc. (each a “TI Construction Document Package” and collectively with the Base Building Construction Document Packages, the “Construction Document Packages”), which shall include two (2) prints and electronic files of the relevant construction drawings for the Tenant Improvements. Tenant shall review and approve each TI Construction Document Package in accordance with Section 2.7, and the TI Construction Document Packages approved (or deemed approved) by Tenant shall be referred to collectively as the “TI Construction Documents” (and together with the Base Building Construction Documents, the “Construction Documents”). Landlord shall cause the Architect to deliver to Tenant each of the TI Construction Document Package within the number of days set forth in the Progress Schedule between the deadline for Tenant's approval of the TI Schematics (regardless of whether Tenant has so approved the TI Schematics) and the deadline for the delivery of the subject TI Construction Document Package. Any delay by Landlord in causing the Architect to deliver the TI Construction Documents shall not constitute a Tenant Delay.
2.7    Submission, Acceptance, and Change Procedures.
(a)    The Schematics shall be subject to Landlord’s and Tenant’s review and consent, which shall not be unreasonably withheld. Unless otherwise set forth herein, Tenant shall respond with any objections to the

Schematics within five (5) business days after receipt by Tenant of such documents, specifying the reasons for any rejection or requested clarifications with sufficient detail that will enable Landlord to address Tenant's objections. If Tenant has not delivered written notice of such an objection within such five (5) business day period, Tenant shall be deemed to have approved such Schematics. Landlord shall deliver Tenant’s timely objections to the relevant consultants and contractors for revisions, and shall use commercially reasonable efforts to cause the relevant consultants and contractors to deliver revised Schematics within ten (10) business days after receipt of Tenant’s objections. Tenant will have five (5) business days to review the revised Schematics and to approve or disapprove of same; provided, however that Tenant's review of the revised Schematics shall be limited to the extent to which the revisions do not address Tenant's previous objections or basis for disapproval, provided that Tenant may request Changes (as defined below) other than those required to comply with the foregoing, in accordance with Section 2.7(c). This process of review and resubmission shall continue as described above for as long as necessary until Tenant approves (or is deemed to have approved) the Schematics.
(b)    The Construction Document Packages shall be subject to Landlord’s and Tenant’s review and consent, which shall not be unreasonably withheld. Tenant may object to the Construction Document Packages only to the extent they are inconsistent with the final approved Schematics or previous Construction Document Packages or are not in compliance with applicable Laws, provided that Tenant may request Changes (as defined below) other than those required to comply with the foregoing, in accordance with Section 2.7(c). Unless otherwise set forth herein, Tenant shall respond with any objections to each initial Base Building Construction Document Package and initial TI Construction Document Package within ten (10) business days after receipt by Tenant of such documents, specifying the reasons for any rejection or requested clarifications with sufficient detail that will enable Landlord to address Tenant's objections (for subsequent revisions Tenant’s response period shall be five (5) business days). If Tenant has not delivered written notice of such an objection within such ten (10) or five (5) business day period, as applicable, Tenant shall be deemed to have approved that Construction Document Package. Landlord shall deliver Tenant’s timely objections to the relevant consultants and contractors for revisions, and shall use commercially reasonable efforts to cause the relevant consultants and contractors to deliver the relevant revised Construction Document Package within ten (10) business days after receipt of Tenant’s objections. Tenant will have five (5) business days to review the revised Construction Document Package and to approve or disapprove of same; provided, however that Tenant's review of the revised Construction Document Package shall be limited to the extent to which the revisions do not address Tenant's previous objections or basis for disapproval, provided that Tenant may request Changes (as defined below) other than those required to comply with the foregoing, in accordance with Section 2.7(c). This process of review and resubmission shall continue as described above for as long as necessary until Tenant approves (or is deemed to have approved) the relevant Construction Document Package.
(c)    If Tenant requests in writing any change, addition or alteration in or to any Schematics, Construction Documents, or other Construction Document Package that previously had been approved by Tenant (“Changes”), Landlord shall cause the Architect to prepare an estimate of the time and cost to revise the Schematics, Construction Documents, or Construction Document Package, as applicable, in accordance with the Changes. Landlord shall notify Tenant of the Architect’s estimated time for and cost of the Changes. Within five (5) business days after delivery of such estimate to Tenant, Tenant shall notify Landlord in writing whether Tenant approves such estimate. If Tenant approves such estimate, then Landlord shall cause the Architect to prepare revised Schematics, Construction Documents, or Construction Document Package, as applicable, implementing Tenant’s requested Changes, and any delay in completion of the Improvements resulting from the implementation of such Changes shall be a Tenant Delay in accordance with Section 5.3, to the extent set forth in an executed Change Order (as defined below). Landlord shall deliver such revised or additional documentation to Tenant for its review promptly upon Landlord’s receipt of such documentation from the Architect. Within five (5) business days after delivery of the revised or additional documentation to Tenant, Tenant shall notify Landlord in writing whether Tenant approves the Changes reflected in such documents. If Tenant approves the Changes, Landlord shall prepare a change order (“Change Order”) addressing the approved Changes, the incremental increase in the Tenant Improvement Costs or costs of Landlord’s Work caused thereby, if any (“Change Order Costs”) and the estimated number of Tenant Delay days that will result from the Changes. If Tenant fails to execute and return the Change Order to Landlord within five (5) business days after submittal by Landlord, Tenant will be deemed to have elected to not proceed with the subject Changes and construction of the Improvements shall proceed as provided in accordance with the previously approved Schematics, Construction Documents, or other Construction Document Package. If Tenant timely executes and returns the Change Order, Tenant must timely pay (subject to the Allowance balance) all associated Change Order Costs (to the extent set forth in the executed Change Order) in the manner set forth in Article 4, below. If Tenant does not timely pay all associated Change Order Costs (to the extent set forth in the executed Change Order) in the manner set forth in Article 4, below, then, at Landlord's election, either (i) the Change Order shall be null and void and Tenant will be deemed to have elected to not proceed with the subject Changes and construction of the Improvements shall proceed as provided in accordance with the previously approved Schematics, Construction Documents, or other Construction Document Package or (ii) Landlord may proceed with the subject Changes and Tenant's failure to timely pay shall be deemed to be a Contribution Failure. Notwithstanding anything in this Section 2.7(c) to the contrary, Landlord shall cause the General Contractor to proceed with the Improvements based on the approved Construction Document Packages between the time a Tenant requests a Change and the time that Tenant has executed a Change Order and has paid the associated Change Order Cost. Except with respect to errors made by the Architect or other design professionals, Tenant is assuming the risk that the General Contractor performs work that is inconsistent with the Change Order during such period of time or that will further increase the Change Order Cost. All Changes shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. Whether or not Tenant executes a Change Order, the cost of preparing any additional or revised documentation pursuant to this subsection shall be a Tenant Improvement Cost, and, subject to the terms of Article 4 (including the application of the Allowance), Tenant shall be responsible for such costs.
(d)    Notwithstanding anything in this Work Letter to the contrary, Landlord may disapprove of any proposed Tenant Improvements or any proposed Changes that, in Landlord’s reasonable judgment, (i) would not comply with applicable Laws, (ii) would affect the structural components of the Building in a manner that materially and adversely affects Landlord’s obligations under the Lease, (iii) would alter the exterior of the Building in a manner that materially and adversely affects Landlord’s obligations or costs under the Lease, (iv) increase the scope of Landlord’s Work beyond standard shell and core for the Building, unless such increased scope is paid for by Tenant, or involve the relocation or removal of material improvements comprising Landlord’s Work (e.g. removing or relocating staircases, restroom cores provided as part of Landlord Work or elevators) or (v) would likely delay the completion of the Improvements by more than two (2) months. Landlord’s review and acceptance or approval of any documents shall not be deemed to constitute any statement regarding the fitness or suitability of the design or construction of the Improvements for Tenant’s intended use nor an approval of the Improvements which does not meet legal requirements.
(e)    Notwithstanding anything in this Work Letter to the contrary, if the City of Alameda or other governmental entity imposes conditions to the approval of the Final Development Plan, Major Design Review, Planned Development Amendment, or Parcel Map or Lot Line Adjustment Map with respect to the Project that would require completion of indirect offsite improvements (i.e., community benefits), and Tenant does not approve of any of the conditions imposed thereby, then within ten (10) business days after Tenant is notified in writing by Landlord of such conditions to approval, Tenant may elect to terminate this Lease by written notice to Landlord stating the fees or offsite improvements that are not approved, provided that (x) Tenant shall reimburse to Landlord Landlord’s documented third-party costs incurred in connection with the Lease, including Land purchase and planning related costs and any deposits made by Landlord, and (y) Tenant’s election shall be null and void if Landlord, within three (3) business days of receipt of Tenant’s notice, elects by notice to Tenant to pay the costs of the fees or offsite improvements disapproved by Tenant. Notwithstanding the foregoing, Tenant’s termination right pursuant to this subsection (e) shall terminate and have no further force or effect on and after the Closing.
(f)    Except as otherwise expressly provided in this Work Letter, all consents and approvals that Landlord or Tenant may give pursuant hereto shall not be unreasonably withheld, conditioned or delayed. If Tenant reasonably withholds its approval to any request by Landlord under this Work Letter and Landlord submits a subsequent request for Tenant’s approval for the same matter (a “Subsequent Request”), then Tenant may only withhold its consent to such Subsequent Request if the Subsequent Request fails to address the grounds set forth in Tenant’s previous objection. Unless a different time period is specified in this Work Letter, Tenant shall have five (5) business days to respond to each Subsequent Request.
(g)    If Landlord requests Tenant’s approval for any matter specified in this Work Letter (including, without limitation, approval of: design professionals pursuant to Section 2.2; the Pre-Construction Cost

Estimate pursuant to Section 2.4; the Schematics pursuant to Section 2.7(a); the Construction Document Packages pursuant to Sections 2.6(b) and 2.7(b); and the Contractors and the Cost Estimate pursuant to Section 3.2) and Tenant does not approve such matter or respond with a reasonable basis for disapproval within the applicable time period set forth in this Work Letter or if Tenant withholds its consent in a manner not permitted by this Work Letter (e.g., Tenant withholds its consent on grounds not set forth in Tenant’s previous objection in the case of a Subsequent Request for approval), then such failure (or withholding of consent, as the case may be) shall constitute a Tenant Delay, subject to the terms of Section 5.3, and, if Landlord requests Tenant’s approval for any matter specified in this Work Letter and seven (7) days of Tenant Delay have accrued with respect to such request, then, at Landlord’s election, Tenant shall be deemed to have approved such matter.
(h)    If the Contract (as defined in the Fourth Amendment) terminates or Closing (as defined in the Fourth Amendment) otherwise fails to occur, then Landlord and Tenant shall cooperate to promptly revise any Schematics and Construction Document Packages to reflect a design for the Improvements that will meet City of Alameda applicable development standards despite the failure of the Closing (as defined in the Fourth Amendment) to occur. “Fourth Amendment” means that certain Fourth Amendment to Lease Agreement dated August 30, 2019 between Hillwood Enterprises, L.P. and Tenant.
ARTICLE 3.
CONSTRUCTION OF THE IMPROVEMENTS
3.1    Management Fee. In consideration for Landlord’s managing the design, permitting, and construction of the Improvements, the Total Development Costs (as defined in Exhibit D-1 to the Lease) shall include a management fee, subject to Section 4.1(f) below, as provided in Exhibit D-1 to the Lease.
3.2    Contractors and Contracts. Landlord and Tenant have selected Pankow Builders (the “General Contractor”) as the general contractor for the construction of the Improvements. Landlord shall enter into contracts for the construction of the Improvements with General Contractor, as provided below. Landlord shall directly retain (or retain through the General Contractor) all contractors under guaranteed maximum price or lump sum contracts (collectively with the General Contractor, the “Contractors”). Each of the Contractors in a material trade shall be subject to Tenant’s reasonable approval and be subject to bidding as set forth below. A “material trade” shall include, without limitation, site work, landscaping, roofing, drywall, concrete, steel, elevator, mechanical, electrical and plumbing. If Landlord does not receive Tenant’s response within five (5) business days of Landlord’s request for approval of a Contractor, Landlord’s selection of such Contractor shall be deemed approved. Landlord shall cause the General Contractor to obtain at least three (3) competitive bids for each of the material trades for Landlord’s Work and the Tenant Improvements. Landlord will deliver copies of all such bids to Tenant promptly following Landlord's receipt thereof, and such subcontractors shall be approved by each of Landlord and Tenant in its reasonable discretion. Such competitive bids shall include a schedule with a timeline to complete the work being bid. Based on such subcontractor bids, Landlord shall obtain an estimate of the Tenant Improvement Costs (as defined below) and the cost of Landlord’s Work. Unless required by law, this Lease shall not be subject to prevailing wage requirements nor require that any contractors hired in connection with this Lease be affiliated with any union or comply with any union requirements (except if affiliated with a union). Landlord shall promptly revise (a) the schedule for the Landlord’s Work and the Tenant Improvements to reflect the differences between the times contained in the selected bids and the times contained in the initial Progress Schedule and (b) the cost estimate of Landlord’s Work and the Tenant Improvement Costs and submit the same to Tenant for review (the “Cost Estimate”). Within five (5) business days after Landlord’s submission of the schedule and cost estimates to Tenant, Tenant shall either (i) approve such schedule and cost estimate and, in the case of the Tenant Improvement Costs, be obligated to pay for all such costs exceeding the Allowance in accordance with the disbursement procedures set forth below, or (ii) disapprove such schedule and cost estimate, in which case Tenant shall provide Landlord with additional information adequate to permit the prompt revision of the Construction Documents and re-pricing of the Landlord’s Work or the Tenant Improvement Costs, as applicable. Tenant’s failure to respond within such five (5) business-day period shall be deemed to be Tenant’s approval of such schedule and cost estimate. Upon completion of the re-pricing of the Tenant Improvement Costs (or, if applicable, Landlord’s Work), Landlord shall deliver the revised schedule and estimate of the Tenant Improvement Costs (or, if applicable, Landlord’s Work) to Tenant for approval in the same manner as set forth above and once approved, such schedule and estimate shall be final and deemed approved by the parties, subject to Change Order

Costs; provided if Tenant does not respond to the final estimate in the five (5) business day period, Tenant will be deemed to have approved such final schedule and estimate. Upon approval (or deemed approval) of a Cost Estimate by Tenant and the Construction Documents, Landlord shall enter into a guaranteed maximum price contract for each of the Landlord’s Work and Tenant Improvements (collectively, the “GMP Contract”) with General Contractor and any lump sum contracts with other Contractors (collectively with the GMP Contract, the “Contracts”) and give notice to Tenant of the total Tenant Improvement Costs (as defined below) and total costs for Landlord’s Work. Along with such notice, Landlord shall deliver to Tenant a budget showing the portion of the Tenant Improvement Costs that will be paid from the Allowance and that portion that will be paid by Tenant as Tenant’s Contribution (as defined below). Notwithstanding the foregoing, Tenant shall be permitted to value engineer the Improvements to reduce costs; provided, however, except as provided in Section 4.1(f), (i) any cost associated with such value engineering by Tenant will be the responsibility of Tenant, subject to Landlord’s obligations with respect to the Allowance pursuant to Article 4, (ii) any changes requested by Tenant as a part of the value engineering process shall be a Change subject to Section 2.7(c) and (iii) accordingly, any delays associated with the Tenant's efforts to value engineer the Improvements will constitute a Tenant Delay to the extent such value engineering (or delays associated therewith) causes actual delays in the completion of the Improvements beyond the Estimated Date of Substantial Completion.
3.3    Construction Generally. Landlord shall cause the Improvements to be diligently constructed by the Contractors in conformance with the Construction Documents, as finally accepted or consented to by Landlord and Tenant pursuant to this Work Letter.
3.4    Warranties and Guaranties. Landlord shall obtain from the General Contractor and each manufacturer of equipment installed in the Premises as part of the Improvements a standard construction or manufacturer’s warranty or guaranty, as applicable, in favor of Landlord and Tenant warranting that the Improvements, in the case of the General Contractor, or the equipment provided, in the case of the manufacturers, shall be free from any defects of workmanship and materials for a period of not less than one (1) year from the date of Substantial Completion (each a “Warranty”).
ARTICLE 4.
COSTS AND ALLOWANCE
4.1    Allowance and Costs Generally.
(a)    Allowance. Landlord shall pay towards the costs of the Tenant Improvements, including all pre-construction costs, permit fees, project management, and costs of constructing the Tenant Improvements (collectively, the “Tenant Improvement Costs”), an amount equal to $75.00 per rentable square foot of the Building (as determined by Architect and reasonably approved by Tenant in the Construction Documents in accordance with ANSI/BOMA Z65.3-2018 Gross Area 1 (Leasing Method) (the “BOMA Standard”)) (the “Allowance”), except that the Allowance shall not be used to pay for Tenant’s machinery, equipment and trade fixtures and other personal property (other than as documented in the approved TI Construction Documents), any Excluded Costs or any costs associated with construction management personnel engaged by Tenant in connection with this Lease. For the avoidance of doubt, all Excluded Costs shall be payable solely by Landlord and shall not be included in the calculation of Tenant Improvement Costs for the purpose of determining Tenant’s Contribution. Except as expressly set forth herein, Landlord’s payment of the Allowance or the Tenant Improvement Costs (if such amount is less than the Allowance), shall satisfy in full Landlord’s obligation to pay the Allowance hereunder, and Landlord shall not be obligated to make any payment for any subsequent alterations or improvements to the Project whether or not the entire Allowance was expended on the initial Tenant Improvements. Notwithstanding the foregoing, in the event the entire Allowance is not expended on the initial Tenant Improvements, any remaining amounts may be used for Tenant’s Work subject to a draw procedure agreed to by Landlord and Tenant in their reasonable discretion, including reasonable requirements regarding lien waivers delivered by Tenant. Furthermore, notwithstanding the foregoing, if an Event of Default is continuing at the time Landlord's payment of any portion of the Allowance is due under this Work Letter, then, in addition to any other remedies available to Landlord in this Work Letter or elsewhere in the Lease, Landlord may stop construction (including any pre-construction work) of the Improvements until such Event of Default is cured. If Landlord stops construction due to an Event of Default, then any such delay shall be a Tenant Delay and Tenant shall be responsible for all costs in connection with remobilizing the Contractors and recommencing construction.

(b)    Amount of Tenant’s Contribution. Except with respect to Landlord’s Work, Excluded Costs, and as otherwise expressly stated herein, the Tenant Improvements and all work necessary to complete the Project for Tenant’s occupancy shall be completed at Tenant’s sole cost and expense, including without limitation architectural, engineering, permit and inspection fees, and all costs of construction and materials; provided that Landlord shall contribute the Allowance towards the Tenant Improvement Costs, which Allowance shall be disbursed on the terms and conditions set forth in this Article 4. For the avoidance of doubt, Tenant shall bear and pay the Tenant Improvement Costs in excess of the Allowance other than Excluded Costs (as defined in Exhibit D-1 to the Lease) (“Tenant’s Contribution”), despite any increase in such costs.
(c)    Payment of Tenant’s Contribution. In the event that the estimated (as reasonably determined by the Landlord) or actual Tenant Improvement Costs are greater than the Allowance (i.e. Tenant is expected to pay Tenant’s Contribution), then within fifteen (15) business days after Tenant’s receipt of a monthly invoice from Landlord for the portion of Tenant’s Contribution due that month in accordance with this subsection, Tenant shall pay to Landlord such portion of Tenant’s Contribution. The estimated Tenant Improvement Costs (as reasonably determined by Landlord) and the actual Tenant Improvement Costs (and, accordingly, Tenant’s Contribution) shall only be adjusted from time to time based on Changes approved by Landlord and Tenant. Subject to the restriction that disbursements of the Allowance must be permissible under Section 4.1(a) and subject to the maximum Allowance under Section 4.1(a), Landlord’s monthly invoice to Tenant for the Tenant’s Contribution shall be for an amount equal to the product of (i) the Tenant Improvement Costs incurred that month and (ii) a fraction, the numerator of which is Tenant’s Contribution and the denominator of which is the Tenant Improvement Costs.
(d)    TI Account; TI Deposit Agreement. Notwithstanding anything in this Work Letter to the contrary, if Landlord’s construction lender for the Project (the "Construction Lender") requires that Tenant deposit Tenant’s Contribution and/or the Tenant's Excess Development Costs into a separate account with Landlord’s Construction Lender (the “TI Account”), then Landlord and Tenant shall enter into an agreement with Landlord’s Construction Lender, in a form acceptable to each of Landlord and Tenant in its reasonable discretion, requiring the deposit of the Tenant’s Contribution and/or the Tenant's Excess Development Costs into the TI Account and governing the disbursements of such deposited funds (such agreement, the “TI Deposit Agreement”). Landlord shall use commercially reasonable efforts to deliver a draft TI Deposit Agreement as soon as practical after identifying a Construction Lender. If Tenant, Landlord and Landlord’s Construction Lender cannot agree on a form of TI Deposit Agreement, provided that Tenant has acted reasonably, Tenant shall not be obligated to enter into the TI Deposit Agreement or deposit Tenant’s Contribution and/or the Tenant's Excess Development Costs in a TI Account; provided, however, if required by Construction Lender, Tenant will be required to provide a Letter of Credit pursuant to Section 4.1(e) below. Not later than two (2) business days after Landlord enters into the Contracts, Tenant shall deposit in the TI Account the amount of Tenant’s Contribution and/or the Tenant's Excess Development Costs (the “Tenant’s Deposit”). The funds in the TI Account with respect to both the Tenant Contribution and the Tenant's Excess Development Costs shall be accounted for separately and funds deposited with respect to Tenant's Contribution shall not be used to pay for Tenant's Excess Development Costs (and vice versa). In the event there are approved Change Order Costs in connection with an executed Change Order, then, no later than five (5) business days after Landlord’s request (accompanied by contract documentation in reasonable detail supporting such request), Tenant shall deposit into the TI Account any amount by which Tenant’s Contribution exceeds Tenant's Deposit with respect to Tenant's Contribution. Furthermore, in the event there are approved changes in the Total Development Costs in connection with an executed Change Order, then, no later than five (5) business days after Landlord’s request (accompanied by contract documentation in reasonable detail supporting such request), Tenant shall deposit into the TI Account any amount by which Tenant's Excess Development Costs exceeds the portion of the Tenant's Deposit with respect to Tenant's Excess Development Costs. The Tenant's Deposit shall be disbursed according to the procedures set forth in the TI Deposit Agreement. Disbursements of the Allowance shall be made pari passu with disbursements of the Tenant's Deposit from the TI Account provided that such disbursements of the Allowance are otherwise permissible pursuant to this Work Letter.
(e)    Letter of Credit; Tenant’s Contribution; Tenant's Excess Development Costs. At Tenant’s election, in lieu of the Tenant’s Deposit provided in Section 4.1(d) if required by Landlord's Construction Lender, Tenant may provide an irrevocable, unconditional and transferable (without cost to beneficiary) standby Letter of Credit (“TI Letter of Credit”), in a form reasonably approved by Construction Lender and meeting the requirements of this Section

4.1(e), in the amount of the Tenant's Contribution and/or the Tenant's Excess Development Costs that would be required in a TI Account had Tenant elected to so deposit the Tenant's Contribution and/or the Tenant's Excess Development Costs in such TI Account, as the same may be increased or decreased from time to time. Tenant shall fund Tenant's Contribution and/or Tenant's Excess Development costs according to the procedures set forth in Sections 4.1(c) and (f) of Exhibit B of this Lease, and disbursements of the Allowance shall be made pari passu with Tenant's payments of installments of the Tenant's Contribution and/or Tenant's Excess Development Costs.
(i)    The TI Letter of Credit shall be governed by ISP98, as revised from time to time, issued by Wells Fargo or another commercial bank ("TI LC Issuer") reasonably satisfactory to the Construction Lender with offices for banking purposes in the San Francisco Bay Area, and drawable by sight draft presented by Construction Lender from time to time. The TI Letter of Credit shall name Construction Lender as beneficiary, permit multiple drawings, be fully transferable by Construction Lender, and otherwise be in form and substance reasonably satisfactory to Construction Lender. The TI Letter of Credit shall also provide that it shall be deemed automatically renewed, without amendment, for Substantial Completion plus sixty (60) days after Substantial Completion (the “TI LC Term Expiration”), unless the TI LC Issuer delivers written notice (“TI LC Issuer Notice”) to the Construction Lender (with a simultaneous copy to Tenant) by any method specified for giving of notices under this Lease, as amended, not less than forty-five (45) days preceding the then TI-LC Term Expiration of the TI Letter of Credit that it elects not to have that TI Letter of Credit renewed. If the Construction Lender receives a TI LC Issuer Notice and, not later than fifteen (15) business days preceding the TI LC Term Expiration of the expiring TI Letter of Credit, Tenant fails to furnish the Construction Lender with a replacement of the expiring TI Letter of Credit pursuant to and meeting the conditions of this Section 4.1(e), then the Construction Lender shall have the right to draw the full amount of that TI Letter of Credit by delivering to the TI LC Issuer a statement that Tenant has failed timely to deliver to Construction Lender a replacement TI Letter of Credit pursuant to and meeting the conditions of this Section, in which event the TI LC Issuer shall disburse the full amount of the expiring TI Letter of Credit to Construction Lender and Construction Lender shall hold such amount pursuant to Section 4.1(e)(vi), below. Tenant shall, at any time after Construction Lender draws the TI Letter of Credit, be entitled to provide Construction Lender with a replacement TI Letter of Credit that satisfies the requirements hereunder, at which time Construction Lender shall return the cash proceeds of the original TI Letter of Credit drawn by Construction Lender to the extent Construction Lender has not applied such funds as provided in Section 4.1(e)(vi) below. Tenant shall have the right to reduce the amount of the TI Letter of Credit no more often than monthly by the amount of the payments of Tenant’s Contribution and Tenant’s Excess Development Costs, and Tenant’s obligation to deliver the TI Letter of Credit is conditioned on the Construction Lender’s agreement to be bound by the terms of this Section 4.1(e). In addition, Tenant shall increase the amount of the TI Letter of Credit, no more often than monthly, by increases in the unpaid portions of Tenant’s Contribution and Tenant’s Excess Development Costs (i.e., due to Change Orders).
(ii)    The TI Letter of Credit shall be held by Landlord and Construction Lender for the faithful performance of the obligations of Tenant under this Lease with respect to Tenant's Contribution and/or the Tenant's Excess Development Costs. The TI Letter of Credit shall be returned to Tenant within a reasonable time after Construction Lender determines in its sole but reasonable discretion that substantial completion of the Improvements has occurred. Tenant agrees that (i) Construction Lender may, without waiving any of Landlord’s other rights and remedies under this Lease, draw upon the TI Letter of Credit and apply the proceeds of the TI Letter of Credit in whole or in part to remedy Tenant's failure to disburse the Tenant's Contribution or Tenant's Excess Development Costs within applicable notice and cure periods or (ii) Construction Lender may, without waiving any of Landlord’s other rights and remedies under this Lease, draw upon the TI Letter of Credit and hold the proceeds of the TI Letter of Credit pursuant to Section 4.1(e)(vi) in whole if a renewal/extension of, amendment to or replacement or evidence of the restoration of the TI Letter of Credit as required under Section 4.1(e)(i) is not timely received by Construction Lender in form and substance reasonably acceptable to Construction Lender. If Construction Lender draws on the TI Letter of Credit, Tenant shall within five (5) business days restore the amount of the TI Letter of Credit to the full amount of the TI Letter of Credit as required to be maintained under this Section 4.1(e) pursuant to a replacement thereof or an amendment thereto in form and substance reasonably satisfactory to Landlord, or shall provide cash in lieu thereof, failing which Construction Lender may, without waiving its other remedies hereunder, draw down any sums then remaining unpaid under the TI Letter of Credit. If Construction Lender draws upon the TI Letter of Credit pursuant to subpart (i) above in this Section 4.1(e)(ii), Construction Lender shall only draw upon the TI Letter of Credit to the extent needed to make the required payments of the Tenant's Contribution or Tenant's Excess Development Costs. In the event Landlord or improperly draws upon the TI Letter of Credit or misapplies the TI Letter of Credit Construction Lender proceeds, Tenant shall have the right to offset such amounts against Rent and Tenant shall have no right or claim (and Landlord shall have no liability to Tenant) with respect to the funds so improperly drawn or misapplied.
(iii)    If Construction Lender’s interest in the Premises is sold or otherwise assigned or transferred, then Tenant shall, upon ten (10) days prior notice from Landlord, at Tenant’s sole cost and expense, cause TI LC Issuer to amend the TI Letter of Credit, in form and substance reasonably satisfactory to Construction Lender, to transfer them to the new Construction Lender designated by Landlord in its notice, effective on the date designated by Landlord in its notice.
(iv)    Any draw under the TI Letter of Credit shall be subscribed by a representative of Construction Lender, as the case may be. The TI LC Issuer shall have no obligation to verify any matter or statement made in connection with any draw under the TI Letter of Credit and no good faith error in connection with any such matter or statement shall affect the validity of any draw by Landlord or Construction Lender. No draw under the TI Letter of Credit or failure or delay of Construction Lender to draw any portion of the TI Letter of Credit shall constitute a waiver of Landlord’s Construction Lender's right to do so at any time thereafter, a waiver of Landlord’s other rights and remedies under this Lease, or a waiver of any default with respect to this Lease. Tenant agrees that Tenant shall have no right to apply any portion of the cash security or proceeds of the TI Letter of Credit against any of Tenant’s obligations to pay rent or perform obligations under the Lease.
(v)    Landlord and Tenant acknowledge and agree that in no event or circumstance shall the TI Letter of Credit or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the TI Letter of Credit are not intended to serve as a security deposit and such Security Deposit Laws shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.
(vi)    In the event Landlord or Construction Lender draws down on the TI Letter of Credit, the proceeds of the TI Letter of Credit may be held by Landlord or Construction Lender and applied by Construction Lender against any Tenant's Contribution or Tenant’s Excess Development Costs payable by Tenant under this Lease that is not paid when due. The amount of any proceeds of the TI Letter of Credit received by Construction Lender, and not used to pay for any Tenant's Contribution or Tenant’s Excess Development Costs as provided for in this Section 4.1(e) (the “Unused TI Letter of Credit Proceeds”), shall be paid by Construction Lender to Tenant (x) upon receipt by Construction Lender of a replacement of the TI Letter of Credit in the full amount of the TI Letter of Credit, which replacement TI Letter of Credit shall comply in all respects with the requirements of this Section 4.1(e), or (y) within a reasonable time after Construction Lender determines in its sole but reasonable discretion that substantial completion of the Improvements has occurred.
(vii)    If the amount of the TI Letter of Credit then held by Construction Lender is not equal to the estimate of the total Tenant's Contribution and Tenant’s Excess Development Costs, then Tenant shall (or may) promptly obtain a revised TI Letter of Credit in an amount equal to the total Tenant's Contribution and Tenant’s Excess Development Costs. In the event there are approved Change Order Costs in connection with an executed Change Order, then, no later than five (5) business days after Landlord’s request (accompanied by contract documentation in reasonable detail supporting such request), Tenant promptly obtain a revised TI Letter of Credit in an amount equal to the total Tenant's Contribution and Tenant’s Excess

Development Costs (if the TI Letter of Credit is in amount less than the Total Tenant's Contribution and Tenant’s Excess Development Costs).
(viii)    If Tenant delivers a replacement or amended TI Letter of Credit to Construction Lender when and as required under this Section 4(e) in the form required herein, Construction Lender shall exchange the TI Letter of Credit then held by Construction Lender for the replacement or amended TI Letter of Credit delivered by Tenant. Tenant may at any time substitute a cash Tenant's Deposit in a TI Deposit Account pursuant to a TI Deposit Agreement for the TI Letter of Credit, and upon such substitution, Construction Lender shall return the TI Letter of Credit to Tenant.
(f)    Excess Development Costs. Subject to the terms of this Section 4.1(f), Landlord's obligation to solely fund Total Development Costs will not exceed $525 per rentable square foot in the Building (the “Initial Cost Limit”). If Total Development Costs exceed the Initial Cost Limit, then (i) Landlord shall be responsible for 50% of the Total Development Costs in excess of the Initial Cost Limit ("Landlord's Excess Development Costs") and (ii) Tenant shall be responsible for the remaining 50% of Total Development Costs in excess of the Initial Cost Limit (the “Tenant's Excess Development Costs”, together with Landlord's Excess Development Costs, the "Excess Development Costs"), subject to the application of the Allowance as set forth in this Section 4.1(f). In the event that the estimated (as reasonably determined by the Landlord) or actual Total Development Costs are greater than the Initial Cost Limit (i.e., Landlord is expected to pay the Landlord's Excess Development Cost and Tenant is expected to pay Tenant's Excess Development Costs), then Landlord shall promptly notify Tenant (the “Excess Development Cost Notice”). Thereafter, Landlord and Tenant shall work in good faith, for a period not to exceed thirty (30) days from the date that Landlord delivers the Excess Development Cost Notice to Tenant (the “VE Period”), to value engineer the Improvements in an effort to decrease the Total Development Costs below the Initial Cost Limit. Any cost associated with such value engineering design process will be the responsibility of Tenant, subject to Landlord’s obligations with respect to the Allowance pursuant to Article 4, and any changes requested by Tenant as a part of the value engineering process shall be a Change subject to Section 2.7(c); provided, however, any delays associated with the Tenant's efforts to value engineer the Improvements will not constitute a Tenant Delay but will constitute an Excusable Delay as provided below, and the parties anticipate that any such Change shall result in a decrease in the Total Development Costs (i.e., that there will be no additional Change Order Costs beyond the cost of value engineering). If, within the VE Period, Landlord and Tenant are unable to value engineer the Landlord’s Work so that the Total Development Costs are below the Initial Cost Limit, then Landlord shall notify Tenant of the amount of Excess Development Cost (after taking into account the reduction, if any, in the Total Development Costs that result from Landlord's and Tenant's efforts to value engineer the Improvements) within five (5) business days after the expiration of the VE Period and shall commence (or recommence) the process for the approval of the Construction Document Packages or the construction of the Improvements, as applicable. Thereafter, unless Section 4.1(d) governs (i.e. that Tenant is depositing Tenant’s Deposit into the TI Account), Landlord shall invoice Tenant on a monthly basis for the Tenant's Excess Development Costs (as provided in this Section 4.1(f) below), and the within 30 days following Tenant’s receipt of a monthly invoice from Landlord for the portion of the Tenant's Excess Development Costs due that month in accordance with this subsection, Tenant shall pay to Landlord such portion of the Tenant's Excess Development Costs. The estimated Total Development Costs (as reasonably determined by Landlord) and the actual Total Development Costs (and, accordingly, the Excess Development Costs) shall only be adjusted from time to time based on Changes approved by Landlord and Tenant. In lieu of the payment of any invoice for Tenant's Excess Development Costs, Tenant may notify Landlord of its election to apply the Allowance towards such Excess Development Costs. Any application of the Allowance towards Tenant's Excess Development Costs shall be subject to the maximum Allowance under Section 4.1(a). In addition, if Tenant fails to timely pay any invoice for Tenant's Excess Development Costs (or notify Landlord of its election to apply the Allowance towards any invoice for Tenant's Excess Development Costs), such failure shall be a Contribution Failure as set forth in Section 5.3 below. Landlord’s monthly invoice to Tenant for Tenant's Excess Development Costs shall be for an amount equal to the product of (i) the Total Development Costs incurred that month (provided that Tenant’s Excess Development Costs will not be excluded from Total Development Costs for purposes of this calculation) and (ii) a fraction, the numerator of which is the Tenant's Excess Development Costs and the denominator of which is the Total Development Costs (provided that Tenant’s Excess Development Costs will not be excluded from Total Development Costs for purposes of this calculation). The period of time between Landlord's delivery of the Excess Development Cost Notice and Landlord's commencement (or recommencement) of the process for the approval of the Construction Document Packages or the construction of the Improvements, as applicable, shall constitute

Excusable Delay to the extent such value engineering (or delays associated therewith) causes actual delays in the completion of the Improvements beyond the Estimated Date of Substantial Completion.
ARTICLE 5.
TIME FOR PERFORMANCE; SUBSTANTIAL COMPLETION AND ACCEPTANCE
5.1    Response Times. Unless otherwise provided in this Work Letter, each party shall promptly respond to requests for information, review, approval and acceptance and in all events within three (3) business days following delivery of the request. If Tenant does not respond in writing to any request for approval submitted to Tenant under this Work Letter within any time period stated herein for Tenant to give or reject such approval, or within three (3) business days if no specific time period applies to such request, time being of the essence, then Tenant will be deemed to have given its approval.
5.2    Excusable Delay. Promptly after an Excusable Delay occurs, Landlord shall deliver to Tenant a revised Progress Schedule reflecting such Excusable Delay. Notwithstanding anything in the Lease to the contrary, for the purposes of calculating the rent penalty date in Section 2(a) of the Lease, clause (v) of the definition of Excusable Delay in Section 26(p) of the Lease shall not include delays by caused by the general contractor or any subcontractors (or delays resulting from the failure of either to perform in accordance with the GMP Contract). Notwithstanding anything in the Lease to the contrary, for the purposes of calculating the Outside Completion Date, (a) clause (i) of the definition of Excusable Delay in Section 26(p) of the Lease is limited to only earthquakes that impact the Oakland/Alameda construction market generally and that cause actual delays in the completion of the Improvements beyond the Estimated Date of Substantial Completion; provided, however, in no event shall the Outside Completion Date be extended for more than 90 days as a result of earthquakes, (b) clause (ii) of the definition of Excusable Delay shall not apply for purposes of extending the Outside Completion Date, (c) there shall be no limitation on the extension of the Outside Completion Date pursuant to clauses (iii) and (iv) of the definition of Excusable Delay and (d) clause (v) of the definition of Excusable Delay is limited to only shortages in or the availability of materials or labor required for construction that impacts the Oakland/Alameda construction market generally and that cause actual delays in the completion of the Improvements beyond the Estimated Date of Substantial Completion not to exceed thirty (30) days. For purposes of calculating the Outside Completion Date (and determining whether Tenant may exercise its termination right pursuant to Section 2(a) of the Lease), to the extent the Outside Completion Date is extended pursuant to clause (iii) of the definition of Excusable Delay, any day of Tenant Delay so extending the Outside Completion Date shall not also be counted to advance the date that Substantial Completion of the Improvements (for purposes of determining whether Tenant may exercise its termination right pursuant to Section 2(a) of the Lease). If this Lease is not terminated pursuant to Section 2(a) hereof, then days of Tenant Delay will be used to determine the date that Substantial Completion of the Improvements would have occurred and the Premises would have been delivered to Tenant in the required condition but for the Tenant Delay for all other purposes under this Lease.
5.3    Tenant Delay. If Landlord is actually delayed in completing the Improvements as a result of
(a)    Any Changes requested by Tenant (to the extent the delay is set forth in an executed Change Order),
(b)    Any Changes to the Landlord’s Work required by unusual specialized requirements in the TI Construction Documents, other than changes to the Landlord’s Work relating to compliance with applicable laws obligations that are solely Landlord’s responsibility, pursuant to the express terms of this Work Letter,
(c)    A Tenant Delay as set forth in Section 2.7(g) of this Work Letter or Tenant's failure to otherwise comply with the time deadlines expressly set forth in this Work Letter,
(d)    Tenant’s failure to timely approve any matter requiring Tenant’s approval (provided, however, that Tenant’s failure to timely approve such matter will not be deemed a Tenant Delay if Tenant disapproved such matter because Tenant determined that the items submitted to Tenant were deficient [for example, if the proposed Construction Documents did not reflect a logical extension of the approved Schematics]),

(e)    Tenant’s rejections of Landlord’s submissions without reasonable basis or unreasonable requests by Tenant for clarifications or revisions in such submissions,
(f)    hindrance or disruption of the Contractors’ work resulting from the performance of the Tenant’s Work, if any,
(g)    Any other acts or omissions of Tenant, or its agents, or employees which actually delays the Substantial Completion,
(h)    Landlord requests Tenant’s approval for any matter specified in this Work Letter (including, without limitation, approval of: design professionals pursuant to Section 2.2; the Pre-Construction Cost Estimate pursuant to Section 2.4; the Schematics pursuant to Section 2.7(a); the Construction Document Packages pursuant to Section 2.7(b); and the Contractors and the Cost Estimate pursuant to Section 3.2) and:
(i)    Tenant does approve such matter or respond with a reasonable basis for disapproval within the applicable time period set forth in this Work Letter or
(ii)    if Tenant has timely responded to such request with a reasonable basis for disapproval, then, if Landlord submits a Subsequent Request that addresses Tenant’s original reasonable basis for disapproval, Tenant does not approve such Subsequent Request within five (5) business days after such Subsequent Request,
(i)    delay or hindrance in obtaining any occupancy certificates or other permits for the Improvements as a result of Tenant’s Work,
(j)    Tenant’s failure to timely make a deposit into the TI Account, failure to timely make a payment of Tenant’s Contribution, or other failure to pay when due all amounts payable by Tenant pursuant to this Work Letter,
(k)    Tenant’s material breach of the Lease, including without limitation its obligations under this Work Letter,
(l)    Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Tenant Improvements, as set forth in the Progress Schedule in the amount of time specified by Landlord at the time it approves the same, or
(m)    any other circumstance which is deemed or stated herein or in the Lease to constitute a Tenant Delay hereunder;
then any such delay under the foregoing clauses shall be a “Tenant Delay” to the extent that Landlord is actually delayed in Substantial Completion beyond the Estimated Date of Substantial Completion as a result of such action of Tenant. If a Tenant Delay occurs, then Term Commencement shall be deemed to be the date that Substantial Completion of the Improvements and delivery of the Premises to Tenant in the required condition would have occurred but for the Tenant Delay (such date will be reasonably determined by Landlord in consultation with the Architect and the General Contractor). Notwithstanding the foregoing, except with respect to a Tenant Delay due to Tenant’s failure to comply with time deadlines expressly set forth in this Work Letter or a circumstance which is deemed to constitute a Tenant Delay hereunder, no Tenant Delay shall be deemed to have occurred unless and until Landlord has delivered notice of the event or circumstance that Landlord determines is a Tenant Delay and Tenant has failed to cure such event or circumstance within one (1) business day following the date of delivery of such notice; provided, however, Landlord shall have no obligation to give notice of a Tenant Delay as a condition to the occurrence thereof in the event such Tenant Delay arises from Tenant’s failure to take a specified action within a time period expressly required by the terms of this Work Letter. Promptly after a Tenant Delay in accordance with the foregoing occurs, Landlord shall deliver to Tenant a revised Progress Schedule reflecting the Tenant Delay and the new Estimated Date of Substantial

Completion. Furthermore, if Tenant fails to make any payment due in this Work Letter within the period required by this Work Letter (a "“Contribution Failure”), then (in addition to any other remedies available to Landlord in this Work Letter or elsewhere in the Lease) (x) Landlord may, after five (5) business days’ prior written notice to Tenant, stop construction (including any pre-construction work) of the Improvements until such payment is made by Tenant or, if applicable, the TI Account is funded by Tenant in accordance with this Work Letter and any resulting stoppage shall be a Tenant Delay to the extent that Landlord is actually delayed in Substantial Completion beyond the Estimated Date of Substantial Completion as a result thereof, (y) Tenant's failure on the first or second occasion to timely make such payment where such failure shall continue for a period of five (5) days after notice from Landlord of such delinquency shall be an event of default under the Lease and (z) Tenant's failure on a third occasion to timely make such payment shall be an event of default under the Lease. If Landlord stops construction due to a Contribution Failure, Tenant shall be responsible for all costs in connection with remobilizing the Contractors and recommencing construction.
5.4    Substantial Completion; Acceptance. For the purposes of the Lease and this Work Letter, “Substantial Completion” of the Improvements will have occurred upon the later to occur of Substantial Completion of each of the Landlord’s Work and the Tenant Improvements in accordance with the Construction Documents (as evidenced by certification by the Architect on form AIA G704, as described below), except to the extent that only minor punch list items remain to be performed so that Tenant can occupy or utilize the Premises for its intended use, and are otherwise in the condition required under Section 1.6 of this Work Letter. With respect to Landlord’s Work, Substantial Completion shall be evidenced by a certificate of substantial completion (AIA G704) issued by the Architect and a copy of the permit job card confirming approval of final inspection, and, with respect to the Tenant Improvements, Substantial Completion shall be evidenced by (i) a certificate of substantial completion (AIA G704) issued by the Architect, (ii) a copy of the permit job card confirming approval of final inspection (iii) Architect's measurement and determination of the Rentable Area of the Premises, and (iv) the issuance of a temporary certificate of occupancy from the City of Alameda; provided, however, that if Landlord is unable to obtain a temporary certificate of occupancy because of Tenant’s ongoing performance of the Tenant’s Work, then Substantial Completion of the Tenant Improvements will have occurred on the date on which all of the events set forth in subclauses (i)-(iii) of the preceding sentence have occurred. Landlord shall notify Tenant in writing at least ten (10) days prior to the date that Landlord anticipates that Substantial Completion of the Improvements will occur, and Tenant shall arrange promptly to inspect the Premises. Provided that Substantial Completion of the Improvements has occurred, Tenant shall accept delivery of the Premises on the date that Substantial Completion occurs, and Landlord shall complete any punch list items remaining to be performed within thirty (30) days after the date Tenant accepts the Premises or as soon thereafter as reasonably practicable. Architect's measurement of the rentable square footage of the Building shall be calculated pursuant to the BOMA Standard and will be subject to Tenant’s approval and will not be subject to remeasurement. The Verification Memorandum will include the square footage of the Building as measured by Architect.
ARTICLE 6.
TENANT’S WORK
6.1    General Requirements for Tenant’s Work.
(a)    If Tenant desires to have any contractors perform any work in the Project or on the Land prior to Substantial Completion of the Improvements (such work by Tenant or its contractors, the “Tenant’s Work”), Tenant and the Tenant’s Parties shall have the right to enter the Project to perform such work and such work shall be subject to the safety, scheduling and coordination requirements of the General Contractor. The provisions of the Lease that apply to the Alterations (e.g., the approval by Landlord and Tenant's construction thereof) shall apply to Tenant's Work. Tenant shall deliver to Landlord at least five (5) business days prior to the commencement of any of Tenant’s Work, the following information and materials:
(i)    The names and addresses of the subcontractors which will perform Tenant’s Work.
(ii)    A construction schedule for the significant tasks in Tenant’s Work which is in substantially the format of the schedule for construction of the Improvements maintained by the General Contractor and which is coordinated with construction of the Improvements.

(iii)    Evidence of Tenant’s compliance with the insurance requirements set forth in the Lease and in this Work Letter.
(iv)    An itemized budget for the costs of permits, architectural and engineering and permit fees and construction costs to be incurred, together with copies of executed agreements with all design professionals and Tenant’s contractor.
(v)    Copies of all permits which may be required in connection with Tenant’s Work.
(b)    The process of construction of Tenant’s Work shall comply in all respects with applicable Laws.
(c)    Tenant shall pay for all utility services furnished to the Project for Tenant’s Work in effect at the time of construction, including costs of temporary power, as well as all hoisting, debris removal and other costs incurred by the Contractors after its notice to Tenant and delivery of a cost estimate, together with its usual mark-up for overhead and profit, as a result of or in order to accommodate Tenant’s Work .
(d)    Tenant’s Work shall be subject to the inspection of Landlord and its consultants at reasonable intervals and Tenant’s contractors shall make reasonable accommodations to facilitate such inspection.
(e)    Tenant’s contractor shall present to Landlord and maintain on site at all times one (1) full set of the construction documents for Tenant’s Work which have been accepted by Landlord and evidence final approval by all other governmental agencies having jurisdiction over the construction and occupancy of the Project. Such documents shall be carefully annotated during construction to reflect any material deviations in the Tenant’s Work “as-built” from that initially shown, and upon completion of Tenant’s Work, such drawings and electronic files or copies thereof shall be delivered to Landlord which describe accurately all of Tenant’s Work as built.
(f)    Tenant shall perform or cause Tenant’s contractor to perform Tenant’s Work to avoid any labor dispute which causes or is likely to cause stoppage or impairment of construction of the Improvements or delivery service or any other services in the Building or to the Project. In the event there shall be any such stoppage or impairment as the result of any such labor dispute or potential labor dispute, Tenant shall, after reasonable notice, promptly undertake such commercially reasonable actions as may be necessary to eliminate such dispute or potential dispute, to the extent permitted by law, including, but not limited to, (i) removing all disputants related to Tenant’s contractor or its subcontractors from the Building and the Project until such time as the labor dispute no longer exists, (ii) seeking an injunction in the event the dispute arises out of any alleged breach of contract between Tenant and Tenant’s contractor, and (iii) filing appropriate unfair labor practice charges in the event of a union jurisdictional dispute.
6.2    Temporary Facilities During Construction/Clean-Up Responsibilities. Tenant shall provide and pay for all temporary utility facilities used exclusively in connection with the construction of Tenant’s Work and shall pay for all utilities consumed in connection with Tenant’s Work and the removal of all debris, as necessary, created by the construction of Tenant’s Work. Storage of Tenant’s contractors’ construction material, tools, equipment and debris shall be confined to the Project or such other areas as shall be reasonably designated by Landlord. Tenant shall comply with all reasonable rules and regulations provided by Landlord in connection with Tenant’s construction, including, but not limited to access, truck traffic control, employee and contractor parking, loading, the use of elevators and hoists, all matters concerning fire safety, dust control and hours of construction. Tenant shall remove all debris resulting from Tenant’s Work on a daily basis, repair any damage caused to the Building, the Project, or the Improvements and use commercially reasonable efforts to keep the portions of the Project used by Tenant in a neat, orderly condition. Landlord shall determine whether construction debris disposal related to Tenant’s Work shall be in separate containers contracted for by Tenant’s contractor or in containers arranged for by Landlord’s contractor. Tenant shall pay for all related to disposal of debris from Tenant's Work and for costs for any separate containers contracted for by Tenant’s contractor
6.3    Insurance. Tenant shall maintain, or cause its contractors to maintain during the period performance of Tenant's Work, in addition to the insurance required to be carried by Tenant pursuant to the Lease, all of the insurance coverage in the minimum limits set forth below. Tenant shall not permit its contractors to commence any work until all required insurance has been obtained and certificates of such insurance have been delivered to Landlord.
(a)    Tenant’s General Contractor’s Required Minimum Coverage and Limits of Liability:
(i)    Worker’s Compensation, as required by law, and including Employer’s Liability Insurance with a limit of not less than $1,000,000.00, and any insurance required by the Employee Benefit Acts or other statutes applicable in the jurisdiction where the work is to be performed as will protect the contractor and sub-contractors from any and all liability under the aforementioned acts.
(ii)    Commercial General Liability Insurance (including Contractor’s Protective Liability) in an amount not less than $2,000,000 for any one occurrence whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with an aggregate limit of $2,000,000. Such insurance shall provide for explosion, collapse and underground coverage. Such insurance shall insure Landlord, Tenant and Tenant’s general contractor against any and all claims for bodily injury, including death resulting therefrom and damage to or destruction of property of any kind whatsoever and to whomsoever belonging and arising from operations under the contract or contracts for Tenant’s Work, whether such operations are performed by Tenant’s general contractor, sub-contractors, or any of their sub-contractors, or by anyone directly or indirectly employed by any of them.
(iii)    Umbrella/Excess Liability coverage in an amount not less than $5,000,000 in excess of Commercial General Liability Insurance, Comprehensive Automobile Liability Insurance, and Employers Liability Insurance.
(iv)    Comprehensive Automobile Liability Insurance, including the ownership, maintenance, and operation of any automotive equipment, owned, hired, and non-owned, in an amount not less than $1,000,000 for any one occurrence whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof. Such insurance shall insure Tenant’s general contractor and subcontractors against any and all claims for bodily injury, including death resulting therefrom and damage to the property of others caused by accident and arising from operations under the contract or contracts for Tenant’s Work, whether such operations are performed by the general contractor, subcontractors, or by anyone directly or indirectly employed by any of them.
(v)    Owner’s Protective Liability Insurance to insure Landlord and Tenant against any and all liability to third parties for damage due to bodily injury (or death resulting therefrom) and property damage of others or a combination thereof which may arise from work in connection with the Project, and any other liability for damages which Tenant’s general contractor and/or subcontractors are required to insure against under any provisions herein. Said insurance shall be provided in an amount not less than $3,000,000 for any one occurrence whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof; which limits may be provided by a combination of underlying and excess or umbrella coverage which follows the form of the underlying coverage.
(vi)    “All Physical Loss” Builder’s Risk insurance covering Tenant’s Work. The policy shall include as insureds Tenant, Landlord and its contractor and subcontractors, as their interests may appear. The amount of the insurance shall be one hundred percent (100%) of the replacement cost of Tenant’s Work.
(vii)    With respect to Tenant's contractors whose scope of work includes or involves Hazardous Materials, Contractor’s Pollution Liability Insurance covering the General Contractor and all subcontractors in an amount of not less than Two Million Dollars ($2,000,000) with a maximum deductible of One Hundred Thousand Dollars ($100,000) with coverage continuing for ten years after completion of construction. Such insurance shall name Landlord as an additional insureds.
(b)    All insurance required under Section 6.3(a) other than Worker’s Compensation and Builder’s Risk insurance shall include as additional insureds Landlord, its property manager and any lender having a security interest in the Project. All insurance required under this Work Letter shall be endorsed to provide for at least thirty (30) days' prior written notice to Landlord for cancellation, nonrenewal or material reduction in coverage to the extent such endorsement is available from such contractor's insurer at a commercially reasonable rate. The Worker’s Compensation Insurance shall contain an endorsement waiving all rights of subrogation against such persons and entities. In addition to the evidence of insurance described above, Tenant shall deliver to Landlord upon request copies of policies of insurance or certificates thereof; and the policies of insurance required pursuant to this Work Letter shall in all other respects be kept and maintained, in accordance with the provisions of the Lease relating to insurance maintained by Tenant thereunder.
6.4    LANDLORD MAKES NO REPRESENTATIONS REGARDING AND SHALL HAVE NO LIABILITY FOR ANY ABSENCE DURING ANY PERIOD OF EARLY ENTRY BY TENANT OR ITS CONTRACTORS INTO THE BUILDING OF (A) ELECTRICAL POWER OR (B) SECURITY FOR ANY OF TENANT’S PARTIES’ PROPERTY LOCATED AT THE PROJECT.
DURING TENANT’S OR ANY TENANT PARTIES’ OCCUPANCY OF THE PREMISES OR ACCESS TO THE PROJECT DURING ANY PERIOD OF EARLY ENTRY OF THE PROJECT, TENANT HEREBY ASSUMES ALL RISK OF DAMAGE TO AND THEFT OF TENANT’S PROPERTY AND INJURY TO PERSONS, IN, ON, OR ABOUT THE PROJECT AT TENANT’S REQUEST (EACH, A “TENANT RISK PARTY”) FROM ANY CAUSE WHATSOEVER AND AGREES THAT LANDLORD AND THE LANDORD PARTIES SHALL NOT BE LIABLE TO TENANT OR A TENANT PARTY FOR, AND ARE HEREBY RELEASED FROM ANY RESPONSIBILITY FOR, ANY DAMAGE TO OR THEFT OF PROPERTY OR INJURY TO PERSONS, WHICH DAMAGE, THEFT OR INJURY IS SUFFERED BY TENANT OR ANY TENANT PARTIES EXCEPT THAT ARISING OUT OF OR CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LANDLORD’S PARTIES.
ARTICLE 7.
CONSTRUCTION REPRESENTATIVES
Construction Representatives. Tenant and Landlord shall each designate in writing one or more representatives to act on its behalf in dealing with the other party in matters relating to Improvements. Each of the representatives shall: (a) use commercially reasonable efforts to (and shall have the right to) attend or have its designee attend each project meeting as scheduled by Landlord and fully participate and cooperate with each other to ensure the orderly progression of the Improvements; and (b) be qualified to render decisions that are within their delegation of authority or, if outside their delegation of authority, to obtain such decisions in an expedited manner to ensure scope, cost and schedule are maintained. Each party shall be bound by any consents or approvals given by such designated representatives. All consents and approvals or other notice or communications sent by email from one designated representative to the other will have the same binding force and effect as if sent in writing in accordance with the notice requirements of the Lease and will be deemed received on the business day sent if sent before 3:00 PM PST on such day. Either party may, at any time, change its designated representative by giving a minimum of three (3) business days’ notice of a change of designation, but such change will not affect or make void any previous rendered decisions, approvals or consents of such party’s previous designated representative. The designated representatives shall exert commercially reasonable efforts to render decisions and take actions in a timely manner so as to avoid unreasonable delay in the other party’s work and actions with respect to the construction of the Improvements. Tenant hereby designates Dana Aftab (email: XXX@XXX; telephone: XXX-XXX-XXXX) as its designated representative. Landlord hereby designates Laura Billings (email: XXX@XXX; telephone: XXX-XXX-XXXX), as its designated representative.

EXHIBIT D-1

BASE RENT DETERMINATION

Initial Base Rent shall be calculated using the following formula:

(Total Development Costs (up to Initial Cost Limit) x .0775)/12 + (Landlord's Excess Development Costs x .10)/12

“Total Development Costs” means the sum of the following:

1.
acquisition costs for the Land, including, but not limited to, Landlord's due diligence costs, closing costs and the purchase price for the Land pursuant to the Land Purchase Agreement (approximately $36.17/sf, subject to further adjustment as described in the Land Purchase Agreement, and further subject to Section 26(u));

2.
the guaranteed maximum price or stipulated sum contract amounts for the Contracts (as defined in the Work Letter), including a general contractor fee not to exceed 4.00% and general conditions not to exceed 12%, for construction of site work, building shell and core per the Construction Documents approved by Tenant and Landlord;

3.	the Allowance (as defined in the Work Letter);

4.	Contract fees and expenses for project architects, engineers and consultants for the Improvements, which fees shall be in conformance with market;

5.	Fees and permit costs for the Improvements for the City of Alameda, including but not limited to fees to the health department and other agencies of the City of Alameda;

6.	utility company fees for the Improvements;

7.
construction financing costs, insurance costs, Landlord legal fees, and construction interest, at a rate not to exceed the maximum (non-default) interest rate set forth in the instrument evidencing such construction financing, actually incurred from the Execution Date to Base Rent Commencement (the “Development Period”), but excluding an interest reserve;

8.	estimated carry costs for the Project during the Development Period, excluding such carry costs that Tenant pays as Additional Rent between Term Commencement and Base Rent Commencement;

9.
a project contingency amount with respect to the Improvements equal to ten (10%) percent of Total Development Costs only to the extent properly incurred for costs otherwise permitted hereunder during the Development Period, excluding land costs (the “Project Contingency Amount”), which amount shall include the Contingency Excluded Costs (as provided below) and shall not include the Non-Contingency Excluded Costs (as provided below); and

10.	a development and construction management fee equal to three percent (3%) of Total Development Costs (other than such fee).

Notwithstanding the foregoing, Total Development Costs shall exclude the amount of Tenant’s Contribution and the Tenant's Excess Development Costs, if any. The Contingency Excluded Costs and the Non-Contingency Excluded Costs (each as defined below) are referred to herein collectively as the “Excluded Costs”).

The following costs shall be excluded from Total Development Costs, except to the extent such costs are included in the Total Development Costs as a part of the Project Contingency Amount (the “Contingency Excluded Costs”):

1.
costs for improvements which are not shown on or described in the Construction Documents approved by Tenant pursuant to the Work Letter; provided, however such costs shall only be included in the Project Contingency Amount to the extent Landlord verifies that such improvements are necessary for the construction of the Project;

2.	costs incurred as a consequence of unforeseen conditions affecting the Project;

3.
attorneys' fees and other costs in connection with disputes with third parties that did not arise through the acts or omissions of Tenant or its contractors, invitees or other guests; provided, however, such costs shall only be included in the Project Contingency Amount to the extent such disputes are not the result of

37199\12547593.38     D-1-1

the negligent act or omission or willful misconduct of Landlord and to the extent such costs are not covered by Landlord's insurance;

4.	costs incurred as a consequence of delay in construction of the Improvements (unless the delay is a Tenant Delay);

5.	costs as a consequence of casualties; provided, however the costs that may be included in the Project Contingency Amount are limited to deductibles and non-insured losses;

6.	wages, labor and overhead for overtime and premium time; and

7.	construction costs in excess of the Cost Estimate approved by Tenant, except for increases set forth in executed Change Orders requested by Tenant.

Notwithstanding the foregoing, the Contingency Excluded Costs numbered 3 through 7 immediately above shall be included in the Project Contingency Amount only to the extent approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed; provided that it shall be unreasonable for Tenant to withhold its consent if Landlord delivers to Tenant reasonably sufficient evidence that such costs are incurred or to be incurred to maintain the critical path for the construction of the Improvements.

The following costs shall be excluded from Total Development Costs and shall not be included in the Project Contingency Amount (the “Non-Contingency Excluded Costs”):

1.	costs for indirect offsite improvements (i.e. community benefits) that were not disclosed to Tenant at or prior to the approval of the development plan for the Project;

2.	costs incurred due to the presence of hazardous materials not caused by Tenant’s Parties or their contractors, invitees, or other guests;

3.	costs incurred as a consequence of construction defects;

4.	costs incurred as a consequence of a default by a Contractor (as defined in the Work Letter) under its Contract (as defined in the Work Letter);

5.	costs recoverable by Landlord upon account of warranties and insurance;

6.	penalties and late charges attributable to Landlord’s failure to pay construction costs, unless such failure was caused by Tenant;

7.	any leasing commissions with respect to the Lease; and

8.	the costs of the Excluded Work (as defined in the Work Letter), unless and to the extent that Landlord and Tenant agree to include any Excluded Work in the scope of the Tenant Improvements.

37199\12547593.38     D-1-2

EXHIBIT D-2

PROFORMA BASE RENT SCHEDULE

		Initial Base	Initial Base
Month	Month	Rent /Mo	Rent /Yr	Annual NNN
Beg	End	PSF (1)	PSF	Rent $$
1	2	$0.00	$0.00	$0
3	14	$3.30	$39.60	$8,712,000
15	26	$3.40	$40.80	$8,976,000
27	38	$3.50	$42.00	$9,240,000
39	50	$3.61	$43.32	$9,530,400
51	62	$3.72	$44.64	$9,820,800
63	74	$3.83	$45.96	$10,111,200
75	86	$3.94	$47.28	$10,401,600
87	98	$4.06	$48.72	$10,718,400
99	110	$4.18	$50.16	$11,035,200
111	122	$4.31	$51.72	$11,378,400
123	134	$4.44	$53.28	$11,721,600
135	146	$4.57	$54.84	$12,064,800
147	158	$4.71	$56.52	$12,434,400
159	170	$4.85	$58.20	$12,804,000
171	182	$5.00	$60.00	$13,200,000
183	194	$5.15	$61.80	$13,596,000
195	206	$5.30	$63.60	$13,992,000
207	218	$5.46	$65.52	$14,414,400
219	230	$5.62	$67.44	$14,836,800
231	242	$5.79	$69.48	$15,285,600

(1) Yr 1 = Total Development Costs x Rent Yield / 12, rounded to 2 decimal points; 3% escalation each year, thereafter,
rounded to 2 decimal points each year

37199\12547593.38     D-2-1